As Filed with the Securities and Exchange Commission on June 1, 2007
Registration No. 333-139299

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLEGRO BIODIESEL CORPORATION
(Name of Small Business Issuer in its Charter)

Delaware	2869	20-5748331
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6033 West Century Boulevard, Suite 1090

Los Angeles, California 90045

(310) 670-2093

(Address and Telephone Number of Principal Executive Offices)

Bruce Comer, Chief Executive Officer

6033 West Century Boulevard, Suite 1090

Los Angeles, California 90045

(310) 670-2093

(Name, Address and Telephone Number of Agent for Service)

Copies to

Craig E. Gosselin, Esq.

Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP

1601 S. Figueroa Street, Suite 2610

Los Angeles, California 90017

Telephone (213) 452-6500

Facsimile (213) 622-2171

Approximate Date of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value(4)	1,530,475	(2)	$4.50	(3)	$6,887,138	(3)	$737	(4)
TOTAL REGISTRATION FEE:							$737	(4)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of Common Stock underlying shares of Series A Convertible Preferred Stock held by the selling stockholders.

(3)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the Over-the-Counter Bulletin Board on December 11, 2006.

(4)	Amount previously paid as part of a total filing fee of $37,098 that was paid for a greater number of securities to be registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 1, 2007

PROSPECTUS

1,530,475 Shares

ALLEGRO BIODIESEL CORPORATION

COMMON STOCK

This prospectus relates to 1,530,475 shares of common stock of Allegro Biodiesel Corporation that may be resold from time to time to the public by the selling stockholders named in this prospectus. Such shares represent common stock underlying shares of Series A Convertible Preferred Stock held by the selling stockholders.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is traded on the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “ABDS.” The closing sales price for our common stock on May 31, 2007 was $7.50 per share, as reported on the Over-the-Counter Bulletin Board.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June ___, 2007.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Risks Related to Our Business	2
Risks Related to the Biodiesel Industry	4
Risks Related to Our Capital Structure	5
Special Note Regarding Forward-looking Statements	7
Use of Proceeds	9
Market for Common Stock and Related Stockholder Matters	9
Dividend Policy	9
Business and Operations	9
Management's Discussion and Analysis of Financial Condition and Results of Operations	13
Management	20
Certain Relationships and Related Transactions	26
Change in Accountants	27
Selling Stockholders	27
Description of Capital Stock	31
Shares Eligible for Future Sale	33
Plan of Distribution	33
Legal Matters	35
Experts	35
Additional Information	35
Index to Financial Statements	F-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations and various risk factors. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should solely rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, the terms “we,” “us,” and “our” refer to Allegro Biodiesel Corporation, a Delaware corporation, and its predecessor, Diametrics Medical, Inc., and its consolidated subsidiaries, as appropriate in the context. Unless the context otherwise requires, “common stock” refers to the common stock, par value $0.01 per share, of Allegro Biodiesel Corporation.

Our Company

General

Description of Business

We are in the business of producing and distributing biodiesel fuel. We own and operate a biodiesel production facility at a 320-acre site in Pollock, Louisiana (the “Pollock Facility”). The Pollock Facility uses renewable agricultural-based feedstock (primarily soybean oil) to produce biodiesel. We began biodiesel fuel production and sales in April 2006, making us the first operational producer of biodiesel in the state of Louisiana. Our current production capacity is estimated to be 12 million gallons of biodiesel per year.

Our primary source of revenue is the sale of biodiesel, both in blended and unblended forms with petroleum-based diesel fuel. We produce biodiesel that meets or exceeds the ASTM D6751 specification, and sell fuel primarily to wholesalers who purchase pure biodiesel (known as B100) or blended fuel such as B20 (which is a blend of 20 percent biodiesel, and 80 percent petrodiesel). Our sales are dependent on the volume and price of the biodiesel fuel we sell. The selling prices we realize for our biodiesel are closely linked to market prices of petroleum-based diesel fuel, the supply and demand for biodiesel, as well as the tax incentives offered by federal and state governments for the production and blending of alternative fuels.

Furthermore, the amount of revenue that we may recognize from the sale of a gallon of biodiesel may depend on whether it is sold as a blended product with petroleum diesel (whereby we collect a $1.00 per gallon federal excise tax credit in addition to the sale price of the fuel), as an unblended B100 product (whereby a buyer who is a registered blender with the IRS pays us a premium price of approximately $1.00 per gallon over the market price of diesel fuel, and then may collect the tax credit), or under a tolling arrangement (whereby a customer provides feedstock, such as soybean oil, which we then convert into biodiesel fuel for a fee or a toll).

Our gross margin is driven by the cost of feedstock (primarily soybean oil) and other chemical inputs used in our production of biodiesel fuel. We purchase feedstock and other inputs both on the spot market and pursuant to fixed, short-term supply agreements. Our profit margins and financial condition are significantly affected by the cost and supply of soybean oil feedstock and other inputs in the commodity markets.

The address of our executive offices is 6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045, and our telephone number is (310) 670-2093.

Recent Developments

On September 20, 2006, we acquired Vanguard Synfuels, LLC (“Vanguard”), a producer of biodiesel fuel that owns and operates a production facility located in Pollock, Louisiana (the “Acquisition”).

In connection with the Acquisition, we received $28.5 million in gross proceeds from the issuance of Series J Convertible Preferred Stock. We used $17.7 million of these proceeds and issued shares of our Series K Convertible Preferred Stock to purchase 100% of the equity interests of Vanguard in a transaction intended to qualify as a tax-free exchange.

Certain of the transactions entered into in connection with the Acquisition were subject to the approval of our stockholders. On November 28, 2006, the stockholders approved and ratified those transactions at a special meeting of shareholders. The proposals approved and ratified were:

1. Our reincorporation in the State of Delaware, and other related changes in the rights of our stockholders (the “Reincorporation”);

2. Our 2006 Incentive Compensation Plan, as amended; and

3. Indemnity agreements previously entered into between us and certain of our directors.

Immediately following the approval of the Reincorporation by the stockholders, we consummated the Reincorporation, and in connection therewith, our corporate name was changed to “Allegro Biodiesel Corporation” and our new trading symbol became OTC: ABDS. The Reincorporation resulted in an increase in the number of our authorized shares of common stock to 150,000,000 shares and our authorized shares of preferred stock to 50,000,000 shares.

Upon the effectiveness of the Reincorporation, (i) each share of our Series H Convertible Preferred Stock was automatically converted into shares of Series B Convertible Preferred Stock, on a one-for-one basis; (ii) each share of our Series J Convertible Preferred Stock was automatically converted into shares of Series A Convertible Preferred Stock, on a one-for-ten thousand basis; and (iii) each share of our Series K Convertible Preferred Stock was automatically converted into 2,583.7209 shares of common stock (for an aggregate of approximately 11.11 million shares of common stock).

On June 15, 2006, the Board of Directors approved a one for one hundred reverse stock split of our common stock. The record date of the stock split was June 30, 2006.

The Offering

Common stock offered by selling stockholders	1,530,475 shares of common stock underlying shares of Series A Convertible Preferred Stock that were issued to the selling stockholders

Common stock outstanding	19,581,555 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders

OTC Bulletin Board	ABDS

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Our actual results may differ materially from those anticipated in these forward-looking statements. We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which will be beyond our control. Refer also to “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS

We have limited operating history, which makes it difficult to evaluate our financial position and our business plan.

We are an early stage company that has conducted limited business operations to date. Accordingly, there is limited operating history by which to evaluate the likelihood of our success or our ability to exist as a going concern. We may not be able to generate sufficient revenues to become profitable. In addition, we may never begin or complete construction of any other biodiesel production facilities and those other facilities may never commence significant operations or, if we do complete the construction of another biodiesel production facility, we may not be able to generate sufficient revenues to become profitable.

Federal tax incentives for biodiesel production may be eliminated in the future, which could hinder our ability to operate at a profit.

The biodiesel industry and our business are assisted by various federal tax incentives, including the excise tax credit included in the EPAct (which expires December 31, 2008). The elimination, expiration or reduction of tax incentives would, based on current market prices, prevent us from being able to sell biodiesel at a price higher than our current cost to produce biodiesel. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for biodiesel would result, which could result in the failure of the business.

The biofuels industry in the United States is currently dependent upon tax policies and environmental regulations that favor the use of biofuels in motor fuel blends. A change in these government policies favorable to biodiesel may cause demand for biodiesel to decline.

Growth and demand for biodiesel may be driven primarily by federal and state government policies, such as the federal excise tax credit (which expires December 31, 2008) and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for biodiesel may decline if these policies change or are discontinued. In addition, a significant long-term fall in the rate of excise or duties levied on petrodiesel would impact upon the competitiveness and viability of biodiesel.

We may need to obtain a significant amount of additional debt and/or equity capital to complete the development and completion of the plants described in this prospectus, which we may not be able to obtain on acceptable terms or at all.

We will require additional capital to fund our business and development plan, including the construction of additional biodiesel plants. Based on our internal estimates, we currently estimate that depending on the size and location of a biodiesel plant, the cost to develop and construct each proposed plant would range between $5 and $50 million per plant. In addition, once these plants have been constructed, we will have to fund the start-up operations of these plants until, if ever, the plants generate sufficient cash flow from their operations. We may also encounter unforeseen costs that could also require us to seek additional capital. As a result, the funds raised in the sale of our Series J Convertible Preferred Stock will not be sufficient for us to complete future plants. Accordingly, we expect to seek to raise additional debt and/or equity funding. The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such funding would prevent us from constructing any additional biodiesel plants. Furthermore, our construction strategy may not produce material revenues even if successfully funded. We have not yet identified the sources for the additional financing it requires and we do not have commitments from any third parties to provide this financing. We might not succeed, therefore, in raising additional equity capital or in negotiating and obtaining additional and acceptable financing. Our ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond our control. We might not be able to obtain required working capital, the need for which is substantial given our business and development plan. The terms of any future debt or equity funding that we may obtain may be unfavorable to us and to our stockholders.

We may be required to post a surety bond by the Louisiana Department of Revenue. If we are required to post a surety bond, we may be asked by the surety company to establish cash collateral for a substantial portion or all of such amount, which would reduce the Company's immediately-available cash funds and adversely effect its liquidity.

We are subject to the laws of the State of Louisiana. Louisiana state law requires that a “distributor” or “blender” of motor fuels post a bond in the amount of $20,000 in favor of the state Secretary as surety against its collection of motor fuels sales taxes, while “suppliers” or fuel terminal operators are to post a $2,000,000 bond. Historically, Vanguard was classified as a “blender” by the Louisiana Department of Revenue (“LDR”), and is a registered “blender” with the Internal Revenue Service (“IRS”). In August 2006, Vanguard was informed by the LDR that its classification as a blender (and not a supplier), was subject to review. In October 2006, the LDR notified us that we may be classified as a supplier, but would not require us to post a $2,000,000 bond until January 31, 2007, pending further review of the state statutes and possible legislative action. In January 2006, the LDR granted us a further extension from the bond requirement to June 30, 2007. As of the date of this prospectus, no further action is presently required of us. However, if we are subsequently required to post a $2,000,000 surety bond, we may be asked by the surety company to establish cash collateral for a substantial portion or all of such amount, which would reduce our immediately-available cash funds and adversely affect our liquidity. There is no guarantee we will be classified as a blender upon further review by the LDR, or that we will obtain an extension beyond June 30, 2007, or that remedial legislative action will be implemented by the State of Louisiana.

We envision a period of growth that may impose a significant burden on our administrative and operational resources which if not effectively managed could impair our growth.

Our strategy envisions a period of growth that may impose a significant burden on our administrative and operational resources. Our failure to manage our growth effectively could prevent us from achieving our goals. The growth of our business, and in particular, the construction of any additional biodiesel production facilities, will require significant investments of capital and management's close attention. In addition to the possibility of constructing additional biodiesel production facilities, we may seek to enter into significant marketing agreements, and other similar agreements with companies that currently, or expect to, produce or use biodiesel. Our ability to effectively manage our growth will require us to attract, train, manage and retain qualified management, technicians and other personnel; we may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurate with our capital investments.

We will be dependent on third parties for expertise in the design and construction of biodiesel plants and any loss or impairment of these relationships could cause delay and added expense. In addition, we currently have no binding definitive construction agreements with such parties and their failure to perform could hinder our ability to operate profitably.

The number of engineering and construction firms in the United States with the necessary expertise to design and build biodiesel plants and their available capacity is limited. We will be dependent on our relationships with third parties for engineering and construction expertise. Any loss of, or damage to, these relationships, particularly during the construction and start-up period for the plant(s), may significantly delay or even prevent us from commencing operations at additional facilities and result in the failure of our business. The time and expense of locating new consultants and contractors could result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the biodiesel industry.

We will be highly dependent upon contractors to design and build any future biodiesel plants, but we have not signed definitive binding construction agreements with any of these companies. We have not yet negotiated or executed definitive design-build agreements with any party and there is no assurance that such agreements will be executed in a timely manner or at all. If we do not execute definitive, binding design-build agreements with third parties, or if any such third party terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor.

If we fail to finalize critical agreements, such as design-build agreements, biodiesel marketing agreements, and utility supply agreements, or the terms of such critical agreements are unfavorable compared to what we currently anticipate, our projects may fail or be harmed in ways that could hinder our ability to operate profitably.

This prospectus makes reference to documents or agreements that are not yet finalized or executed, and plans that have not been implemented. In some instances the negotiations with respect to such documents or agreements have not started or are in the very early stages and the documents themselves are not even in draft form. We may be unable to finalize and enter into these critical agreements or the definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions currently expected by us. These proposed agreements, documents, plans or proposals may not materialize or, if they do, may not allow us to operate profitably.

  We may depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

We expect to hire third-party marketing firms to market some or all of the biodiesel we plan to produce. As a result, we expect to be dependent on any biodiesel broker that we engage. There is no assurance that we will be able to enter into contracts with any biodiesel broker on terms that are favorable to us. If the biodiesel broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the biodiesel we produce, we may not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our biodiesel may result in less income from sales, reducing our revenue stream.

Our lack of business diversification could have a negative impact on our financial performance if we do not generate revenue from our primary products or such revenues decrease.

We expect that our business will consist of biodiesel production and sales. We currently have no other lines of business or other sources of revenue. Our lack of business diversification could cause us to be unable to generate revenues by the production and sales of biodiesel since we do not have any other lines of business or alternative revenue sources.

We will be required to hire and retain skilled technical and managerial personnel.

Personnel qualified to operate and manage biodiesel plants are in great demand. Our success depends in large part on our ability to attract, train, motivate and retain qualified management and skilled employees, particularly managerial, technical, sales, and marketing personnel, technicians, and other critical personnel. Any failure to attract and retain the highly-trained managerial and technical personnel may have a negative impact on our operations, which would have a negative impact on revenues. There can be no assurance that we will be able to attract and retain skilled persons and the loss of skilled technical personnel would adversely affect our company.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for execution of our business plan. The loss of any of our officers could have a material adverse effect upon our results of operations and financial position. We do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

We are spending significant capital on plant improvements designed to reduce productions costs. We can make no assurances that these plant improvements will successfully achieve desired results.

If plant improvements do not achieve desired results, our business and results of operations may be adversely impacted.

A key part of our growth strategy is the acquisition of businesses or assets that relate to the production or distribution of biodiesel, feedstocks or other chemical inputs. We can make no assurances that we will be able to make such acquisitions, or that if we do, they will achieve desired results.

A key component of our growth strategy is the acquisition of businesses or assets that relate to biodiesel production and distribution. We may not be successful in our search for potential acquisitions that are acceptable to our business model, and we may not be successful in our attempts to acquire businesses or assets that we have identified as attractive acquisition targets. Additionally, we cannot guarantee that we will successfully integrate, develop, and operate acquired assets or businesses. If our acquisition efforts do not achieve desired results, we may not meet our projected growth targets and our business and results of operations may be adversely impacted.

Increases in site or plant construction costs may require us to raise additional capital.

We anticipate that third-party contractors will construct any additional plants we elect to pursue for a fixed contract price, based on the plans and specifications in the anticipated design-build agreements. The estimated cost of constructing biodiesel production plants is based on management's best estimates, and there is no assurance that the final cost of one or more of our plants will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of plants. Shortages of steel, concrete or other building materials or labor could affect the final cost and final completion date of any project. In addition, specific site conditions at any plant site may increase construction costs. Any significant increase in the estimated construction cost of the plant could require us to raise additional capital.

Construction delays or defects could result in delays in increasing our production and sale of biodiesel and negatively affect our operations and financial performance.

Construction projects often involve delays for a number of reasons including delays in obtaining permits, delays due to weather conditions, or other events. Also, any changes in political administrations at the federal, state or local level that result in policy changes towards biodiesel could also cause construction and/or operation delays. If it takes longer to increase the production capacity of the Pollock Facility than anticipated or if it takes us longer to construct any other plant we decide to construct, our ability to generate revenues could be impaired. In addition, there can be no assurance that defects in materials and/or workmanship will not occur. Such defects could delay the commencement of enhanced capacity operations of the plant or cause us to halt or discontinue the plant's operation or reduce the intended production capacity. Halting or discontinuing plant operations could delay our ability to generate revenues.

Plant sites, including our Pollock Facility, may have unknown environmental problems that could be expensive and time consuming to correct which may delay or halt plant construction and delay our ability to generate revenue.

We may encounter hazardous conditions at or near each of our facility sites, including the Pollock Facility, that may delay or prevent construction or operation of a particular facility. If we encounter a hazardous condition at or near a site, work may be suspended and we may be required to correct the condition prior to continuing construction or further production. The presence of a hazardous condition would likely delay or prevent construction of a particular facility and may require significant expenditure of resources to correct the condition. If we encounter any hazardous condition during construction, estimated sales and profitability may be adversely affected.

We currently operate a single facility. Any operational disruption at that facility could result in a reduction of our sales volume, and could cause us to incur substantial losses.

If we are unable to complete the expansion of the Pollock Facility, or if our operations at that facility experience a significant interruption due to a major accident or damage by severe weather or other natural disasters, our ability to generate revenues could be adversely impacted. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. We have not operated the Pollock Facility at or near capacity for an extended period and cannot be sure that we will be able to do so. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

In addition, the local market in Louisiana for biodiesel is limited. We currently sell our product to users both in Louisiana and outside of the state. Any significant interruption to transportation system upon which we are dependent or any increase in the cost of transporting our biodiesel product could materially affect the profitability of our business.

We may be sued or become a party to litigation, which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be subject to lawsuits from time to time arising in the ordinary course of our business. We may be forced to incur costs and expenses in connection with defending ourselves with respect to such litigation and the payment of any settlement or judgment in connection therewith if there is an unfavorable outcome. The expense of defending litigation may be significant. The amount of time to resolve lawsuits is unpredictable and defending ourselves may divert management's attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations and cash flows.

We may be unable to protect our intellectual property, which could negatively affect our ability to compete.

We rely or may rely on a combination of trademark, tradename, confidentiality agreements, and other contractual restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality agreements with our employees, consultants, and corporate partners, and control access to and distribution of our confidential information. These measures may not preclude the disclosure of our confidential or proprietary information. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary information. Monitoring unauthorized use of our confidential information is difficult, and we cannot be certain that the steps we take to prevent unauthorized use of our confidential information will be effective.

Changes in environmental regulations or violations of the regulations could be expensive and hinder our ability to operate profitably.

We are and will continue to be subject to extensive air, water and other environmental regulations and will need to maintain a number of environmental permits to construct and operate our plants. If for any reason, any of these permits are not granted, construction costs for the plants may increase, or the plants may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. Violations of these laws and regulations could result in liabilities that affect our financial condition and the expense of compliance alone could be significant enough to reduce profits.

RISKS RELATED TO THE BIODIESEL INDUSTRY

Our financial performance will be dependent on prices for soybean oil, methanol and other chemical inputs which are subject to and determined by market forces outside our control. An increase in the prices for these input commodities will materially affect our ability to operate at a profit.

Our results of operations and financial condition will be significantly affected by the cost and supply of soybean oil and other alternative feedstocks. Soybean oil is our single largest expense. The price of soybean oil or other feedstocks is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions, the output and proximity of soybean crush facilities, and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of soybean oil is difficult to predict. Any event that tends to negatively affect the supply of soybean oil, such as adverse weather or crop disease, could increase soybean oil prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in sourcing soybean oil on economical terms due to supply shortages. Such a shortage could require us to suspend operations until soybean oil is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for soybean oil at a facility could increase if an additional biodiesel production facility is built in the same general vicinity.

The availability and price of soybean oil will significantly influence our financial performance. We may purchase soybean oil in the cash market and hedge soybean oil price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high soybean oil prices. Hedging activities themselves can result in costs because price movements in soybean oil contracts are highly volatile and are influenced by many factors that are beyond our control.

The market price of refined and bleached (RB) soybean oil, which is the primary type of feedstock used by the Pollock Facility, has recently increased to approximately $2.55 per gallon--as compared to approximately $1.90 per gallon at the beginning of 2006. This increase in soybean oil prices had a significant, negative effect on our profit margins. In addition, production of biodiesel is dependent upon a number of other inputs, such as sodium methylate and methanol. The market price of methanol is currently approximately $1.00 per gallon, compared to a price of about $1.10 per gallon at the beginning of 2006.

Price increases in such inputs or a lack of supply of such inputs could increase production costs, reduce profit margins and negatively affect cash flow. This is especially true if market conditions do not allow us to pass through increased soybean oil costs to our customers. There is no assurance that we will be able to pass through higher soybean oil prices to our customers. If a period of high soybean oil prices or other inputs were to be sustained for some time, such pricing may reduce our ability to operate and generate revenues. In certain instances, we could decide to limit or even cease production of biodiesel for a period of time.

Declines in the prices of biodiesel will have a significant negative impact on our financial performance.

Our revenues will be greatly affected by the price at which we can sell our biodiesel. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. United States biodiesel prices generally parallel the movement of petroleum oil prices. Oil prices are difficult to forecast because the market reflects the global economy, which is subject to political upheaval, natural disasters, and other myriad factors. Even the slightest rumor of political instability can significantly affect the price of oil.

Further, exchange rates play a key role in domestic oil pricing. Any lowering of diesel prices will likely also lead to lower prices for biodiesel, which may decrease our biodiesel sales and reduce revenues.

The wholesale price of petroleum diesel has recently declined to approximately $2.10 per gallon in the Gulf Coast region of the United States, down from a 52-week high of approximately $2.35 per gallon in August 2006. This led to a similar decline in the price of biodiesel over that period. There can be no assurance as to the price of biodiesel in the future. Any downward changes in the price of biodiesel may result in lower revenue which would decrease our income.

The biodiesel production and marketing industry is extremely competitive. Many of our competitors have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

Many of our competitors in the biodiesel production and marketing industry have substantially greater production, financial, research and development, personnel and marketing resources than we do. As a result, our competitors may be able to compete more aggressively than we could and sustain that competition over a longer period of time. Our lack of resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like biodiesel, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would negatively impact our profitability.

Changes and advances in biodiesel production technology could require us to incur costs to update our biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or operate profitably.

Advances and changes in biodiesel production technology may make the biodiesel production technology installed in our current plant or any of our future plants, if any, less desirable or obsolete. These advances may also allow competitors to produce biodiesel at a lower cost than us. If we are unable to adopt or incorporate technological advances, our biodiesel production methods and processes could be less efficient than our competitors, which could cause us to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our biodiesel production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Changes in specification standards for biodiesel fuel may increase production costs or require additional capital expenditures to upgrade and/or modify our biodiesel facility to meet them. Such upgrades and/or modifications may entail delays in or stoppages of production.

The American Society of Testing and Materials (ASTM) is the recognized standard-setting body for fuels and additives in the United States. ASTM's specification for pure biodiesel (to be used in blends of up to 20% with diesel fuel), ASTM D 6751, has been adopted by the Environmental Protection Agency, and compliance is required in order for our biodiesel to qualify as a legal motor fuel for sale and distribution. ASTM has modified its D 6751 specification in the past, and is expected to continue to modify the specification in the future as the use of and experience with biodiesel expands. There is no guarantee that our production facility will be able to produce compliant biodiesel fuel in the event of changes to the specification. We may need to invest significant capital resources to upgrade or modify our biodiesel facility, which might cause delays in or stoppages of production and the resultant loss of revenues, or which might not be economically feasible at all. Any modifications to the production facility or to the biodiesel specification may entail increased production costs or reduced production capacity. These consequences could result in a negative impact on our financial performance.

As domestic biodiesel production comes to grow, biodiesel prices may decline which could significantly reduce sales.

The number of biodiesel plants being developed and constructed in the United States is increasing at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic biodiesel production facilities. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Declining biodiesel prices will result in lower revenues and may reduce or eliminate profits.

Biodiesel imported from other countries may be a less expensive alternative to our biodiesel, which would cause us to lose market share.

Biodiesel imported from other countries may be a less expensive alternative to domestically produced biodiesel if tariffs presently protecting United States biodiesel producers are reduced or eliminated. Competition from biodiesel imported from other countries may affect our ability to sell biodiesel profitably.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Our stock price is volatile and could decline in the future.

The price of our Common Stock may fluctuate in the future. Because we are still an early stage company and our plant is still in the start-up period with a limited operating history, the trading price of the common stock may be below $5.00. If our common stock trades below $5.00 per share, trading in the common stock may be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions) and a two-business day “cooling off period” before broker-dealers can effect transactions in penny stocks. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. These, and the other burdens imposed upon broker-dealers by the penny stock requirements, could discourage broker-dealers from effecting transactions in the common stock which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell it.

Market prices for the common stock will be influenced by many factors and will be subject to significant fluctuations in response to variations in our operating results and other factors. Historically, the trading price of our stock has been volatile, and our stock has traded in a range of between $2.25 and $18.00 over the past year. Factors that could affect our future stock price, and create volatility in our stock price, include the price and demand for biodiesel, the price and availability of oil and gasoline, the political situation in the Middle East, United States energy policies, federal and state regulatory changes that affect the price of soy and biodiesel, the existence or discontinuation of legislative incentives for renewable fuels, the trading price of the stock of our competitors, investor perceptions of the Company, interest rates, general economic conditions and those specific to the industry, developments with regard to our operations and activities, our future financial condition, and changes in our management.

The offering may have an adverse impact on the market price of our Common Stock.

This prospectus relates to the resale of up to 1,530,475 shares of our common stock by the selling stockholders. We will not receive any proceeds from such resale and have prepared this prospectus principally in order to meet our contractual obligations to the selling stockholders. Since there is a limited trading market for our common stock, the sale of any large block of this stock, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

Although our common stock trades on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. The market price for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities in a future offering;

•
issued and outstanding shares of our common stock becoming eligible for resale pursuant to contractual registration requirements or pursuant to exemptions from registration becoming available following the passage of time;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock; and

•	general economic and other national conditions.

The limited trading market may cause volatility in the market price of our common stock.

Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “ABDS”. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of the assessment by our independent registered public accountants. This requirement will first apply to our annual report for fiscal 2007. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted. We may also incur additional accounting related expenses associated with compliance with Section 404.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions “Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Operations.” These statements include certain projections and business trends that are “forward-looking” within the meaning of the United States Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	We have limited operating history, which makes it difficult to evaluate our financial position and our business plan.

•
The biofuels industry in the United States is currently dependent upon tax policies and environmental regulations that favor the use of biofuels in motor fuel blends. A change in these government policies favorable to biodiesel may cause demand for biodiesel to decline or hinder our ability to operate at a profit.

•
Our financial performance will be dependent on prices for soybean oil, methanol and other commodities which are subject to and determined by market forces outside our control. The prices of soybean oil and other of our production inputs have increased significantly in recent months.

•
Declines in the prices of petroleum diesel and biodiesel will have a significant negative impact on our financial performance. The prices for such diesel fuels have declined significantly in recent months.

•
We may be required to post a surety bond by the Louisiana Department of Revenue. If we are required to post a surety bond, we may be asked by the surety company to establish cash collateral for a substantial portion or all of such amount, which would reduce the Company's immediately-available cash funds and adversely effect its liquidity.

•
We may need to obtain a significant amount of additional debt and/or equity capital to complete the development and completion of the plants described in this report, which we may not be able to obtain on acceptable terms or at all.

•	We envision a period of growth that may impose a significant burden on our administrative and operational resources which if not effectively managed could impair our growth.

•
We will be dependent on third parties for expertise in the design and construction of biodiesel plants and any loss or impairment of these relationships could cause delay and added expense. In addition, we currently have no binding definitive construction agreements with such parties and their failure to perform could hinder our ability to operate profitably.

•
If we fail to finalize critical agreements, such as design-build agreements, biodiesel marketing agreements, and utility supply agreements, or the terms of such critical agreements are unfavorable compared to what we currently anticipate, our projects may fail or be harmed in ways that could hinder our ability to operate profitably.

•	We may depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

•	Our lack of business diversification could have a negative impact on our financial performance if we do not generate revenue from our primary products or such revenues decrease.

•	We will be required to hire and retain skilled technical and managerial personnel.

•	We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

•	We are spending significant capital on plant improvements designed to reduce productions costs. We can make no assurances that these plant improvements will successfully achieve desired results.

•
A key part of our growth strategy is the acquisition of assets relating to the production and distribution of biodiesel, feedstock or other chemical inputs. We can make no assurances that we will be able to make such acquisitions, or that if we do, they will achieve desired results.

•	Increases in site or plant construction costs may require us to raise additional capital.

•	Construction delays or defects could result in delays in increasing our production and sale of biodiesel and negatively affect our operations and financial performance.

•
Plant sites, including the Pollock Facility, may have unknown environmental problems that could be expensive and time consuming to correct which may delay or halt plant construction and delay our ability to generate revenue.

•	We currently operate a single facility. Any operational disruption at that facility could result in a reduction of our sales volume, and could cause us to incur substantial losses.

•
We may be sued or become a party to litigation, which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	We may be unable to protect our intellectual property, which could negatively affect our ability to compete.

•	Changes in environmental regulations or violations of the regulations could be expensive and hinder our ability to operate profitably.

•
The biodiesel production and marketing industry is extremely competitive. Many of our competitors have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

•	Competition from the advancement of alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

•
Changes and advances in biodiesel production technology could require us to incur costs to update our biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or operate profitably.

•
Changes in specification standards for biodiesel fuel may increase production costs or require additional capital expenditures to upgrade and/or modify our biodiesel facility to meet them. Such upgrades and/or modifications may entail delays in or stoppages of production.

•	As domestic biodiesel production comes to grow, biodiesel prices may decline which could significantly reduce sales.

•	Biodiesel imported from other countries may be a less expensive alternative to our biodiesel, which would cause us to lose market share.

•	Risks relating to low priced stocks.

•	Risks relating to the resale by the selling stockholders of equity based securities by us and the limited trading market for our common stock

•	There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

•	The limited trading market may cause volatility in the market price of our common stock.

•	Our common stock is considered a “penny stock” and may be difficult to sell.

•	Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

•	We do not foresee paying cash dividends in the foreseeable future.

•
The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Business and Operations.”

These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is approved for quotation on the Over-the-Counter Bulleting Board under the trading symbol “ABDS”. The following table sets forth the high and low sales prices for our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
2004
First Quarter	$50.00	$25.00
Second Quarter	28.00	9.00
Third Quarter	27.00	10.00
Fourth Quarter	16.00	2.20

2005
First Quarter	4.30	3.10
Second Quarter	3.20	1.60
Third Quarter	2.00	0.80
Fourth Quarter	12.00	1.30

2006
First Quarter	18.00	5.00
Second Quarter	14.00	7.00
Third Quarter	10.00	3.00
Fourth Quarter	5.25	2.25

2007
First Quarter	6.20	3.00

The closing sales price of our common stock on May 29, 2007was $6.20, as reported on the Over-the-Counter Bulletin Board. At May 31, 2007, there were approximately 367 holders of record of our common stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the Board of Directors considers appropriate.

BUSINESS AND OPERATIONS

We are in the business of production and distribution of biodiesel fuel. We began biodiesel fuel production and sales in April 2006, making us the first operational producer of biodiesel in Louisiana. Our biodiesel fuel production facility is located on a 320-acre site in Pollock, Louisiana (the “Pollock Facility”). The Pollock Facility uses renewable agricultural-based feedstock (primarily soybean oil) to produce biodiesel. Our current production capacity is estimated to be 12 million gallons of biodiesel per year.

Our primary source of revenue is the sale of biodiesel fuel, both in blended and unblended forms with petroleum-based diesel fuel. We produce biodiesel that meets or exceeds the ASTM D6751 specification and sell it primarily to wholesalers who purchase pure biodiesel (known as B100) or blended biodiesel such as B20 (which is blend of 20 percent biodiesel and 80 percent diesel). Our sales are dependent on the volume and price of the biodiesel fuel we sell. The selling prices we realize for our biodiesel are closely linked to the prices of petroleum-based diesel fuel and the supply and demand for biodiesel, as well as the tax incentives offered by federal and state governments for the production and blending of alternative fuels.

Furthermore, the amount of revenue that we may recognize from the sale of a gallon of biodiesel may depend on whether it is sold as a blended product with petroleum diesel (whereby we collect a $1.00 per gallon federal excise tax credit in addition to the sale price of the fuel), as an unblended B100 product (whereby a buyer who is a registered blender with the IRS pays a premium of approximately $1.00 per gallon over the market price of diesel fuel, and may collect the tax credit), or under a tolling arrangement (whereby a customer provides feedstock, such as soybean oil, which we then convert into biodiesel fuel for a fee or a toll).

Our gross margin is driven by the cost of feedstock (primarily soybean oil) and other chemical inputs used in our production of biodiesel fuel. We purchase feedstock and other inputs both on the spot market and pursuant to fixed, short-term supply agreements. Our profit margins and financial condition are significantly affected by our cost and supply of soybean oil feedstock and other inputs in the commodity markets.

Our History and Recent Developments

We were incorporated in the State of Minnesota in 1990. From our inception in 1990 through January 2005, operating as Diametrics Medical, Inc., we were involved with the development, production and distribution of medical devices. All such operations were discontinued during 2005. From January 2005 to September 19, 2006, we were considered a “shell company” as defined by the Securities and Exchange Commission, and our business activities were primarily focused on raising additional financing and the pursuit of a strategic transaction.

On November 21, 2005, BCC Acquisition II, LLC (“BCCAII”) and certain of the holders of our subordinated convertible debt, who collectively beneficially owned securities representing approximately 64% of our fully diluted common stock, entered into an agreement to sell their securities to Ocean Park Advisors, LLC, a California-based advisory firm (“OPA”), and M.A.G. Capital, LLC (“MAG”), a current shareholder of the Company, for a nominal amount of cash. In connection with the closing of this transaction, our Board of Directors and Chief Financial Officer at that time resigned and Bruce Comer and Heng Chuk, principals of OPA, became members of the Board. Additionally, Messrs. Comer and Chuk became the Chief Executive Officer and the Chief Financial Officer & Secretary of the Company, respectively.

On December 6, 2005, we concluded an exchange of certain securities (the “Exchange Offering”). MAG, its affiliated funds, and other investors who held our 2005 Subordinated Convertible Notes, the 2007 Senior Secured Convertible Notes, our Senior Secured Convertible Notes issued May 2, 2005, and our Series F and G Convertible Preferred Stock, exchanged their securities for shares of newly created Series H Convertible Preferred Stock (the “Series H”), and OPA exchanged its securities for shares of newly created Series I Convertible Preferred Stock (the “Series I”). Pursuant to this transaction, 10,000 and 15,000 shares of the Series F and Series G Convertible Preferred Stock, respectively, were cancelled and 27,889 and 13,794 shares of the Series H and Series I, respectively, were issued.

On December 6, 2005, Monarch Pointe Fund, Ltd., a fund affiliated with MAG, and Asset Managers International Limited, each entered into an agreement to loan us up to $375,000 (for an aggregate of up to $750,000), in the form of Convertible Secured Promissory Notes (the “Convertible Notes”), to use for (i) the payment of certain expenses, including the payment of $75,000 to OPA as compensation for its services in structuring the transactions mentioned above, (ii) to settle with certain creditors, and (iii) to develop and pursue strategic alternatives. On the same date, we made an initial draw of $450,000 under the Convertible Secured Promissory Notes. The remaining $300,000 was drawn upon in January 2006.

On June 15, 2006, our Board of Directors approved a one for one hundred reverse stock split of our common stock. The record date of the stock split was June 30, 2006.

On September 20, 2006, we acquired Vanguard Synfuels, LLC (“Vanguard”), a producer of biodiesel fuel that owns and operates a production facility located in Pollock, Louisiana (the “Acquisition”). The aggregate purchase price for 100% of the membership interests of Vanguard consisted of cash in the amount of approximately $17.7 million and the issuance of 4,300 shares of our Series K Convertible Preferred Stock (which was convertible into approximately 11.11 million shares of our common stock). Of the purchase price, $1.77 million and 430 shares of the Series K Convertible Preferred Stock were placed into escrow for our benefit against any breaches of or inaccuracies in the Vanguard members' representations and warranties, with any remaining funds and shares to be released from escrow 18 months from the closing of the Acquisition. We also repaid $0.8 million in outstanding loans Vanguard owed to certain of its members, and provided a guaranty debt to First South Farm Credit, ACA of $3.2 million under Vanguard's existing credit facility (the “First South credit agreement”).

In connection with the Acquisition, we received $28.5 million in gross proceeds from the issuance of Series J Convertible Preferred Stock. The Company used $17.7 million of these proceeds and issued shares of its Series K Convertible Preferred Stock to purchase 100% of the equity interests of Vanguard in a transaction intended to qualify as a tax-free exchange. Concurrently with the closing of the Acquisition, the holders of the Series I Convertible Preferred Stock, the holders of certain warrants and the holders of the $750,000 Convertible Secured Promissory Notes dated December 6, 2005 converted such securities into 3,091,482 shares of our common stock. Ocean Park Advisors, LLC, the holder of all of the Company's Series I Convertible Preferred Stock, converted all of its Series I Convertible Preferred Stock into common stock and waived certain anti-dilution rights, in exchange for the consideration of warrants issued to Ocean Park Advisors to purchase approximately 4.8 million common shares at an exercise price of $0.7587 per share.

Furthermore, concurrently with the closing of the Acquisition, we entered into a management services agreement with Ocean Park Advisors. Under that agreement, principals and consultants of Ocean Park provide services to us (including the duties of Bruce Comer as Chief Executive Officer and Heng Chuk as Chief Financial Officer). We granted stock options to Ocean Park Advisors for 2,069,109 shares of common stock, which have an exercise price of $0.7587 per share.

Certain of the transactions entered into in connection with the Acquisition were subject to the approval of our stockholders. On November 28, 2006, the stockholders approved and ratified those transactions at a special meeting of shareholders. The proposals approved and ratified were:

1. Our reincorporation in the State of Delaware and other related changes in the rights of our stockholders (the “Reincorporation”);

2. Our 2006 Incentive Compensation Plan, as amended; and

3. Indemnity agreements previously entered into between us and certain of our directors.

Immediately following the approval of the Reincorporation by the stockholders, we consummated the Reincorporation, and in connection therewith, our corporate name was changed to “Allegro Biodiesel Corporation” and our new trading symbol became OTC: ABDS. The Reincorporation resulted in an increase in the number of our authorized shares of common stock to 150,000,000 shares and our authorized shares of preferred stock to 50,000,000 shares.

Upon the effectiveness of the Reincorporation, (i) each share of our Series H Convertible Preferred Stock was automatically converted into shares of Series B Convertible Preferred Stock, on a one-for-one basis; (ii) each share of our Series J Convertible Preferred Stock was automatically converted into shares of Series A Convertible Preferred Stock, on a one-for-ten thousand basis; and (iii) each share of our Series K Convertible Preferred Stock was automatically converted into 2,583.7209 shares of common stock (for an aggregate of approximately 11.11 million shares of common stock).

As of December 31, 2006, we failed to comply with certain covenants under the First South credit agreement, relating to a minimum cash flow coverage ratio and working capital balance. On February 20, 2007, we received a waiver of our non-compliance with these covenants from First South through July 1, 2007 and an acknowledgement that we were not in default of the credit agreement as of such date. On April 2, 2007, we received from First South a letter of approval by its loan committee of certain amendments to our credit agreement. The approval letter is binding, and the parties are finalizing a formal second amendment to the First South Credit agreement which will reflect such amendments. The amendments include a 2-year renewal of our line of credit (so that the outstanding principal balance under the line is now due on July 1, 2009) and a modification of the cash flow coverage ratio and working capital balance covenants. As of the date of this prospectus, we are in compliance with all applicable covenants under the First South credit agreement.

The Product

Biodiesel is an alternative fuel (i.e., not derived from petroleum) that has important environmental and economic advantages over petroleum-based diesel (“petrodiesel”). It is derived from renewable agricultural-based resources, including vegetable oils, recycled grease and animal fats, and has significant environmental benefits. According to the Methanol Institute and International Fuel Quality Center, biodiesel is non-toxic and bio-degradable with no emissions of sulfur and significantly lower emissions of particulate matter, carbon monoxide, and hydrocarbons than petrodiesel when burned. According to U.S. Department of Energy studies, the use of 100% biodiesel (B100) results in a 78.5% reduction in carbon dioxide emissions when compared to petrodiesel. Biodiesel is a registered fuel with the Environmental Protection Agency (“EPA”) and is recognized by the Department of Transportation.

Biodiesel can be blended with petrodiesel, or it can be used entirely on its own (known as B100 fuel, or 100% biodiesel) in diesel engines without major modifications. The diesel engine was originally developed in 1892 by Rudolph Diesel specifically to be run on vegetable oils (his prototypes used peanut oil), and to be more efficient than gasoline engines. In the United States, the most common blends are between 2% to 20% biodiesel (B2 to B20). According to the National Biodiesel Board, most major engine companies have stated formally that the use of blends up to B20 will not void their parts and workmanship warranties.

Production Economics

The primary biodiesel production cost is feedstock (primarily soybean oil) and other chemical input costs. Since April 2006, our feedstock and chemical input costs have been approximately $2.60 - 2.90 per gallon of biodiesel produced. The nationwide average wholesale price of biodiesel is currently approximately $3.10 per gallon. The margin between the sales price and feedstock costs may be used to cover fixed production costs and operating expenses (including Selling, General and Administrative Expenses). In recent months, our fixed production costs have been approximately $70,000 per month (or $0.8 million on an annualized basis). Our operating expenses have been approximately $350,000 per month, but are expected to increase as a result of the planned expansion of our production, business development and operating activities.

The amount of revenue that we may recognize in our financial statements from the sale of a gallon of biodiesel may depend on how it is sold. The three typical modes of sale are outlined below:

•
Sale of biodiesel and its tax credit. The Company sells the biodiesel and does not claim the excise tax credit; the blender does so. The blender might therefore pay a premium of approximately $1.00 over the wholesale price without such excise tax credit. The Company recognizes the full receipt as revenue in such a transaction.

•
Sale of biodiesel without its tax credit. The Company sells biodiesel blended with petrodiesel (e.g., B99) and claims the excise tax credit; the buyer does not. The Company recognizes as revenue only the wholesale price it receives.

•
Sale under a tolling agreement (whereby the customer provides soybean oil to the Company to process into biodiesel, and pays a fixed price per gallon for such processing). The Company recognizes revenue in the amount of the processing fee earned. Such processing fee per gallon would be significantly lower than the wholesale price: typically, the processing fee is comparable to the difference between the price of biodiesel and the cost of feedstock oil. Similarly, the cost of the feedstock oil would not be recorded as an expense.

  Market Size

Biodiesel is a substitute or additive fuel to petrodiesel. As a result, its market is closely tied to that of petrodiesel. Energy Information Administration statistics show that annual diesel consumption in the United States is approximately 60 billion gallons. According to the National Biodiesel Board, biodiesel constituted 250 million gallons (or approximately 0.4%) of this amount in 2006. Usage has increased significantly over the past several years (only 2 million gallons of biodiesel were produced in the United States in 2000), and biodiesel industry experts expect demand and production to continue to grow rapidly in the United States.

This estimate may have been inspired in part by the success of the industry in Europe, where biodiesel has been used since the early 1990's and has already entered mainstream usage. The Methanol Institute estimates that nearly 750 million gallons of biodiesel were produced in the European Union in 2005, representing approximately 5% of total diesel usage.

Usage Mandates

Certain states--including Louisiana, Minnesota, Washington and Illinois--have enacted biodiesel usage mandates. For instance, Minnesota's B2 mandate requires that all diesel sold in the state have a 2% biodiesel blend. According to the Methanol Institute and the International Fuel Quality Center, approximately 31 states provide either user or producer incentives for biodiesel (typically in the form of tax incentives), and the number of states considering further affirmative legislation for biodiesel continues to increase.

The federal government is also introducing regulatory provisions to directly increase the usage of biodiesel. In 2005, the government passed the United States Renewable Fuel Standard, mandating that governmental groups (federal, state and local governments and agencies) use 7.5 billion gallons of alternative fuels by 2012. The EPAct amended and expanded the scope of the Energy Conservation Reauthorization Act of 1998 to include biodiesel as a way to meet the alternative fuel use requirements.

Furthermore, the EPA recently announced significant reductions in the required emissions certification levels of all on-road diesel engines. Beginning in year 2006, sulfur levels in diesel fuel for on-road use are required to be reduced to a maximum of 15 parts per million (ppm), down from the current maximum of 500 ppm. A similar reduction for the off-road market will be required in 2007, and for the marine and rail markets in 2008. However, reducing sulfur in diesel to 15 ppm substantially reduces its lubricity, enhancing the need for a lubricity additive. Biodiesel is well-positioned to be this additive. Biodiesel has a much higher lubricity than petrodiesel and contains no sulfur. According to the National Biodiesel Board, a 2% blend of biodiesel can restore the lubricity of “Ultra Low Sulfur” diesel fuel. Nonetheless, there is no guarantee that biodiesel will become a widely-used lubricity additive. Currently, most of the Ultra Low Sulfur diesel fuel sold in the United States does not contain biodiesel.

Biodiesel in Louisiana

The state of Louisiana has enacted an alternative renewable fuel usage mandate that will become effective six months following the month in which annualized production of biodiesel in Louisiana equals or exceeds 10 million gallons (i.e., 834,000 gallons produced in a month), though the state may waive or extend the six-month grace period should it find that the quality or supply of biodiesel is lacking. The mandate requires that 2% of the total diesel fuel sold by blenders and distributors in the state be an alternative renewable fuel (such as biodiesel), produced from domestically-grown feedstock. Fulfilling the 2% mandate will require approximately 15 million gallons of biodiesel or alternative diesel fuel annually, based on the state's aggregate use of approximately 760 million gallons of diesel in 2005.

Plan of Operation

The Pollock Facility has been actively producing biodiesel since April 2006. We are pursuing measures to decrease the cost of feedstock and improving our operating efficiency. In the fourth quarter of 2006, we ordered a methanol distillation system with the goal of reducing our methanol usage needs in the production of biodiesel. The methanol system has been substantially paid for, and is scheduled for installation and operation in May 2007. In April 2007, we began to introduce crude soybean oil feedstock in our biodiesel production process, which to-date has used refined soybean oil (a more expensive commodity) as the primary feedstock. We are currently pursuing proposals on additional equipment systems that will allow a higher proportionate usage of crude soybean oil feedstock, with the purpose of enabling greater feedstock cost savings thereby. In addition, we are pursuing other, lower-cost modes of transport (such as freight by river barge, instead of rail or truck transport) for inbound supplies as well as outbound finished product. It is expected that such improvements may require $1-2 million in capital expenditures.

We also plan to increase our production and sales of biodiesel to utilize the full 12 million gallon capacity of the Pollock Facility. In the future, we may increase our annual current production capacity from 12 million gallons to 20 million gallons. Furthermore, we believe that a key element to success in our industry is vertical integration, and to this end we may seek to acquire or participate in projects relating to the marketing and distribution of biodiesel and diesel fuels, as well as in projects relating to the production of feedstock or other chemical inputs to the biodiesel process. Future expansion and acquisitions may be funded through the issuance of debt or equity securities or a combination thereof.

We believe that the funds raised in the sale of our Series J Convertible Preferred Stock together with cash from operations will be sufficient to satisfy our cash flow needs to fund existing operations through the first quarter of 2008 and for the improvements to our Pollock Facility. If additional development or acquisition opportunities arise, we may need to raise additional capital through additional borrowings or equity or debt financings.

There can be no assurance that we will be able to achieve sales growth in the next 12 months, or that we will be profitable. Actual operating expenses may be higher than expected. In such instances, it is possible that we may need additional working capital in the next 12 months. Furthermore, there can be no assurance that the Pollock Facility expansion, capital improvements to reduce production costs, or any other biodiesel-related projects will be possible at market rates and terms, or at all. We will likely need to raise additional debt and/or equity capital in order to finance additional biodiesel-related projects and their operations. Such financing(s) may increase the risk of our ability to service our debt obligations, and/or cause dilution to existing equity holders.

Description of Property

We own and operate the Pollock Facility located in Pollock, Louisiana that uses renewable agricultural-based feedstock (primarily soybean oil) to produce biodiesel fuel. Construction of the Pollock Facility was completed in early 2006, and production and sales of biodiesel began in April of 2006. We estimate that the Pollock Facility is currently capable of producing 12 million gallons of biodiesel per year.

Insurance Policies

We maintain insurance policies covering our property and business, pollution liability, workers compensation, directors and officers' liability and general liability. However, as biodiesel is a new and unique product, it is unclear whether standard insurance policies cover claims arising from the production, use or transport of biodiesel. Furthermore, there can be no assurance that the policy coverage limits are adequate or sufficient in the event of an accident, negligence or an act of God.

Employees

Excluding the executive management team, we currently employ 16 persons on a full-time basis. Of these persons, approximately 9 are engaged in operations and production, 2 are engaged in operations management, 2 are engaged in environmental/chemist matters, and 3 are engaged in administrative and marketing functions.

On the closing date of the Acquisition, we entered into employment agreements with Darrell Dubroc and Tim A. Collins, who were previously the Chief Executive Officer and Chief Financial Officer of Vanguard, respectively. Mr. Dubroc now serves as our President and Chief Operating Officer, and Mr. Collins serves as our Executive Vice President of Business Development. See “Management--Employment and Management Agreements.”

Bruce Comer and Heng Chuk are our Chief Executive Officer and Chief Financial Officer, respectively. On the closing date of the Acquisition, the Company entered into a management services agreement with Ocean Park Advisors, LLC, pursuant to which certain of OPA's professionals (including but not limited to Messrs. Comer and Chuk) and consultants will perform general and administrative functions for us. See “Certain Relationships and Related Transactions.”

On August 11, 2006, we granted Bruce Comer, our Chief Executive Officer, and Heng Chuk, our Chief Financial Officer and Secretary options to purchase 180,622 and 86,698 shares of common stock, respectively, with an exercise price of $0.46 per share, or 110% of the fair value of the common stock on the date of grant, and vesting fully on December 1, 2006. Our two independent directors, Paul Galleberg and Jeffrey Lawton, were each awarded an option to purchase 36,124 shares of common stock, at an exercise price of $0.42 per share and vesting fully on September 13, 2006 and November 4, 2006, respectively (being six months after the appointment of each director). All stock options issued to the above individuals were originally set to expire on March 15, 2007; on March 14, 2007, we extended the expiration terms to December 31, 2007. The options were not exercisable until approval by our stockholders. On November 28, 2006, the stockholders approved the stock options at a special meeting of stockholders.

On March 14, 2006, we entered into a services agreement with PV Asset Management, LLC, a company controlled by Paul Galleberg, one of our directors. Pursuant to that agreement, which was effective as of February 5, 2007, Mr. Galleberg will provide management and consulting services for us. See “Certain Relationships and Related Transactions.”

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Forward-Looking Statements

This prospectus contains forward-looking statements. Our actual results could differ materially from those set forth as a result of general economic conditions and changes in the assumptions used in making such forward-looking statements. The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing else where in this prospectus. The analysis set forth below is provided pursuant to applicable SEC regulations and is not intended to serve as a basis for projections of future events.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF CERTAIN FORWARD-LOOKING TERMINOLOGY, SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “INTEND,” “ESTIMATE,” “BELIEVE,” OR COMPARABLE TERMINOLOGY THAT INVOLVES RISKS OR UNCERTAINTIES. ACTUAL FUTURE RESULTS AND TRENDS MAY DIFFER MATERIALLY FROM HISTORICAL AND ANTICIPATED RESULTS, WHICH MAY OCCUR AS A RESULT OF A VARIETY OF FACTORS. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, FACTORS DISCUSSED IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SET FORTH BELOW, AS WELL AS IN “RISK FACTORS” SET FORTH HEREIN. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. READERS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN OTHER REPORTS OR DOCUMENTS THAT WE FILE FROM TIME-TO-TIME WITH THE SEC.

Overview

We are in the business of production and distribution of biodiesel fuel. We began biodiesel fuel production and sales in April 2006, making us the first operational producer of biodiesel in Louisiana. Our biodiesel fuel production facility is located on a 320-acre site in Pollock, Louisiana (the “Pollock Facility”). The Pollock Facility uses renewable agricultural-based feedstock (primarily soybean oil) to produce biodiesel. Our current production capacity is estimated to be 12 million gallons of biodiesel per year.

Our primary source of revenue is the sale of biodiesel fuel, both in blended and unblended forms with petroleum-based diesel fuel. We produce biodiesel that meets or exceeds the ASTM D6751 specification and sell it primarily to wholesalers who purchase pure biodiesel (known as B100) or blended biodiesel such as B20 (which is blend of 20 percent biodiesel and 80 percent diesel). Our sales are dependent on the volume and price of the biodiesel fuel we sell. The selling prices we realize for our biodiesel are closely linked to the prices of petroleum-based diesel fuel and the supply and demand for biodiesel, as well as the tax incentives offered by federal and state governments for the production and blending of alternative fuels.

Furthermore, the amount of revenue that we may recognize from the sale of a gallon of biodiesel may depend on whether it is sold as a blended product with petroleum diesel (whereby we collect a $1.00 per gallon federal excise tax credit in addition to the sale price of the fuel), as an unblended B100 product (whereby a buyer who is a registered blender with the IRS pays a premium of approximately $1.00 per gallon over the market price of diesel fuel, and may collect the tax credit), or under a tolling arrangement (whereby a customer provides feedstock, such as soybean oil, which we then convert into biodiesel fuel for a fee or a toll).

Our gross margin is driven by the cost of feedstock (primarily soybean oil) and other chemical inputs used in our production of biodiesel fuel. We purchase feedstock and other inputs both on the spot market and pursuant to fixed, short-term supply agreements. Our profit margins and financial condition are significantly affected by our cost and supply of soybean oil feedstock and other inputs in the commodity markets.

Recent Developments

On September 20, 2006, we acquired Vanguard Synfuels, LLC (“Vanguard”), a producer of biodiesel fuel that owns and operates a production facility located in Pollock, Louisiana (the “Acquisition”). Prior to the Acquisition, we were considered a “shell company” as defined by the SEC and our business activities were primarily focused on raising additional financing and the pursuit of a strategic transaction.

In connection with the Acquisition, we received $28.5 million in gross proceeds from the issuance of Series J Convertible Preferred Stock. We used $17.7 million of these proceeds and issued shares of our Series K Convertible Preferred Stock to purchase 100% of the equity interests of Vanguard in a transaction intended to qualify as a tax-free exchange.

Certain of the transactions entered into in connection with the Acquisition were subject to the approval of our stockholders. On November 28, 2006, the stockholders approved and ratified those transactions at a special meeting of shareholders. The proposals approved and ratified were:

1. Our reincorporation in the State of Delaware, and other related changes in the rights of our stockholders (the “Reincorporation”);

2. Our 2006 Incentive Compensation Plan, as amended; and

3. Indemnity agreements previously entered into between us and certain of our directors.

Immediately following the approval of the Reincorporation by the stockholders, we consummated the Reincorporation, and in connection therewith, our corporate name was changed to “Allegro Biodiesel Corporation” and our new trading symbol became OTC: ABDS. The Reincorporation resulted in an increase in the number of our authorized shares of common stock to 150,000,000 shares and our authorized shares of preferred stock to 50,000,000 shares.

Upon the effectiveness of the Reincorporation, (i) each share of our Series H Convertible Preferred Stock was automatically converted into shares of Series B Convertible Preferred Stock, on a one-for-one basis; (ii) each share of our Series J Convertible Preferred Stock was automatically converted into shares of Series A Convertible Preferred Stock, on a one-for-ten thousand basis; and (iii) each share of our Series K Convertible Preferred Stock was automatically converted into 2,583.7209 shares of common stock (for an aggregate of 11,110,000 shares of common stock).

Trends and Factors Affecting Our Business

Our sales are dependent on the volume and price of the biodiesel fuel we sell. The selling prices we realize for our biodiesel are closely linked to market prices of petroleum-based diesel fuel, the supply and demand for biodiesel, as well as the tax incentives offered by federal and state governments for the production and blending of alternative fuels. The wholesale price of petroleum diesel historically has been highly volatile in both the short and long-term. For example, during 2006, petroleum based diesel prices in the Gulf Coast have ranged from a low of approximately $1.65 to a high of approximately $2.45. During the first quarter of 2007, the average price per gallon in the Gulf Coast region of the United States ranged between $1.55 and $2.00, respectively. The decline in diesel prices since the summer of 2006 has led to a similar decline in the price of biodiesel over that period, which in turn affected our sales.

Our gross margin is driven by the cost of feedstock (primarily soybean oil) and other chemical inputs used in our production of biodiesel fuel. Soybean oil is the primary ingredient used in the production of our biodiesel fuel and is our single largest expense. We purchase feedstock and other inputs both on the spot market and pursuant to fixed, short-term supply agreements. The price for soybean oil has been steadily increasing since the beginning of 2006, and increased to approximately $2.35 per gallon as of March 31, 2007, as compared to approximately $1.90 per gallon at the beginning of 2006. This increase in soybean oil prices has had a significant, negative effect on our profit margins. In addition, we have experienced price fluctuations in other inputs such as sodium methylate and methanol.

In an effort to hedge our commodity price risks, we have entered into purchase contracts with certain suppliers of soybean oil for deliveries through the month of June. As our production and demand changes, these contracts may or may not meet our biodiesel production requirements through this period.

Biodiesel Tax Credit

Biodiesel's potential to reduce dependence on foreign petroleum imports in the United States and to support domestic agriculture has prompted the introduction of favorable legislation to encourage its use and production, and to spur investment in the industry. In October 2004, Congress passed a biodiesel tax incentive as part of the American Jobs Creation Act. The incentive allows diesel “blenders,” as registered with the Internal Revenue Service (the “IRS”), to claim an excise tax credit of $1.00 per gallon for biodiesel made from virgin vegetable oil or animal fats, and $0.50 per gallon for biodiesel made from non-virgin oil. This tax credit allows producers of biodiesel to compete effectively with petrodiesel. Originally scheduled to expire at the end of 2006, the tax credit was extended by the Energy Policy Act of 2005 (“EPAct”) to the end of 2008.

Biodiesel Pricing

The price of biodiesel is closely linked with the price of petrodiesel, which has increased dramatically in recent years with the rapid rise in oil prices. As of the date of this report, the national average wholesale price of diesel (before tax) is approximately $2.10 per gallon. Because biodiesel is currently eligible for the $1 per gallon federal excise tax credit, it is generally sold at a wholesale price approximately $1 higher than the wholesale price of petrodiesel. Alternatively, a producer of biodiesel who is also registered as a blender may blend the product with petrodiesel, sell the blended diesel (at the wholesale price) and then claim the tax credit directly. We are a blender registered with the IRS.

Strategy

The Pollock Facility has been actively producing biodiesel since April 2006. We are pursuing measures to decrease the cost of feedstock and improving our operating efficiency. In the fourth quarter of 2006, we ordered a methanol distillation system with the goal of reducing our methanol usage needs in the production of biodiesel. The methanol system has been substantially paid for, and is scheduled for installation and operation in May 2007. In April 2007, we began to introduce crude soybean oil feedstock in our biodiesel production process, which to-date has used refined soybean oil (a more expensive commodity) as the primary feedstock. We are currently pursuing proposals on additional equipment systems that will allow a higher proportionate usage of crude soybean oil feedstock, with the purpose of enabling greater feedstock cost savings thereby. In addition, we are pursuing other, lower-cost modes of transport (such as freight by river barge, instead of rail or truck transport) for inbound supplies as well as outbound finished product. It is expected that such improvements may require $1-2 million in capital expenditures.

We also plan to increase our production and sales of biodiesel to utilize the full 12 million gallon capacity of the Pollock Facility. In the future, we may increase our annual current production capacity from 12 million gallons to 20 million gallons. Furthermore, we believe that a key element to success in our industry is vertical integration, and to this end we may seek to acquire or participate in projects relating to the marketing and distribution of biodiesel and diesel fuels, as well as in projects relating to the production of feedstock or other chemical inputs to the biodiesel process. Future expansion and acquisitions may be funded through the issuance of debt or equity securities or a combination thereof.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S., which requires us to make estimates and assumptions in certain circumstances that affect amounts reported. In preparing these financial statements, management has made its best estimates and judgments of certain amounts, giving due consideration to materiality. We believe that of our significant accounting policies (more fully described in notes to the consolidated financial statements), the following are particularly important to the portrayal of our results of operations and financial position and may require the application of a higher level of judgment by our management, and as a result are subject to an inherent degree of uncertainty.

Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We review our estimates on an on-going basis, including those related to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, income taxes, litigation and stock-based compensation. We base our estimates on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result. We believe the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We generate our revenues from the sale of biodiesel fuel and recognize revenue when the following fundamental criteria are met:

•	persuasive evidence that an arrangement exists;

•	the products and services have been delivered;

•	selling prices are fixed and determinable and not subject to refund or adjustment; and

•	collection of amounts due is reasonably assured.

Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue recognition is deferred in all instances where the earnings process is incomplete. We provide for sales returns and allowances in the same period as the related revenues are recognized. We base these estimates on our historical experience or the specific identification of an event necessitating a reserve. To the extent actual sales returns differ from our estimates; our future results of operations may be affected. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

We record revenues from the sale of unblended biodiesel fuel based on market prices we are able to charge. For buyers of unblended fuel who are certified blenders registered with the IRS, they can pursue amounts available under federal incentive programs (currently $1.00 per gallon) related to the blending of biodiesel fuel with petroleum diesel.

We also sell blended biodiesel fuel to buyers not certified as blenders with the IRS. Sales of blended fuel to such customers are also based on market prices. Upon the sale of blended biodiesel fuel, we (not the buyer) may be eligible to collect certain amounts under federal incentive programs (currently $1.00 per gallon). When all requirements of the applicable incentive program have been met, generally occurring at the time of sale of blended fuel, we record a reduction to cost of sales for the amount of credits we are to receive.

Accounts Receivable

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience and any specific customer collection issues that we have identified. While our credit losses have historically been within our expectations and the allowance established, we may not continue to experience the same credit loss rates as we have in the past. Our accounts receivable are concentrated in a relatively few number of customers. Therefore, a significant change in the liquidity or financial position of any one customer could make it more difficult for us to collect our accounts receivable and require us to increase our allowance for doubtful accounts, which could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

Inventories

We seek to purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. If forecasted demand exceeds actual demand, we may need to provide an allowance for excess or obsolete quantities on hand. We also review our inventories for changes in the market prices of biodiesel fuel and provide reserves as deemed necessary. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. We state our inventories at the lower of cost, using the first-in, first-out method on an average costs basis, or market.

We adopted SFAS No. 151, “Inventory Costs, an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4” beginning January 1, 2006, with no material effect on our financial condition or results of operations. Abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) are recognized as current-period charges. Fixed production overhead is allocated to the costs of conversion into inventories based on the normal capacity of the production facilities. We utilize an expected normal level of production units, based on our plant capacity. To the extent we do not achieve a normal expected production levels, we charge such under-absorption of fixed overhead to operations.

Long-lived Assets

We continually monitor and review long-lived assets, including fixed assets, goodwill and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. The determination of recoverability is based on an estimate of the cash flows expected to result from the use of an asset and its eventual disposition. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance, growth rates and other factors. Our estimates of cash flows may differ from actual cash flows due to, among other things status of federal and state fuel tax credit programs, market spot rates for raw material used in our production process, market spot rates for biodiesel, all which can cause materially changes our operating performance. If the sums of the cash flows are less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

Impairment of Goodwill

We continually evaluate whether events and changes in circumstances warrant recognition of an impairment loss of goodwill. The conditions that would trigger an impairment assessment of goodwill include a significant, sustained negative trend in our operating results or cash flows, a decrease in demand for our products, change in the competitive environment, elimination of the biodiesel fuel tax credit, long-term decreases in the price of petroleum-based diesel fuel prices and long-term increases in the price of soybean oil without a corresponding increase in the prices we can charge to our customers. We measure the impairment of goodwill utilizing the discounted cash flow method. The estimated discounted cash flows are then compared to our goodwill amounts. If the balance of the goodwill exceeds the estimated discounted cash flows, the excess of the balance results will result in an impairment loss. Future cash flows may not meet projected amounts, which could result in impairment. We performed these analyses during fiscal 2006 which resulted in an impairment loss. See “Results of Operations for the Year Ended December 31, 2006 and 2005 - Impairment of Goodwill.”

Accounting for Income Taxes

We account for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes . Under this method, we determine deferred tax assets and liabilities based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The tax consequences of most events recognized in the current year's financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pre-tax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the financial statements. Because it is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount on the consolidated balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and unless we believe that recovery is more likely than not, we must establish a valuation allowance.

We have provided a full valuation allowance against our U.S federal and state deferred tax assets. If sufficient evidence of our ability to generate future U.S federal and/or state taxable income becomes apparent, we may be required to reduce our valuation allowance, resulting in income tax benefits in our statement of operations. We evaluate the realizability of our deferred tax assets and assess the need for a valuation allowance quarterly.

  Stock-Based Compensation

We account for stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment.” SFAS 123R requires that we account for all stock-based compensation transactions using a fair-value method and recognize the fair value of each award as an expense, generally over the service period. The fair value of stock options is based upon the market price of our common stock at the grant date. We estimate the fair value of stock option awards, as of the grant date, using the Black-Scholes option-pricing model. The use of the Black-Scholes model requires that we make a number of estimates, including the expected option term, the expected volatility in the price of our common stock, the risk-free rate of interest and the dividend yield on our common stock. If our expected option term and stock-price volatility assumptions were different, the resulting determination of the fair value of stock option awards could be materially different and our results of operations could be materially impacted.

Accounting for Non-Employee Stock-Based Compensation

We measure compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “ Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued or expected to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of our common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. In the case of the issuance of stock options, we determine the fair value using the Black-Scholes option pricing model. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Accounting for Conversion Features and Warrants Issued with Convertible Debt

During 2005, our derivative financial instruments consisted of embedded derivatives related to the issuance of our $1.8 million convertible senior secured notes. These embedded derivatives included the conversion feature and the detachable warrants. As of the inception date of the agreement, the debt was not considered conventional as defined in EITF 05-2, “The Meaning of Conventional Convertible Debt Instruments” in issue No. 00-19). The accounting treatment of derivative financial instruments require that we record the derivatives and related warrants at their fair values and record them at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible senior notes, we are required to classify all other non-employee stock options and warrants as derivative liabilities and record them at fair value at each reporting date. Any change in fair value is recorded as non-operating, non-cash income or expense at each reporting date. The derivatives were valued using the Black-Scholes Option Pricing Model and were classified in the consolidated balance sheets as long-term liabilities, prior to their extinguishment as part of the Exchange Offering.

Equity Instruments Issued with Registration Rights Agreement

We account for these penalties as contingent liabilities, applying the accounting guidance of SFAS No. 5, “Accounting for Contingencies”. This accounting is consistent with views established by the Emerging Issues Task Force (EITF) in its consensus set forth in EITF 05-04 (view C) and FASB Staff Positions FSP EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which was issued December 21, 2006. Accordingly, we recognize the damages when it becomes probable that they will be incurred and amounts are reasonably estimable. As of March 31, 2007, the Company accrued $237,500 for estimated penalties associated with the non-registration of the underlying shares. In the event the date the registration statement is declared effective is different than management’s estimate, additional penalties may be incurred and recorded in subsequent reporting periods.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 applies to all voluntary changes in accounting principle and requires retrospective application (a term defined by the statement) to prior periods' financial statements, unless it is impracticable to determine the effect of a change. It also applies to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted SFAS No. 154 as of January 1, 2006 with no material impact on our financial condition or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This pronouncement recommends a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company's tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 became effective for us beginning January 1, 2007. The adoption of FIN 48 did not have an impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Under SFAS No. 159, the decision to measure items at fair value is made at specified election dates on an irrevocable instrument-by-instrument basis. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We have not yet determined the effect that the adoption of SFAS No. 159 will have on our results of operations or financial position.

Results of Operation

Immediately prior to the acquisition of Vanguard Synfuels, LLC on September 20, 2006 (the “Acquisition”), we were considered a “shell company” as defined by the Securities and Exchange Commission with our business activities primarily focused on raising additional financing and the pursuit of a strategic transaction. We were previously involved with the development, production and distribution of medical devices since our inception; all such operations were discontinued during 2005. As a result, we believe that a comparison of our financial results for the three month period ended March 31, 2007, to the three month period ended March 31, 2006, is not meaningful. Therefore, we have included below additional disclosure comparing our results for the three month period ended March 31, 2007, to the three month period ended December 31, 2006.

Results of Operation for the Three Months Ended March 31, 2007 Compared to the Three Months Ended December 31, 2006

Sales

During the first quarter of 2007, as compared to the fourth quarter of 2006, our sales increased $166,529. The primary factors contributing to the increase included greater production and increased demand. During the first quarter of 2007, we increased the number of gallons of biodiesel fuel shipped by 9% from the fourth quarter of 2006. Excise tax credits included with the biodiesel sold during the first quarter of 2007 and the fourth quarter of 2006 were $613,185 and $618,155, respectively.

Gross Profit (Loss)

Our gross loss represents revenues less the cost of goods sold. Our cost of goods sold consists of feedstock (soybean oil), chemicals, labor and overhead incurred in the production of biodiesel fuel.

Our gross loss as a percentage of sales, or gross margin, increased 3% to 13% in the first quarter of 2007 compared to 10% during the fourth quarter of 2006. During the first quarter of 2007, we experienced a 9% increase in the cost of soybean oil, resulting in a 4% decrease in our gross margins for the quarter. Excise tax credits included as a reduction to cost of sales for the first quarter of 2007 and the fourth quarter of 2006 were $79,534 and $57,184, respectively.

Selling, General and Administrative

Our selling, general and administrative expenses include personnel costs, product marketing, the costs of corporate functions, accounting, transaction costs, legal, insurance, consulting, information systems and non-cash stock-based compensation.

Selling, general and administrative expenses decreased to $2,075,513, or 108% of sales in the first quarter of 2007, from $2,988,877, or 178% of sales, during the fourth quarter of 2006. The change in these expenses primarily resulted from a $640,151 decrease in stock-based compensation, decreased professional fees, partially offset by the cost of equipment supplies, and improvements to our plant. During the fourth quarter of 2006, we incurred stock compensation expense for the August 11, 2006 option grants which were fully vested in December 2006. The stock compensation expense incurred during the first quarter of 2007 includes amounts related to stock options granted to certain members of our board of directors, the estimated fair value of stock options granted under a consulting agreement, and the expense for an amendment of the expiration date of the August 11, 2006 stock option grants.

Amortization of Intangible Assets

Amortization of intangible assets includes the amortization of the customer relationship intangible asset we acquired through the Acquisition.

During the first quarter of 2007 and the fourth quarter of 2006, amortization expense related to our intangible asset was $226,350 for each of these periods.

Registration Rights Penalties

Penalties payable under our Series A convertible preferred stock registration rights agreement were $237,500 during the first quarter of 2007, based on our estimate of penalties we expect to incur. We did not incur such expenses during the fourth quarter of 2006.

Other Income

Other income was $0 during the first quarter of 2007 as compared to $2,771 for the fourth quarter of 2006.

Preferred Stock Dividends

Preferred stock dividends consist of an 8% annual dividend on our Series A convertible preferred stock. Such dividends are payable in either cash or stock, and may be accrued, at our discretion.

During the first quarter of 2007 and the fourth quarter of 2006, accrued dividends totaled $570,000 for each of these periods.

Results of Operation for the Three Months Ended March 31, 2007 Compared to the Three Months Ended March 31, 2006

Sales

For the first quarter of 2007 compared to the first quarter of 2006, our sales increased from $0 to $1,843,174. The increase resulted from the inclusion of sales from Vanguard, which was acquired subsequent to the first quarter of 2006.

Gross Profit (Loss)

For the first quarter of 2007 our gross loss was $241,807, as compared to $0 for the same period during 2006. Our gross loss as a percentage of sales, or gross margin, was 13% in the first quarter of 2007. We did not have sales during the first quarter of 2006.

Selling, General and Administrative

Selling, general and administrative expenses were $2,075,513 for the first quarter of 2007, compared to $40,887 for the same period in 2006. The increase in these expenses resulted from the inclusion of the operating expenses of Vanguard, certain stock-based compensation, professional fees, amortization of intangible assets and depreciation expense.

Interest Expense

Interest expense for the first quarter of 2007 relates to principal amounts outstanding under our credit agreement with First South Farm Credit, ACA and amounts for accrued, unpaid Series A convertible preferred stock dividends. During the first quarter of 2006, we had $750,000 of outstanding principal balances under convertible promissory notes which were cancelled and converted into common stock in connection with the acquisition of Vanguard.

For the first quarter of 2007 we incurred interest expense of $86,614 compared to $82,106 during the first quarter of 2006. Interest expense for the first quarter of 2006 included $63,818 of non-cash accretion for the $750,000 convertible notes described above.

Interest Income

Interest income for the first quarter of 2007 was $38,836 compared to $1,019 for the comparable period in 2006. The increase resulted from higher average cash balances during the first quarter of 2007.

Amortization of Intangible Assets

During the first quarter of 2007 our amortization of intangible assets was $226,350, compared to $0 for the comparable period in 2006. The increase during the first quarter of 2007 resulted from the acquisition of Vanguard.

Registration Rights Penalties

Penalties payable under our Series A convertible preferred stock registration rights agreement was $237,500 during the first quarter of 2007, based on our estimate of penalties we expect to incur, as compared to $0 for the comparable period in 2006.

Other Income

Other income was $0 during the first quarter of 2007 compared to $11,067 during the first quarter of 2006.

Preferred Stock Dividends

During the first quarter of 2007, dividends totaled $570,000, compared to $0 for the comparable period in 2006. The Series A convertible preferred stock was issued during the third quarter of 2006.

Results of Operations for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Sales

From the date of the Acquisition (September 20, 2006) through December 31, 2006, we generated $1,802,926 in revenue through sales of biodiesel, including excise tax credits of $618,155 generated by the sale of blended biodiesel fuel. We had no revenues in 2005.

Gross Profit (Loss)

Our gross loss represents revenues less the cost of goods sold. Our cost of goods sold consists of raw materials including the cost of vegetable oils, chemicals, labor and overhead incurred with the production of biodiesel.

Our gross loss for the period from September 20, 2006 to December 31, 2006 primarily resulted from our sub-scale production level during the period. We were operating at approximately 22% of planned production capacity during this period, resulting in lower efficiencies, higher usage and cost of chemical inputs, and high fixed operating costs in relation to our output.

Selling, General and Administrative Expenses

Our selling, general and administrative (SG&A) expenses include personnel costs, product marketing, the costs of corporate functions (including our Services Agreement with Ocean Park Advisors, LLC), accounting, transaction costs, legal, public company, information systems and non-cash stock-based compensation.

During 2006, we incurred $25,404,059 of SG&A expenses including $1,358,755 incurred by Vanguard from the date of the Acquisition to December 31, 2006. Included in these costs are non-cash, nonrecurring expenses incurred in connection with the Acquisition, granting of stock options and issuance of warrants. The stock options and warrants were valued using the Black-Scholes option pricing model. The charges include the following items:

•
$14,807,934, representing the fair value of warrants granted to Ocean Park Advisors, LLC for the waiving of anti-dilution provisions held in connection with the Series I convertible preferred stock; and

•	$6,044,040 for the fair value of vested stock options granted to Ocean Park Advisors, LLC in connection with its Services Agreement with us.

Impairment of Goodwill

In connection with the Acquisition, we utilized the quoted closing market price of $3.10 per share of common stock for financial reporting purposes to compute the purchase price and to perform our purchase price allocation, which resulted in $71,207,293 of goodwill. We then assessed this carrying amount of the resulting goodwill, and determined that such amount exceeded the implied fair value for such goodwill. Since the carrying value of the goodwill was greater than its implied fair value, we recognized an impairment loss of $51,012,250 on the date of the Acquisition.

The implied fair value of goodwill was derived from our valuation of Vanguard which was performed prior to the Acquisition. Based on Vanguard's future projected discounted cash flows at that time, we determined the valuation of Vanguard was approximately $22.0 million. Such valuation was reflected in the cash purchase price of $17,699,378 paid for 80% of the Vanguard membership interests. The remaining 20% of the Vanguard membership interests were acquired through the issuance of 4,300 shares of our Series K convertible preferred stock with a fair value of $34,441,000 calculated based on the quoted closing price of our stock on the date the Acquisition. We also incurred direct acquisition costs totaling $21,271,872. Included in the direct acquisition costs are the fair value of warrants to purchase up to 6,500,000 shares of common stock issued to M.A.G. Capital, LLC (“MAG”), the single largest beneficial owner of our equity securities. These warrants were granted in exchange for MAG's assignment of the rights they held to acquire Vanguard.  We also paid MAG a cash due-diligence fee of $435,000 and incurred legal and other direct acquisition costs of $249,721. The fair value of the MAG warrants was valued at $19,872,178.

Interest Expense

Subsequent to September 20, 2006, interest expense resulted from outstanding principal amounts due under our line of credit and notes payable agreements assumed in connection with the Acquisition. See “Liquidity and Capital Resources.” From December 2005 through September 19, 2006, we had convertible notes with an aggregate outstanding principal balance ranging from $400,000 to $750,000, which were converted into common stock on September 20, 2006. From January 1, 2005 to December 5, 2005 we had approximately $9,250,000 of convertible notes outstanding which were exchanged for shares of Series H and I convertible preferred stock on December 6, 2005.

Interest expense for 2006 totaled $879,029, including $737,443 of non-cash accretion for the $750,000 convertible notes which were cancelled and converted into common stock on September 20, 2006. The remaining interest expense is attributable to Vanguard's line of credit and notes payable from the date of the Acquisition to December 31, 2006.

During 2005, we incurred interest expense including accretion of $7,891,364 relating to our previously outstanding senior secured convertible notes and convertible subordinated notes.

Other Income

Other income for 2006 totaled $142,781, and consisted primarily of proceeds received from the sale of our equity interests in TGC Research Limited, a subsidiary that held intellectual property assets related to Diametrics' previously discontinued business operations, to Glumetrics, Inc. in July 2006. During 2005, other income totaled $647,505 and consisted primarily of settlement agreements with certain vendors for forgiveness of trade accounts payable and accrued expenses.

Change in Fair Value of Derivative Liabilities

The change in the fair value of derivative liabilities for 2006 totaled $0, as compared to a loss of $701,347 for 2005. As part of an exchange offering undertaken by us in December 2005, the underlying securities were exchanged for shares of preferred stock. As such, our liabilities under the convertible instrument were terminated.

Income Tax Benefit

The benefit from income taxes for the year ended December 31, 2006 resulted from operating losses incurred. Such losses were recognized to the extent of our deferred income tax liabilities. The amount of our deferred tax assets in excess of our liabilities has been recorded as deferred tax assets, which have been provided a valuation allowance of approximately $9,100,000. As a result of our recent operating losses and our expectation of future operating results, we determined that it is more likely than not that the U.S. federal and state income tax benefits (principally net operating losses we can carry forward to future years) which arose during the year ended December 31, 2006 will not be realized. We do not expect to recognize any income tax benefits relating to future operating losses until we believe that such tax benefits are more likely than not to be realized.

At December 31, 2005, we had no available U.S. tax net operating loss carryforwards. Pursuant to the Tax Reform Act of 1986, utilization of a company's net operating loss carryforwards is limited when continuity of business operations is not maintained and when there is a “change in ownership”.

Liquidity and Capital Resources

Our principal sources of liquidity consist of cash and cash equivalents, cash generated from product sales, the issuance of equity securities, and amounts available for borrowing under our credit agreement with First South Farm Credit, ACA (“First South”). In addition to funding operations, our principal short-term and long-term liquidity needs have been, and are expected to be, the debt service requirements of our line of credit and notes payable, capital expenditures and general corporate purposes. Additionally, as our production operations continue to expand, we will require significant purchases of soybean oil and other inputs necessary for biodiesel production. At March 31, 2007, our cash and cash equivalents totaled $3,778,383, and we had working capital of $2,104,700.

At March 31, 2007, we had $3,017,379 in bank debt outstanding under our credit agreement with First South. The credit agreement provides for borrowings of up to $3,500,000, which includes a line of credit and a term loan. The amount outstanding under the note payable and line of credit is $1,350,000 and $1,667,379, respectively.

The line of credit provides for borrowings of up to $2,000,000, bearing interest at the lender's referenced prime rate plus 1.0%, or 9.25% per annum at March 31, 2007, and is payable monthly with the outstanding principal balance due on July 1, 2009. The term loan provides for borrowings of up to $1,500,000, which is secured by substantially all of our assets. The loan bears interest at the lender's referenced prime rate plus 1.25%, or 9.50% per annum as at March 31, 2007 and is payable quarterly. Commencing January 1, 2007, we were required to make the first of 10 annual principal payments of $150,000 each.

The credit agreement originally required us to achieve by December 31, 2006 and maintain thereafter certain financial and non-financial covenants based on Vanguard's working capital and net assets position, the most restrictive of which was maintaining a cash flow coverage ratio of at least 1.25 to 1.00 as measured at each fiscal year-end. As of December 31, 2006, we were not in compliance with the covenants to i) maintain the minimum cash flow coverage ratio, and ii) maintain a minimum working capital balance of $750,000. On February 28, 2007, we received a waiver of these covenants from First South through July 1, 2007 and an acknowledgement that we were not in default of the credit agreement as of such date. On April 2, 2007, we received from First South a letter of approval by its loan committee of certain amendments to our credit agreement. The approval letter is binding, and the parties are finalizing a formal second amendment to the First South credit agreement which will reflect such amendments. The amendments include a 2-year renewal of our line of credit (so that the outstanding principal balance under the line is now due on July 1, 2009) and a modification of the cash flow coverage ratio and working capital balance covenants.  As of March 31, 2007, we were in compliance with all applicable covenants under the agreement.

We believe that our existing sources of liquidity, along with cash expected to be generated from product sales, will be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements through the first quarter of fiscal 2008. We may need to seek to obtain additional debt or equity financing if we experience downturns or cyclical fluctuations in our business that are more severe or longer than anticipated, or if we fail to achieve anticipated revenue targets, experience significant increases in the cost of inputs we use to produce biodiesel fuel, or declines in the selling prices of our biodiesel fuel, or increases in our expense levels, or if we engage in additional strategic transactions. We will need to continue a focused program of capital expenditures for our plant improvement initiatives. In order to fund capital expenditures, improvements to our plant, increase our working capital or complete any acquisitions, we may seek to obtain additional debt or equity financing. However, we cannot assure you that such financing will be available to us on favorable terms, or at all.

Pending further review by the Louisiana Department of Revenue and in the absence of remedial legislative action by the State of Louisiana, in July 2007 we may be required to post a $2,000,000 surety bond against our collection of motor fuels sales taxes, for which the surety company may ask us to put up cash collateral for a substantial portion or all of such amount. If implemented, this requirement would reduce our immediately-available cash funds until such time as the bond and collateral are released. As of the date of this prospectus, no further action is presently required of us with respect to the surety bond.

In connection with the issuance of the Series A convertible preferred stock (“Series A Preferred”) on September 20, 2006, we were required to file a registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale of the common stock underlying the Series A Preferred under the Securities Act. We filed that registration statement on December 13, 2006. We were required to have that registration statement declared effective by the Securities and Exchange Commission by April 12, 2007. Since that registration statement has not yet been declared effective, we are required to pay the holders of the Series A Preferred an amount equal to $6,250 for each day subsequent to April 13, 2007 that the registration statement is not effective; provided, however, that our obligation to pay such amount shall cease on September 20, 2008.

Based on the current status of the registration statement, we have accrued $237,500 as of March 31, 2007 for estimated registration rights penalties. In the event the date the registration statement is declared effective is different than management’s estimate, additional penalties may be incurred and recorded in subsequent reporting periods. We intend to satisfy this obligation through the payment of cash, stock or a combination thereof.

Cash Flows for the Three Months Ended March 31, 2007 and 2006

Operating Activities

Cash used in operating activities was $1,467,470 for the first three months of fiscal 2007, compared to cash used of $491,953 for the same period in fiscal 2006. Operating cash flows for the three months of fiscal 2007 reflect our net loss of $2,828,948, offset by working capital requirements of $24,916 and non-cash expenses (depreciation, amortization of intangible assets and stock-based compensation) of $1,336,594.

Operating cash flows for the first three months of fiscal 2006 reflect operating losses of $110,907 and a significant reduction of past-due accounts payable, partially offset by non-cash interest expense.

Investing Activities

We expect future capital expenditures will include expenditures to upgrade our biodiesel plant as well as for the expansion of its production capacity.

Cash used in investing activities was $182,470 for the first three months of fiscal 2007, primarily comprised of equipment purchases to upgrade our plant. This compared to $0 for the comparable period of fiscal 2006.

Financing Activities

Cash used in financing activities was $150,000 for the first three months of fiscal 2007, compared to cash provided of $300,000 for the comparable period of fiscal 2006. During the first quarter of fiscal 2007, we made a contractual principal payment of $150,000 on our term loan, which is due annually on each January 1. During fiscal 2006, we issued $300,000 of promissory notes which were subsequently converted into common stock on September 20, 2006.

Income Tax Carryforwards. At March 31, 2007, we had available U.S. tax net operating loss carryforwards of $2,715,186.

Cash Flows for the Years Ended December 31, 2006 and 2005

The following table sets forth our cash flows for the years ended December 31, 2006 and 2005.

	Year Ended December 31,
Provided by (used in):	2006	2005	Change
Operating activities	$(3,519,389)	$(1,314,973)	$(2,204,416)
Investing activities	(19,063,159)	—	(19,063,159)
Financing activities	27,780,012	600,000	27,180,012
	$5,197,464	$(714,973)	$5,912,437

Operating Activities

Operating cash flows during 2006 reflect our net loss of $75,249,814 and increased working capital requirements, substantially offset by non-cash charges (depreciation, amortization, stock-based compensation, impairment of goodwill, accretion of convertible notes, and nonrecurring indirect transaction related charges) of $75,305,235.

Operating cash flows for 2005 reflect the operating losses of our former medical device business, partially offset by non-cash expenses relating to convertible notes and derivative liabilities which were both extinguished in December 2005.

Investing Activities

We expect future capital expenditures may include equipment for the expansion of production capacity, expenditures to upgrade our biodiesel plant, investments in assets relating to sourcing of biodiesel feedstock and relating to fuel transportation and distribution.

During fiscal 2006, we paid $18,538,953 in cash to acquire Vanguard and purchased $524,206 of capital expenditures to upgrade and expand the production capacity of our plant.

Financing Activities

During fiscal 2006, we received net proceeds of $28,240,000 from the issuance of $28,500,000 of Series J convertible preferred stock (subsequently exchanged for Series A convertible preferred stock upon our reincorporation), partially offset by the repayment of $759,988 of notes payable assumed in connection with the Acquisition. Cash provided by financing activities in 2005 consisted of net proceeds from the sale of $600,000 principal amount of senior convertible promissory notes, of which $150,000 was subsequently cancelled and exchanged for Series H preferred stock on December 5, 2005 as a result of the Exchange Offering, and of which $450,000 was converted into common stock on September 20, 2006.

Disclosure of Contractual Obligations

The following table summarizes our commitments to settle contractual obligations in cash as of March 31, 2007:

	Year ending December 31,
	2007	2008	Thereafter	Total
Long-term debt (1)	$—	$150,000	$2,867,379	$3,017,379
Operating leases	67,956	58,739	30,694	157,389
Total contractual obligations	$67,956	$208,739	$2,898,073	$3,174,768

(1) Amounts include principal and interest.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

   MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Bruce Comer	41	Chief Executive Officer, Class II Director

Darrell Dubroc	45	President & Chief Operating Officer, Class I Director

Tim Collins	41	Executive Vice President of Business Development, Class I Director

Heng Chuk	27	Chief Financial Officer & Secretary, Class II Director

Paul A. Galleberg	46	Class III Director, Compensation Committee Chairman

Jeffrey Lawton	31	Class III Director, Audit Committee Chairman

We have a classified Board of Directors with three classes, Class I, Class II, and Class III. Each class of directors is elected for three year terms. The Class I Directors, who are Darrell Dubroc and Tim Collins, have terms that expire in 2007. The Class II Directors, who are Bruce Comer and Heng Chuk, have terms that expire in 2008. The Class III Directors, who are Paul Galleberg and Jeff Lawton, have terms that will expire in 2009.

The holders of our Series A convertible preferred stock collectively have the right to elect one director to the Board, until such time the holders hold less than 15% of our fully-diluted common stock.

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all directors and executive officers.

Bruce Comer

Mr. Comer has served as the Chief Executive Officer and a director of the Company since December 2005, and is the founder and Managing Director of Ocean Park Advisors, LLC, a private equity firm founded in 2004 that invests in middle-market companies and provides advisory services to select investors and corporate clients. He has over 15 years experience in business development, finance and operations both in the United States and throughout Asia. Prior to founding Ocean Park Advisors, he was a Principal at Platinum Equity. From 2000 through 2002, Mr. Comer was the Chief Financial Officer of Pacific Crossing, a subsea cable venture that owned and operated a trans-Pacific fiber optic cable system linking Japan and the United States, and was Vice President of Corporate Finance at Asia Global Crossing. The Pacific Crossing venture consisted of the following entities: PC Landing Corp., a Delaware corporation, Pacific Crossing, Ltd., a Bermuda company, Pacific Crossing UK, Ltd., a United Kingdom company, PCL Japan, Ltd., a Japan company, and SCS Bermuda, Ltd., a Bermuda company. In July 2002, these entities filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Mr. Comer is a director of Casestack, Inc., an outsourced logistics company, and serves on the Board of Trustees of Princeton-in-Asia. He is also a member of the Pacific Council on International Policy and served on its task force on United States-Indian Relations. Mr. Comer received a Bachelor's degree cum laude from Princeton University; a Master's degree with Distinction in International Relations from Johns Hopkins University, and an MBA from the Wharton School.

Darrell Dubroc

Mr. Dubroc has served as the President, Chief Operating Officer and a director of the Company since September 2006, and has served as the President and Chief Executive Officer of Vanguard since its inception in 2003. Prior to 2003, Mr. Dubroc had an 18 year tenure at Cleco Corporation, a publicly-listed electric utility company (NYSE: CNL) based in the Gulf Coast region, where he most recently served as an officer and as a Senior Vice President. Mr. Dubroc is a member of the Louisiana Association of Business and Industry, the Louisiana Engineering Society, the Central Louisiana Chamber of Commerce, and is a voting Board Member of the National Biodiesel Board. Mr. Dubroc is a graduate of the Advanced Business Management program at Harvard Business School, and received an advanced degree in Engineering Management from Louisiana State University. He graduated with a B.S. in Mechanical Engineering from the University of Louisiana in Lafayette.

Tim Collins

Mr. Collins has served as the Executive Vice President of Business Development and a director of the Company since September 2006, and has served as the Chief Financial Officer, Secretary and Treasurer of Vanguard since its inception in 2003. He has over 15 years experience in finance, strategic planning, and business development. Prior to 2003, Mr. Collins had a 5 year tenure at Cleco Corporation, where he served as Director of Finance and Strategic Planning. Prior to Cleco, Mr. Collins was involved in a number of investment and consulting projects where he advised on operations, finance, accounting, and fundraising. Mr. Collins is a graduate of Louisiana Tech University, where he received a B.S. in Accounting.

Heng Chuk

Mr. Chuk has served as the Chief Financial Officer and a director of the Company since December 2005, and is Principal and co-founder of Ocean Park Advisors, LLC, a private equity firm founded in 2004 that invests in middle-market companies and provides advisory services to select investors and corporate clients. In 2003, he was an Associate at Platinum Equity, a private equity firm in Los Angeles. From 2001 to 2003, Mr. Chuk worked in the Corporate Finance group at Asia Global Crossing. Mr. Chuk graduated cum laude from the University of Pennsylvania's Management & Technology joint-degree program, with a B.S. in Finance from the Wharton School and a B.S. in Electrical Engineering, and received an M.S. in Electrical Engineering from Stanford University.

Paul A. Galleberg

Mr. Galleberg has served as a director of the Company since March 2006. He has over 20 years experience in business development, law, corporate finance and general management. Since June 2006, Mr. Galleberg has been President of PV Asset Management LLC, a private investment and advisory company. From 2000 to June 2006, Mr. Galleberg had been Senior Vice President, General Counsel and Secretary of Infonet Services Corporation, one of the world's largest managed data network services providers, which was purchased by BT Group plc in February 2005. Prior to joining Infonet, Mr. Galleberg was a corporate partner with Latham & Watkins, an international law firm, having been associated with the firm since 1986. Mr. Galleberg received a J.D., cum laude , from Harvard Law School and an A.B., with highest distinction, from the University of Michigan

Jeffrey Lawton

Mr. Lawton has served as a director of the Company since May 2006. He has over 10 years experience in corporate restructurings, corporate development, mergers and acquisitions, business development and investment banking. From 2003 to 2006, Mr. Lawton was Vice President of Restructuring and Investor Relations for Adelphia Communications Corporation. From 2000 to 2003, Mr. Lawton served as Director, Corporate Development/Finance at 360 networks, a telecommunications infrastructure and services provider in the United States and Canada. From 1999 to 2000, Mr. Lawton worked in corporate development at XO Communications, a competitive local telecom provider, and prior to XO Communications, Mr. Lawton was an investment banker in the telecommunications and media group at Merrill Lynch & Co. in New York. Mr. Lawton received an A.B. in economics, cum laude , from Princeton University.

Director Independence

As of the date of this prospectus, the only member of our Board and our Board Committees who is “independent” is Jeffrey Lawton. In making that determination we used the definitions of independence of NASDAQ, even though such definitions do not currently apply to us because we are not listed on NASDAQ.

Family Relationships

None.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company's principal executive officer and principal financial officer. This code of ethics has been filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Director Compensation

The following table provides certain summary information concerning the compensation paid to our non-executive directors. All compensation paid to our directors who are also executive officers is set forth in the table under “Executive Compensation.”

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul A. Galleberg	$6,944(1)	—	$473,619(2)	—	—	—	$480,563
Jeffrey Lawton	$6,944(3)	—	$473,619(4)	—	—	—	$480,563

(1)
Represents (i) fees of $2,500 paid for Board services for the period January 1, 2006 to September 20, 2006, and (ii) fees of $4,444 paid for Board services for the period September 21, 2006 to December 31, 2006.

(2)
Represents the dollar amount recognized for financial reporting purposes of all stock options awarded to Mr. Galleberg in fiscal 2006, as calculated pursuant to Financial Accounting Standards 123R. See Note 13 to the Financial Statements for a discussion of the assumptions we used in making such calculation. As of December 31, 2006, Mr. Galleberg owns stock options to purchase an aggregate of 384,604 shares of common stock.

(3)
Represents (i) fees of $2,500 paid for Board services for the period January 1, 2006 to September 20, 2006, and (ii) fees of $4,444 paid for Board services for the period September 21, 2006 to December 31, 2006.

(4)
Represents the dollar amount recognized for financial reporting purposes of all stock options awarded to Mr. Lawton in fiscal 2006, as calculated pursuant to Financial Accounting Standards 123R. See Note 13 to the Financial Statements for a discussion of the assumptions we used in making such calculation. As of December 31, 2006, Mr. Lawton owns stock options to purchase an aggregate of 384,604 shares of common stock.

We recently adopted a plan pursuant to which each of our non-executive directors is entitled to receive compensation of $16,000 per year and a one-time grant of options to purchase an aggregate of 0.5% of the fully- diluted common stock (equal to 348,480 common shares as of the date of the closing of the Acquisition), in consideration for their services as directors, which will have an exercise price equal to the fair market value per share and vest quarterly over the period of one year. Our two non-executive directors, Paul Galleberg and Jeffrey Lawton, received such compensation and were issued such options with an exercise price of $0.7587. During 2005, no director received any compensation for serving on our Board.

On August 11, 2006, we granted Bruce Comer, our Chief Executive Officer, and Heng Chuk, our Chief Financial Officer and Secretary options to purchase 180,622 and 86,698 shares of common stock, respectively, with an exercise price of $0.46 per share, or 110% of the fair value of the common stock on the date of grant, and vesting fully on December 1, 2006. Our two independent directors, Paul Galleberg and Jeffrey Lawton, were each awarded an option to purchase 36,124 shares of common stock, at an exercise price of $0.42 per share and vesting fully on September 13, 2006 and November 4, 2006, respectively (being six months after the appointment of each director). All stock options issued to the above individuals were originally set to expire on March 15, 2007; on March 14, 2007, we extended the expiration terms to December 31, 2007. The options were not exercisable until approval by our stockholders. On November 28, 2006, the stockholders approved the stock options at a special meeting of stockholders.

On March 14, 2007, the Company entered into a services agreement with PV Asset Management, LLC, a company controlled by Paul Galleberg, a member of the Board of Directors. Pursuant to the terms of that agreement, which was effective as of February 5, 2007, Mr. Galleberg performs management and consulting services for the Company. The term of the agreement extends through August 3, 2007. Under the agreement, Mr. Galleberg's company receives a base fee of $10,000 per month and may receive a bonus up to $75,000 upon the achievement of specified goals. Mr. Galleberg is entitled to stock option grants on each of April 5, 2007, June 5, 2007, and August 5, 2007 of 91,666 shares of common stock, provided that no such options will be granted until the eleventh day after the effectiveness of a registration statement filed by the Company under the Securities Act of 1933 after February 5, 2007. The options will be fully vested on the date of grant, will have a term of five years, and an exercise price equal to the fair market value of our common stock on the grant date. As of March 31, 2007, the Company’s registration statement had not been declared effective and the stock options had not been granted. As long as the agreement is in effect, Mr. Galleberg will not receive any cash compensation for serving on our Board. See “Certain Relationships and Related Transactions”.
Executive Compensation

The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our three other most highly compensated executive officers whose total compensation for the 2006 fiscal year was in excess of $100,000, for services rendered in all capacities for the fiscal years ended December 31, 2005 and 2006, respectively. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2006 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Bruce Comer,	2006	$18,333	(1)	—	—	$1,001,119	(3)	—	—	—		$1,019,452
Chief Executive Officer	2005	—		—	—			—	—	—		—
Heng Chuk,	2006	$18,334	(2)	$6,000	—	$480,534	(4)	—	—	—		$498,876
Chief Financial Officer	2005	—		—	—			—	—	—		—
Darrell Dubroc,	2006	$75,452		—	—	—		—	—	$540,598	(6)	$616,050
President and Chief Operating Officer	2005			—	—	—		—	—	—		—
Tim Collins,	2006	$51,769		—	—	—		—	—	$174,378	(7)	$226,147
Executive Vice President of Business Development	2005			—	—	—		—	—	—		—

(1)
Does not include payments made to Ocean Park Advisors, LLC (“OPA”) of which Bruce Comer is a principal. Pursuant to a management services agreement that we entered into with OPA on September 20, 2006, we pay OPA $75,000 per month and OPA professionals and advisors perform general and administrative services for us. Mr. Comer serves as our Chief Executive Officer pursuant to that agreement. He receives no separate compensation for his services. See “Employment and Management Agreements” and “Certain Relationships and Related Transactions.”

(2)
Does not include payments made to OPA pursuant to the agreement described in Note 1 above. Heng Chuk is a principal of OPA, serves as our Chief Financial Officer pursuant to that agreement, and receives no separate compensation for his services. See “Employment and Management Agreements” and “Certain Relationships and Related Transactions.”

(3)
Represents the dollar amount recognized for financial reporting purposes of all stock options awarded to Mr. Comer in fiscal 2006. , computed in accordance with Financial Accounting Standards 123R. See Note 13 to the Financial Statements for a discussion of the assumptions we used in making such calculation. Does not include a stock option to purchase 2,069,109 shares of common stock granted to OPA on September, 20, 2006. Mr. Comer is a principal of OPA and disclaims beneficial ownership of the shares underlying such option except to the extent of his pecuniary interest therein.

(4)
Represents the dollar amount recognized for financial reporting purposes of all stock options awarded to Mr. Chuk in fiscal 2006. , computed in accordance with Financial Accounting Standards 123R. See Note 13 to the Financial Statements for a discussion of the assumptions we used in making such calculation. Does not include the stock option granted to OPA on September, 20, 2006 and described in Note 3 above. Mr. Chuk is a principal of OPA and disclaims beneficial ownership of the shares underlying such option except to the extent of his pecuniary interest therein.

(6)	Represents a bonus of $540,598 paid to Mr. Dubroc upon the completion of the Acquisition.

(7)	Represents a bonus of $174,378 paid to Mr. Collins upon the completion of the Acquisition.

Employment and Management Agreements

On September 20, 2006, we entered into an employment agreement with Mr. Dubroc as our President and Chief Operating Officer. The employment agreement provides for an initial term of three years, which is automatically renewed for successive one-year terms thereafter on the same terms and conditions unless either party provides the other party with notice that it has elected not to renew the employment agreement. Mr. Dubroc is entitled to receive an annual salary of $250,000, a bonus of $540,598 that was paid upon the closing of the Acquisition, future incentive compensation of up to $1,081,196 based on our achieving certain milestones, and an annual performance bonus to be determined by our Board of Directors.

On September 20, 2006, we entered into an employment agreement with Mr. Collins as our Executive Vice President of Business Development. The employment agreement provides for an initial term of three years, which is automatically renewed for successive one-year terms thereafter on the same terms and conditions unless either party provides the other party with notice that it has elected not to renew the employment agreement. Mr. Collins is entitled to receive an annual salary of $175,000, a bonus of $174,378 that was paid upon the closing of the Acquisition, future incentive compensation of up to $348,756 based on our achieving certain milestones, and an annual performance bonus to be determined by our Board of Directors.

On September 20, 2006, we entered into a management services agreement with Ocean Park Advisors, LLC, pursuant to which certain of OPA's professionals (including but not limited to Messrs. Comer and Chuk) and consultants will provide general and administrative services to us. Such professionals will be involved in our strategic planning, management of operations, finance and accounting functions, as well as business development. We and OPA have agreed that Mr. Comer and Mr. Chuk shall continue to serve as our Chief Executive Officer and Chief Financial Officer, respectively, and that Ocean Park Advisors shall have the right to appoint two directors to our Board. The management services agreement provides for an initial term of one year. Ocean Park Advisors will be entitled to receive a fee of $75,000 per month, a bonus of $400,000 contingent upon the performance of certain milestones, as well as an issuance of stocks options. See “Certain Relationships and Related Transactions.”

Equity Awards

The following table provides certain information concerning equity awards held by the named executive officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Bruce Comer	180,662	—	(1)	—	$0.463	12/31/07	(3)	—	—	—	—
Heng Chuk	86,698	—	(2)	—	$0.463	12/31/07	(3)	—	—	—	—
Darrell Dubroc	—	—		—	—	—		—	—	—	—
Tim Collins	—	—		—	—	—		—	—	—	—

(1)
Does not include a stock option to purchase 2,069,109 shares of common stock granted to OPA on September 20, 2006. Mr. Comer is a principal of OPA and disclaims beneficial ownership of the shares underlying such option except to the extent of his pecuniary interest therein. Such option has an exercise price of $0.7587 per share and expires on December 31, 2008. Such option is fully vested but is not exercisable until January 1, 2008.

(2)
Does not include the stock option granted to OPA on September 20, 2006 and described in Note 1 above. Mr. Chuk is a principal of OPA and disclaims beneficial ownership of the shares underlying such option except to the extent of his pecuniary interest therein.

(3)	On March 14, 2007 the expiration dates of these options were extended to December 31, 2007.

Incentive Compensation Plan

On August 11, 2006, our Board of Directors adopted the 2006 Incentive Compensation Plan (the “2006 Plan”). The 2006 Plan, as amended on September 20, 2006, was approved by the stockholders at a special meeting of stockholders held on November 28, 2006. As a result of stockholder approval, the 2006 Plan became effective as of August 11, 2006. The 2006 Plan provides for the grant of equity awards to directors, officers, other employees, consultants, independent contractors and agents of Allegro and its subsidiaries, including stock options to purchase shares of the our common stock, stock appreciation rights (“SARs”), restricted stock, restricted stock units, bonus stock and performance shares. Up to 6,592,755 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the 2006 Plan. The 2006 Plan shall be administered by the Compensation Committee of the Board of Directors, and shall expire 10 years after adoption, unless terminated earlier by the Board.

At June 1, 2007, an aggregate of 3,127,312 stock options were issued and outstanding under the 2006 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 1, 2007 regarding compensation plans (including individual compensation arrangements) under which equity securities of our company are authorized for issuance.

	(a)	(b)	(c )
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,127,312	$0.7233	3,465,443
Equity compensation plans not approved by security holders	0	N/A	N/A
Total	3,127,312	$0.7233	3,465,443

Beneficial Ownership

The following table sets forth information with respect to the following: (i) each person who beneficially owns more than five percent of our voting securities, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group. Percentages are based on 19,581,555 shares of our common stock outstanding as of June 1, 2007.

	Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
(2)	M.A.G. Capital, LLC	23,784,658	57.3%
(3)	Mercator Momentum Fund	2,527,791	11.6%
(4)	Mercator Momentum Fund III	4,591,013	19.2%
(5)	Monarch Pointe Fund Ltd.	15,251,954	45.4%
(6)	Ocean Park Advisors, LLC	7,213,606	33.3%
(7)	Asset Managers International Limited	8,723,376	31.7%
(8)	St. Cloud Capital Partners	3,031,286	13.4%
(9)	Erasmus Louisiana Growth Fund	2,635,901	11.9%
(10)	Pentagon Dollar Satellite Fund	2,635,901	11.9%
(11)	Dave Callaham	2,530,465	11.4%
(12)	Bruce Comer	7,394,228	33.9%
(13)	Heng Chuk	7,300,304	33.6%
(14)	Darrell Dubroc	6,978,630	35.6%
(15)	Tim Collins	4,131,370	21.1%
(16)	Paul A. Galleberg	384,604	1.9%
(17)	Jeffrey Lawton	384,604	1.9%
(18)	All directors and executive officers as a group	19,360,134	85.3%

(1)
The percentage calculations are based on 19,581,555 shares of common stock that were outstanding as of June 1, 2007 plus the respective beneficial shares owned by each stockholder. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of June 1, 2007 (including shares issuable upon the conversion of our Series A and B Convertible Preferred Stock) are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)
Consists of 1,413,900 shares of common stock that may be acquired upon the conversion of outstanding Series B Convertible Preferred Stock, as well as the securities held by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., or Mercator Focus Fund, LP. David Firestone, as managing member of M.A.G. Capital, LLC, has voting and investment control over the shares owned by M.A.G. Capital, LLC and the foregoing Funds described in this table. See Notes 3, 4, and 5. The documentation governing the terms of the Series B Convertible Preferred Stock contains provisions prohibiting any conversion of the Series B Convertible Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(3)
Consists of 291,651 shares of common stock, 1,528,822 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock, and 707,318 shares of common stock that may be acquired upon exercise of the warrants with an exercise price of $1.14 and $1.33 per share. The documentation governing the terms of the Series B Convertible Preferred Stock contains provisions prohibiting any conversion of the Series B Convertible Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(4)
Consists of 272,950 shares of common stock, 2,952,209 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock and 1,365,854 shares of common stock that may be acquired upon exercise of the warrants with an exercise price of $1.14 and $1.33 per share. The documentation governing the terms of the Series B Convertible Preferred Stock contains provisions prohibiting any conversion of the Series B Convertible Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(5)
Consists of 1,256,807 shares of common stock, 9,568,319 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock and 4,426,829 shares of common stock that may be acquired upon exercise of the warrants with an exercise price of $1.14 and $1.33 per share. The documentation governing the terms of the Series B Convertible Preferred Stock contains provisions prohibiting any conversion of the Series B Convertible Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(6)
Consists of 5,144,497 shares of common stock and options to purchase 2,069,109 shares. Bruce Comer, as managing partner of Ocean Park Advisors LLC, has voting and investment control over the shares owned by it.

(7)
Consists of 815,675 shares of common stock and 7,907,702 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock. Lewis Chester, as managing member of Asset Managers International Limited, has voting and investment control over the shares owned by it.

(8)
Consists of 3,301,286 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock. Marshall Geller, as managing partner of St. Cloud Capital Partners, has voting and investment control over the shares owned by it.

(9)
Consists of 2,635,901 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock. Matthew O'Reilly, the managing partner of Erasmus Louisiana Growth Fund L.P., has voting and investment control over the shares owned by it.

(10)
Consists of 2,635,901 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock. Lewis Chester, as managing member of Pentagon Dollar Satellite Fund, Ltd., has voting and investment control over the shares owned by it.

(11)	Consists of 2,530,465 shares of common stock that may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock.

(12)
Includes shares underlying options to purchase 180,622 shares. Additionally, Mr. Comer is a principal of Ocean Park Advisors, LLC, and as such, may be deemed the beneficial owner of the securities held by Ocean Park Advisors, LLC. He disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(13)
Includes shares underlying options to purchase 86,698 shares. Additionally, Mr. Chuk is a principal of Ocean Park Advisors, LLC, and as such, may be deemed the beneficial owner of the securities held by Ocean Park Advisors, LLC. He disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(14)	Consists of 6,978,630 shares of common stock.

(15)	Consists of 4,131,370 shares of common stock.

(16)	Consists of options to purchase 384,604 common shares.

(17)	Consists of options to purchase 384,604 common shares.

(18)
Includes shares beneficially owned by Darrell Dubroc, Tim Collins, Bruce Comer, Heng Chuk, Paul Galleberg and Jeff Lawton, and including with respect to Messrs. Comer and Chuk, shares beneficially owned by Ocean Park Advisors. Messrs. Comer and Chuk disclaim beneficial ownership of the shares beneficially owned by Ocean Park Advisors except to the extent of their respective pecuniary interests therein.

Indemnification of Directors and Executive Officers and Limitation of Liability

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation and Bylaws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of the liability of a director, then the liability of our directors will be eliminated or limited to the furthest extent permitted by Delaware law as so amended.

Our Certificate of Incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. Additionally, we purchase insurance on behalf of our executive officers and directors to cover any liabilities arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.

Our Bylaws specify circumstances in which indemnification for our directors and executive officers is mandatory and when we may be required to advance expenses before final disposition of any litigation. At present, there is no pending litigation.

On August 4, 2006, we entered into indemnification agreements with Heng Chuk, Bruce Comer, Paul Galleberg and Jeff Lawton, who were our directors as of such date (each an “Indemnitee”). These indemnification agreements were ratified by our stockholders at a special meeting of shareholders on November 28, 2006. On March 20, 2007, we entered into indemnification agreements with Maili Bergman and Jason Huang, who were our employees as of such date. The indemnification agreements generally require us to indemnify and hold an Indemnitee harmless to the greatest extent permitted by law for liabilities arising out of the Indemnitee's service to us as an employee, officer or director, except to the extent that such liabilities are attributable to dishonest or fraudulent conduct, to personal gains to which Indemnitee is not entitled, or for which payments by us are not permissible under applicable law. The indemnification agreements also provide for the advancement of defense expenses by us. The foregoing summary is qualified by reference to the terms and provisions of the indemnification agreements.

Insofar as indemnification by us for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 21, 2005, BCC Acquisition II, LLC (“BCCAII”) and certain of the holders of our subordinated convertible debt, who collectively beneficially owned securities representing approximately 64% of our fully diluted common stock, entered into an agreement to sell their securities to Ocean Park Advisors, LLC (“OPA”) and M.A.G. Capital, LLC (“MAG”), a current shareholder of our predecessor, for a nominal amount of cash. In connection with the closing of this transaction, our Board of Directors and Chief Financial Officer at that time resigned and Bruce Comer and Heng Chuk, principals of OPA, became members of the Board. Additionally, Messrs. Comer and Chuk became our Chief Executive Officer and the Chief Financial Officer and Secretary, respectively.

On December 6, 2005, we concluded the exchange of certain securities (the “Exchange Offering”). MAG, its affiliated funds, and other investors who held our 2005 Subordinated Convertible Notes, our 2007 Senior Secured Convertible Notes, our Senior Secured Convertible Notes issued May 2, 2005, and our Series F and G Convertible Preferred Stock, exchanged their securities for shares of newly created Series H Convertible Preferred Stock (the “Series H”), and OPA exchanged its securities for shares of newly created Series I Convertible Preferred Stock (the “Series I”). Pursuant to this transaction, 10,000 and 15,000 shares of the Series F and Series G Convertible Preferred Stock, respectively, were cancelled and 27,889 and 13,794 shares of the Series H and Series I, respectively, were issued. W. Bruce Comer and Heng Chuk, two of our executive officers and principals of OPA, may have been deemed to have beneficially owned such Series I preferred stock, although they each disclaimed any such beneficial ownership except to the extent of their pecuniary interest therein. Additionally, OPA received a fee of $75,000 as compensation for its services in structuring the transactions related to the Exchange Offering.

On December 6, 2005, Monarch Pointe Fund, Ltd., a fund affiliated with MAG, and Asset Managers International Limited, each entered into an agreement to loan us up to $375,000 (for an aggregate of up to $750,000), in the form of Convertible Secured Promissory Notes, to use for (i) the payment of certain expenses, including the payment of $75,000 to OPA as compensation for its services in structuring the transactions mentioned above, (ii) to settle with certain creditors, and (iii) to develop and pursue strategic alternatives. On the same date, we made an initial draw of $450,000 under the Convertible Secured Promissory Notes. The remaining $300,000 was drawn upon in January 2006.

On September 20, 2006, we entered into a management services agreement with OPA. The management services agreement provides for an initial term of one year, after which time it may be terminated by either party upon thirty days' notice. Pursuant to the terms of the services agreement, the Company and OPA have agreed that Mr. Comer and Mr. Chuk shall continue to serve as our Chief Executive Officer and Chief Financial Officer, respectively, and that OPA shall have the right to appoint two directors to our Board. Other of OPA's professionals and consultants may also perform general and administrative functions for the Company. See “Employment and Management Agreements.” In consideration of the services provided by OPA to the Company, we will pay OPA a monthly fee of $75,000 and a bonus of $400,000 contingent upon the performance of certain milestones. In addition, we granted stock options to Ocean Park Advisors, LLC to purchase 2,069,109 shares of common stock (approximately 3% of the common shares outstanding on a fully-diluted basis), at an exercise price of $0.76 per share. The stock options vest fully at the later of 1) the date the quoted closing price for the Company's common stock reaches $1.33 per share or higher, and 2) the date the 2006 Incentive Compensation Plan and the requisite increase in the Company's authorized capital stock are approved by shareholders. On November 28, 2006, the stockholders at a special meeting of shareholders approved our 2006 Plan and the Reincorporation resulting in the requisite increase in authorized capital stock, and the OPA options became fully-vested on such date. The OPA options were originally granted with an expected life of five years; on December 26, 2006, they were amended and restated to provide that they will only be exercisable after January 1, 2008 and on or before December 31, 2008 (an expected life of 2.3 years from the date of grant), with provisions for acceleration in the event of a change in control of the Company.

On September 20, 2006, we entered into an agreement with OPA, pursuant to which OPA agreed to convert its Series I Convertible Preferred Stock into common stock and to waive the anti-dilution rights associated with the Series I Convertible Preferred Stock. In consideration of converting such Series I Convertible Preferred Stock and waiving such anti-dilution rights, we issued warrants to OPA to purchase approximately 4.8 million shares of common stock at $0.76 per share. The OPA warrants would vest upon the later of (i) the date the Reincorporation becomes effective, or (ii) the date that the price of the Company's stock closes at higher than $0.76 per share for 50% of such warrants, and higher than $1.14 per share for the other 50% of such warrants. The two vesting conditions were satisfied and the OPA warrants were fully vested. On January 25, 2007, OPA elected to cashless exercise the warrants in full pursuant to the terms therein, in exchange for the issuance of an aggregate of 3,765,097 shares of our common stock.

On September 20, 2006, Asset Managers International Limited and Monarch Pointe Fund, Ltd. each received 815,675 shares of common stock upon the conversion of their Convertible Secured Promissory Notes dated December 6, 2005 in accordance with the terms of such promissory notes. In connection with the Acquisition, we issued to certain funds managed by M.A.G. Capital, LLC (“MAG”) 80,733 shares of common stock upon the cashless exercise of warrants to acquire 417,119 of our common shares held by such funds, based on the closing price of our common stock on September 19, 2006.

On September 20, 2006, in consideration for the assignment to the Company of certain rights to acquire Vanguard, we issued to MAG warrants (the “MAG Warrants”) to purchase 6,500,000 shares of common stock (approximately 10% of the common shares on a fully-diluted basis) upon closing of the Acquisition. Half of the MAG Warrants have an exercise price of $1.1381 per share, and the other half have an exercise price of $1.3278 per share. MAG also received a cash fee of $435,000 to cover certain due diligence and legal expenses it incurred in connection with the Acquisition.

We and certain of our stockholders entered into voting agreements, each dated as of September 20, 2006. The stockholders who entered into the voting agreements collectively beneficially owned securities with the voting power equivalent to that of 52 million common shares (or approximately 99% of the voting power of our capital stock) at that time, and agreed to vote their shares in favor of approving the Reincorporation and approving our 2006 Incentive Compensation Plan and the Amendment to the Company's 2006 Incentive Compensation Plan at our special meeting of shareholders held on November 28, 2006. Such proposals were approved by stockholders at the special meeting of shareholders on that date.

In connection with the sale of our Series J Convertible Preferred Stock, we entered into a Registration Rights Agreement, dated as of September 20, 2006, with certain related parties (including Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., M.A.G. Capital, LLC and Ocean Park Advisors, LLC). In addition, we previously granted registration rights to the holders of our Series H and Series I Convertible Preferred Stock.

On August 11, 2006, we granted Bruce Comer, our Chief Executive Officer, and Heng Chuk, our Chief Financial Officer and Secretary options to purchase 180,622 and 86,698 shares of common stock, respectively, with an exercise price of $0.46 per share, or 110% of the fair value of the common stock on the date of grant, and vesting fully on December 1, 2006. Our two independent directors, Paul Galleberg and Jeffrey Lawton, were each awarded an option to purchase 36,124 shares of common stock, at an exercise price of $0.42 per share and vesting fully on September 13, 2006 and November 4, 2006, respectively (being six months after the appointment of each director). All stock options issued to the above individuals were originally set to expire on March 15, 2007; on March 14, 2007, we extended the expiration terms to December 31, 2007. The options were not exercisable until approval by our stockholders. On November 28, 2006, the stockholders approved the stock options at a special meeting of stockholders.

On March 14, 2007, the Company entered into a services agreement with PV Asset Management, LLC, a company controlled by Paul Galleberg, a member of the Board of Directors. Pursuant to the terms of that agreement, which was effective as of February 5, 2007, Mr. Galleberg performs management and consulting services for the Company. The term of the agreement extends through August 3, 2007. Under the agreement, Mr. Galleberg's company receives a base fee of $10,000 per month and may receive a bonus up to $75,000 upon the achievement of specified goals. Mr. Galleberg is entitled to stock option grants on each of April 5, 2007, June 5, 2007, and August 5, 2007 of 91,666 shares of common stock, provided that no such options will be granted until the eleventh day after the effectiveness of a registration statement filed by the Company under the Securities Act of 1933 after February 5, 2007. The options will be fully vested on the date of grant, will have a term of five years, and an exercise price equal to the fair market value of our common stock on the grant date. As of March 31, 2007, the Company’s registration statement had not been declared effective and the stock options had not been granted. As long as the agreement is in effect, Mr. Galleberg will not receive any cash compensation for serving on our Board. See “Certain Relationships and Related Transactions”.

CHANGE IN ACCOUNTANTS

On August 16, 2004, the Audit Committee of the Board of Directors selected and engaged Virchow, Krause & Company, LLP (“Virchow Krause”) as its independent public accountant for the fiscal year ended December 31, 2004. During the audit of the consolidated financial statements of the Registrant for the fiscal year ended December 31, 2004, and through December 9, 2005, there were no disagreements with Virchow Krause, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

On December 8, 2005, Virchow Krause provided written notice to us that they had resigned as our auditors and principal accountants, effective as of that date. Furthermore, we were also informed by Virchow Krause that it had not performed a review of our consolidated financial statements as of and for the three and six month periods ended June 30, 2005, which were included in our Form 10-Q for the period ended June 30, 2005 (the “Q2 2005 Form 10-Q”), as required by Regulation S-X under the Securities Exchange Act of 1934. No disclosure was made by us that Virchow Krause had not performed a review of our consolidated financial statements as of and for the periods ended June 30, 2005.

The audit report of Virchow Krause on the consolidated financial statements of Diametrics Medical, Inc. for the fiscal year ended December 31, 2004 contained a separate paragraph stating:

“The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses and negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.” Other than such qualification as to uncertainty as a going concern, the aforementioned audit report of Virchow Krause did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles.

On December 9, 2005, our Board of Directors selected and engaged McKennon, Wilson & Morgan LLP (“MWM”) as its independent public accountants for the fiscal year ending December 31, 2005, and to perform reviews of our consolidated financial statements as of and for the three and six month periods ended June 30, 2005, and as of and for the three and nine month periods ended September 30, 2005.

On December 9, 2005, MWM advised us of its acceptance of the engagement. During the two most recent fiscal years and through December 9, 2005, we had not consulted with MWM regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered in our financial statements, and neither a written report was provided to us nor oral advice was provided by MWM that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a) (1) (v) of Regulation S-K.

MWM completed its review of our consolidated financial statements for the three and six month periods ended June 30, 2005, and we filed an amended Q2 2005 Form 10-Q on December 19, 2005.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to a total of 1,530,475 shares of common stock by the selling stockholders, comprising shares of common stock underlying shares of Series A Convertible Preferred Stock that were issued to certain of the selling stockholders pursuant to transactions exempt from registration under the Securities Act.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder in the second column and the percentage of ownership of that selling stockholder in the third column, shares of common stock underlying shares of Series A convertible preferred stock held by that selling stockholder that are convertible within 60 days of June 1, 2007are included, in each case without regard to any limitations on conversion. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 19,581,555 shares of common stock outstanding as of June 1, 2007.

None of the selling shareholders within the past three years has held any position or office with us or has had any material relationship with us or any of our predecessors or affiliates.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each individual named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby (2)	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering

Erasmus Louisiana Growth Fund, L.P. (4) 2651 North Harwood Suite 210 Dallas, TX 75201	2,635,901	11.9%	67,648	2,568,253	11.6%

St. Cloud Capital Partners, LP (5) 10866 Wilshire Blvd. #1450 Los Angeles, CA 90024	3,031,286	13.4%	33,824	2,997,462	13.3%

C. David Callaham (6) 1084 N.E. Hwy 99 Vancouver, WA 98686	2,530,465	11.4%	67,648	2,462,817	11.1%

Portland Fixture Limited Partnership (7) 16390 SW Langer Drive Sherwood, OR 97140	658,975	3.3%	67,648	591,327	2.9%

The Richard Aronow Trust (8) 7224 Eads Ave. La Jolla, CA 92037	658,975	3.3%	67,648	591,327	2.9%

Nautilus Trust (9) 100 N. Crescent Dr. #300 Beverly Hills, CA 90210	448,103	2.2%	67,648	380,455	1.9%

Alegre Trust (10) c/o Clarity Partners 100 N. Crescent Dr. #300 Beverly Hills, CA 90210	434,924	2.2%	67,648	367,276	1.8%

Rader Living Trust (11) c/o Clarity Partners 100 N. Crescent Dr. #300 Beverly Hills, CA 90210	434,924	2.2%	67,648	367,276	1.8%

Gregory W. Econn Trust (12) 113 Fremont Place Los Angeles, CA 90005	329,488	1.7%	67,648	261,840	1.3%

Geller Living Trust (13) 310 St. Cloud Rd. Bel-Air, CA 90077	263,590	1.3%	33,824	229,766	1.2%

James A. Sears (14) 30 Foxes Dale London, United Kingdom	263,590	1.3%	67,648	195,942	1.0%

Armando Engenheiro (15) 782 Manning Ave. Toronto, Ontario M6G 2W6, Canada	197,693	1.0%	67,648	130,045	*

Belinda Fung Pui Kit (16) Flat 28B The Harborview 11 Magazine Gap Road Hong Kong	131,795	*	67,648	64,147	*

James W. Econn Family Trust (17) 2347 Century Hill Los Angeles, CA 90067	131,795	*	67,648	64,147	*

Ravi Bhaskaran (18) 499 Marina Blvd #303 San Francisco, CA 94123	131,795	*	67,648	64,147	*

Donald A. Buss (19) 440 NW Hilltop Rd. Portland, OR 97210	105,436	*	67,648	37,788	*

Curtis Palmer (20) 1302 Devlin Dr. Los Angeles, CA 90069	65,898	*	65,898	0	*

FOB I (21) 1955 Raymond Drive, Suite 111, Northbrook, Il 60062	65,898	*	65,898	0	*

JKCM and M, LLC (22) 22 Mikro Lane Laguna Niguel, CA 92677	65,898	*	33,824	32,074	*

Kent Liu (23) 954 14th St #5 Santa Monica, CA 90403	65,898	*	65,898	0	*

Matador Microcap LP (24) 103 Faulk Road #202 Wilmington DE 19803	65,898	*	65,898	0	*

Michael Marchetti (25) 416 Highland Ave. Manhattan Beach, CA 90266	65,898	*	65,898	0	*

Shahriar Alikhani (26) 22 Mikro Lane Laguna Niguel, CA 92677	65,898	*	33,824	32,074	*

Benjamin Hom (27) 1914 Corinth Ave #202 Los Angeles, CA 90025	39,539	*	39,539	0	*

John E. Anderson III (28) 285 Homewood Rd. Los Angeles, CA 90049	39,539	*	39,539	0	*

Brian Weiss (29) 16 Kamalii Ct. Newport Beach, CA 92663	39,539	*	39,539	21,674	*

*	Indicates less than 1.0%.

(1)
Percentages are based on 19,581,555 shares of our common stock outstanding and takes into account only that portion of the selling stockholder's holdings that are convertible and/or exercisable within 60 days of June 1, 2007.

(2)
Pursuant to registration rights agreements with certain of the selling stockholders, we are required to register and to include in this prospectus shares of common stock into which the Series A Convertible Preferred Stock held by these selling stockholders may be converted or exercised.

(3)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all the shares of common stock registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares of common stock pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements, or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(4)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Matthew O'Reilly, as managing partner of Erasmus Louisiana Growth Fund L.P., has voting and investment control of the shares owned by it.

(5)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Marshall S. Geller, as managing partner of St. Cloud Capital Partners, L.P., has voting and investment control of the shares owned by it.

(6)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(7)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). David Zimel, as managing partner of Portland Fixture Limited Partnership, has voting and investment control of the shares owned by it.

(8)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Richard Aronow, as Trustee for the Richard Aranow Trust, has voting and investment control of the shares owned by it.

(9)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Barry Parker, as Trustee of the Nautilus Trust, has voting and investment control of the shares owned by it.

(10)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). David Lee, as Trustee of the Alegre Trust, has voting and investment control of the shares owned by it.

(11)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Stephen Rader, as Trustee of the Rader Living Trust, has voting and investment control of the shares owned by it.

(12)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Gregory Econn, as Trustee of the Gregory W. Econn Trust, has voting and investment control of the shares owned by it.

(13)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Marshall S. Geller, as Trustee of the Geller Living Trust, has voting and investment control of the shares owned by it.

(14)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(15)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(16)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(17)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). James Econn, as Trustee of the James W. Econn Family Trust, has voting and investment control over the shares owned by it.

(18)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(19)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(20)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(21)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Wayne Kazan, as managing partner of FOB I, has voting and investment control over the shares owned by it.

(22)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Shahriar Alikhani, as managing member of JKCM and M, LLC, has voting and investment control over the shares owned by it.

(23)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(24)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2). Jeffrey A. Berg, as managing partner of Matador Microcap LP, has voting and investment control of the shares owned by it.

(25)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(26)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(27)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(28)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

(29)
Represents shares of common stock underlying Series A Convertible Preferred Stock (including interest shares). This selling stockholder is not a broker-dealer or affiliate of a broker dealer. See also footnote (2).

We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we will receive funds from the exercise of warrants and options held by the selling stockholders, if exercised. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF CAPITAL STOCK

  Common Stock

We are currently authorized to issue up to 150,000,000 shares of common stock, par value $0.01 per share, of which 19,581,555 are currently outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock are fully paid for and non-assessable.

Preferred Stock

Our Certificate of Incorporation authorizes the Board of Directors to issue preferred stock in one or more series and our Board, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

We are currently authorized to issue up to 50,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 28,524,504 shares are currently outstanding. Our issued and outstanding preferred stock consists of 28,500,000 shares of Series A Convertible Preferred Stock and 24,504 shares of Series B Convertible Preferred Stock.

Prior to the effectiveness of the Reincorporation on November 28, 2006, our issued and outstanding preferred stock consisted of 27,224 shares of Series H Convertible Preferred Stock, 28,500 shares of Series J Convertible Preferred Stock, and 4,300 shares of Series K Convertible Preferred Stock. Upon the effectiveness of the Reincorporation, (i) each outstanding share of the Series H Convertible Preferred Stock of the Company was automatically converted into shares of Series B Convertible Preferred Stock, on a one-for-one basis; (ii) each outstanding share of the Series J Convertible Preferred Stock was automatically converted into shares of Series A Convertible Preferred Stock, on a one-for-ten thousand basis; and (iii) each of the 4,300 outstanding shares of our Series K Convertible Preferred Stock was automatically converted into 2,583.7209 shares of common stock (for an aggregate of approximately 11.11 million shares of common stock).

The Series A and Series B Convertible Preferred Stock have the following characteristics:

  Dividends

The holders of Series A and Series B convertible preferred stock are entitled to receive dividends when, and if declared by our Board of Directors.

The holders of Series A convertible preferred stock are entitled to receive dividends at a rate of 8% per annum in cash or additional shares of Series A preferred stock, at our option. The dividends accrue whether or not the Board of Directors declares a dividend. If we elect to pay the dividend in additional shares of Series A convertible preferred stock, the value of each such share paid as a dividend shall be deemed to be equal to the product of a) the number of common shares into which the preferred share is convertible into, and b) the conversion price then in effect (currently $0.76 per common share).

  Conversion

Each share of Series B convertible preferred stock is convertible at the option of the holders at any time into 10,000 shares of common stock, subject to adjustment for dividends.

The Series A convertible preferred stock is convertible into common stock at the option of the holder. Each share is convertible by dividing the Series J convertible preferred stock purchase price per share ($1.00) by the then existing conversion price, currently $0.76 per share. Each holder may convert their shares into common stock, provided we have the requisite number of authorized shares of common stock available. Additionally, provided that (i) there is an effective Registration Statement on file with the Securities and Exchange Commission registering the maximum number of shares of Common Stock to be issued upon conversion of the Series A convertible preferred stock, and (ii) the closing price of the common stock for the twenty (20) preceding trading days is equal to or greater than two times the conversion price, then we may, at our option, require any holder of Series A convertible preferred stock to convert all, or a portion, of the then outstanding Series A convertible preferred stock into common stock.

In the event we issue additional shares of common stock or common stock equivalents at a price per share lower than the Series A conversion price, the Series A convertible preferred stock is entitled to a weighted-average anti-dilution adjustment its conversion price. The Series A conversion price is also subject to proportional adjustment in the event of stock splits, combinations and other recapitalizations or reorganizations.

Voting

The Series B convertible preferred stock is non-voting.

The holders of shares of Series A convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Board of Directors

The holders of the Series A preferred stock collectively have the right to elect one director to the Board, until such time as the holders hold less than 15% of our fully-diluted common stock.

Liquidation Preference

Each holder of the Series B and Series A convertible preferred stock is entitled to receive a liquidation preference equal to an amount equal to the assets available for distribution to shareholders at an amount equal to the greater of (i) the respective purchase price per share and any declared but unpaid dividends on such share, or (ii) the amount such holders would be entitled to receive had such holders converted their shares into shares of common stock.

Registration Rights

In connection with the issuance of the Series A convertible preferred stock, we are required to file a registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission no later than the later of (x) the date that is ninety days from September 20, 2006 or the date that is five business days following the receipt of shareholder approval of the Reincorporation in order to register the resale of the Series A convertible preferred stock under the Securities Act. In the event that we fail to have the registration statement declared effective by the SEC by the date that is 60 days after the filing of the registration statement, in the event the SEC has no comments, or by the date that is 120 days after the date of filing, in the event the SEC has comments on the registration statement, or fail to maintain the effectiveness of the registration statement thereafter, then we must pay the holders of the Series A convertible preferred stock an amount equal to $6,250 for each day the registration statement is not effective; provided, however, that our obligation to pay such amount shall cease on September 20, 2008.

Redemption

The Series A and Series B convertible preferred stock are non-redeemable.

Stock Options

As of June 1, 2007, there were outstanding stock options to purchase 3,127,312 shares of our common stock pursuant to the 2006 Incentive Compensation Plan at a weighted average exercise price of $0.72 per share and an additional 3,465,443 shares reserved for future grant under this stock option plan.

Warrants

As of June 1, 2007, there were outstanding warrants to purchase 6,814,946 shares of our common stock with exercise prices ranging from $1.138 - $2.50 per share.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and director. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Our Certificate of Incorporation and Bylaws include provisions that:

•	allow the Board of Directors to issue, without further action by the stockholders, up to 50,000,000 shares of undesignated preferred stock;

•	require that special meetings of our stockholders be called only by the Board of Directors, the Chairman of the Board, or a Committee authorized to call such meetings;

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders;

•	establish a classified Board of Directors; and

•
provide that the Bylaws and certain provisions in the Certificate of Incorporation may only be amended by an affirmative vote of at least 66  2 / 3 % of the voting power of the outstanding capital stock;

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan win be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 1/2% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer and Trust Company, located at 59 Maiden Lane, New York, New York 10038.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 1, 2007, we had outstanding 19,581,555 shares of common stock.

Rule 144

Except for shares held by any of our affiliates, all of the shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares were purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an affiliate (as the term affiliate is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

•	1% of the number of shares of common stock then outstanding, which as of June 1, 2007 would equal approximately 195,816; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. Selling stockholders who are not affiliates will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

Resale of Shares Underlying Stock Options

The 2006 Incentive Compensation Plan provides for the grant of stock options for 6,592,755 shares of common stock, of which as of June 1, 2007, options to purchase 3,127,312 shares were outstanding and options to purchase 3,465,443 shares remained available for grant.

PLAN OF DISTRIBUTION

We are registering certain shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock (the “Registered Securities”), and to permit the resale of these shares of common stock by the holders of the Registered Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock as described in the registration rights agreements we have entered into with the selling stockholders.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers who in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Registered Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreements, estimated to be $99,598 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our “affiliates,” as that term is defined in the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Zimmermann, Koomer, Connolly, Finkel, & Gosselin LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Allegro Biodiesel Corporation at December 31, 2006 and 2005 and for each of the years then ended appearing in this prospectus and registration statement have been audited by McKennon, Wilson & Morgan LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. Additionally, the financial statements of Vanguard Synfuels, LLC at December 31, 2005 and 2004 and for each of the years than ended appearing this prospectus and registration statement have been audited by McKennon Wilson Morgan, LLP, independent registered public accounting firm, as set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.
ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

INDEX TO ALLEGRO BIODIESEL CORPORATION (formerly Diametrics Medical, Inc.)

FINANCIAL STATEMENTS

Audited Financial Statements for Allegro Biodiesel Corporation

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as March 31, 2007 (Unaudited) and December 31, 2006	F-3

Consolidated Statements of Operations for the Three Months Ended March 31, 2007 and 2006 (Unaudited) and for the Years Ended December 31, 2006 and 2005	F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the Three Months Ended March 31, 2007 (Unaudited) and the Years Ended December 31, 2006 and 2004	F-5

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 (Unaudited) and for theYears Ended December 31, 2006 and 2004	F-6

Notes to Consolidated Financial Statements	F-7

Financial Statements of Vanguard Synfuels, LLC (a Development-Stage Company)

Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheets as June 30, 2006 (unaudited) and December 31, 2005	F-20

Consolidated Statements of Operations for the six months ended June 30, 2006 and 2005 (unaudited), the period from inception (April 28, 2003) through December 31, 2005, and the years ended December 31, 2005 and 2004
F-21

Statements of Members' Equity (Deficit) period from inception (April 28, 2003) through December 31, 2003, the years ended December 31, 2004 and 2005, and the six months ended June 30, 2006 (unaudited)	F-22

Statements of Cash Flows for the six months ended June 30, 2006 and 2005 (unaudited), the period from inception (April 28, 2003) through December 31, 2005, and the years ended December 31, 2005 and 2004
F-23

Notes to Consolidated Financial Statements	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Allegro Biodiesel Corporation

We have audited the accompanying consolidated balance sheet of Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.) and its subsidiaries (collectively “Allegro”) as of December 31, 2006, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of Allegro's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allegro Biodiesel Corporation and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
April 6, 2007

ALLEGRO BIODIESEL CORPORATION
(FORMERLY DIAMETRICS MEDICAL, INC.)

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$3,778,383	$5,578,291
Accounts receivable, net	471,049	514,731
Inventory	312,822	657,245
Other current assets	388,375	200,411
Total current assets	4,950,629	6,950,678

Property and equipment, net	4,840,267	4,737,033
Intangible assets, net	4,074,300	4,300,650
Goodwill	19,978,894	19,978,894
Other	25,896	26,296
Deferred income taxes	362,560	362,160
Total assets	$34,232,546	$36,355,711

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$150,000	$150,000
Accounts payable	531,028	690,944
Accrued expenses	1,802,341	1,248,053
Deferred income taxes	362,560	362,160
Total current liabilities	2,845,929	2,451,157
Notes payable and line of credit	2,867,379	3,017,379
Total liabilities	5,713,308	5,468,536

Shareholders’ Equity:
Convertible preferred stock, $1.00 par value: 50,000,000 shares authorized
Issued and outstanding shares - 28,527,224 at March 31, 2007 and December 31, 2006	312,224	312,224
Common stock, $0.01 par value: 150,000,000 shares authorized
Issued and outstanding shares - 18,384,555 and 14,619,458 at March 31, 2007 and December 31, 2006, respectively	183,846	146,195
Additional paid−in capital	312,829,812	311,836,455
Accumulated deficit	(284,806,644)	(281,407,699)
Total shareholders’ equity	28,519,238	30,887,175
Total liabilities & shareholders' equity	$34,232,546	$36,355,711

See accompanying notes to these consolidated financial statements.

ALLEGRO BIODIESEL CORPORATION
(FORMERLY DIAMETRICS MEDICAL, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		For the Years Ended December 31,
	2007	2006	2006	2005
Sales	$1,843,174	$-	$1,802,926	$-
Cost of sales, net of excise credits of $79,534, $0, $57,184 and $0, respectively	2,084,981	-	2,000,089	-
Gross profit (loss)	(241,807)	-	(197,163)	-

Operating expenses:
Selling, general and administrative	2,075,513	40,887	25,404,059	1,515,723
Research and development	-	-	-	477,432
Restructuring and other charges	-	-	-	93,314
Amortization of intangible assets	226,350	-	226,350
Impairment of goodwill	-	-	51,012,250	-
Total operating expenses	2,301,863	40,887	76,642,659	2,086,469
Operating income (loss)	(2,543,670)	(40,887)	(76,839,822)	(2,086,469)

Interest expense	(86,614)	(82,106)	68,096	(7,891,364)
Interest income	38,836	1,019	(879,029)	-
Loss on change in fair value of derivatives	-	-	-	(701,347)
Registration rights	(237,500)	-	-	-
Other income, net	-	11,067	142,871	647,505
Loss before income taxes	(2,828,948)	(110,907)	(77,507,884)	(10,031,675)

Income tax benefit (provision)	-	-	2,258,070	-
Net loss	(2,828,948)	(110,907)	(75,249,814)	(10,031,675)
Deemed dividend on preferred stock	(570,000)	-	(28,500,000)
Loss available to common shareholders	$(3,398,948)	$(110,907)	$(103,749,814)	$(10,031,675)

Net loss per share, basic and diluted	$(0.19)	$(0.31)	$(46.84)	$(28.56)
Weighted average number of common shares under in per share calculations	18,343,182	354,177	2,214,966	351,218

See accompanying notes to these consolidated financial statements.

ALLEGRO BIODIESEL CORPORATION
(FORMERLY DIAMETRICS MEDICAL, INC.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance, December 31, 2004	25,000	$250	351,218	$351,218	$163,556,121	$(166,992,877)	$(3,085,288)
Exchange of convertible notes and Series F&G convertible preferred stock for Series H & Series I convertible preferred stock	16,683	167	-	-	12,325,209	-	12,325,376
Beneficial conversion feature on senior convertible notes	-	-	-	-	450,000	-	450,000
Net loss						(10,031,675)	(10,031,675)
Balance, December 31, 2005	41,683	417	351,218	351,218	176,331,330	(177,024,552)	(341,587)
Beneficial conversion value related to convertible senior notes	-	-	-	-	300,000	-	300,000
Conversion of convertible preferred stock into common stock	(18,106)	(18,095)	12,492,359	1,490,850	(1,472,443)	-	312
Stock compensation expense	-	-	-	-	2,599,936	-	2,599,936
Sale of Series A convertible preferred stock, net of offering costs of $260,000	2,850	2,850	-	-	28,237,150	-	28,240,000
Beneficial conversion value on Series J preferred stock	-	-	-	-	28,500,000	(28,500,000)	-
Value assigned to stock options and warrants issued to Ocean Park Advisors LLC	-	-	-	-	20,851,975	-	20,851,975
Value assigned to the issuance of common stock warrants to MAG Capital LLC in connection with the acquisition of Vanguard Synfuels, LLC	-	-	-	-	19,872,178	-	19,872,178
Conversion of convertible debt into common stock	-	-	1,631,350	1,631,350	(750,000)	(74,842)	806,508
Issuance of common stock through the cashless exercise of warrants	-	-	80,733	80,733	(80,733)	-	-
Issuance of Series K convertible preferred stock in connection with the acquisition of Vanguard Synfuels LLC.	4,300	4,300	-	-	34,436,700	-	34,441,000
Conversion of Series J convertible preferred stock into Series A convertible preferred stock	28,497,150	282,150	-	-	(282,150)	-	-
Stock split	(653)	40,602	63,798	66,407	(107,009)	-	-
Amendment to the par value of common stock in connection with the Reincorporation	-	-	-	(3,474,363)	3,399,521	74,842	-
Net loss	-	-	-	-	-	(75,249,814)	(75,249,814)
Accrual of dividends on Series A convertible preferred stock	-	-	-	-	-	(633,333)	(633,333)
Balance, December 31, 2006	28,527,224	312,224	14,619,458	146,195	311,836,455	(281,407,699)	30,887,175
Stock compensation expense	-	-	-	-	1,031,008	-	1,031,008
Cashless exercise of common stock warrants	-	-	3,765,097	37,651	(37,651)	-	-
Net loss	-	-	-	-	-	(2,828,948)	(2,828,948)
Accrual of dividends on Series A convertible preferred stock	-	-	-	-	-	(570,000)	(570,000)
Balance, March 31, 2007 (unaudited)	28,527,224	$312,224	18,384,555	$183,846	$312,829,812	$(284,806,644)	$28,519,238

See accompanying notes to these consolidated financial statements.

ALLEGRO BIODIESEL CORPORATION
(FORMERLY DIAMETRICS MEDICAL, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		For the Years Ended December 31,
	2007	2006	2006	2007

Cash flows from operating activities:
Net loss	$(2,828,948)	$(110,907)	$(75,249,814)	(10,031,675)
Adjustments to reconcile net loss to net cash
Gain on settlement of creditor obligations	-	(11,068)	-	(633,004)
Depreciation and amortization	305,586	-	311,923	3,171
Stock-based compensation	1,031,008	-	23,177,750	-
Deferred income taxes	-	-	(2,258,070)	-
Accretion of convertible notes payable and amortization of debt discount	-	63,818	737,443	7,917,942
Change in fair value of derivative liabilities		-	-	701,347
Impairment of goodwill	-		51,078,119	-
Changes in operating assets and liabilities:
Accounts receivable	43,682	-	(369,273)	-
Inventory	344,423	-	(414,017)	-
Prepaid expenses and other assets	(187,965)	16,588	(105,878)	64,829
Accounts payable	(159,512)	(468,984)	(643,389)	362,798
Accrued expenses	(15,712)	18,600	215,817	299,619
Net cash used in operating activities	(1,467,438)	(491,953)	(3,519,389)	(1,314,973)

Cash flows from investing activities:
Capital expenditures	(182,470)	-	(524,206)	-
Acquisition of Vanguared Synfuels LLC, netof cash acquired	-	-	(18,538,953)	-
Net cash used in investing activities	(182,470)	-	(19,063,159)	-

Cash flows from financing activities:
Net proceeds from issuance of convertible preferred stock			28,240,000	-
Proceeds from issuance of convertible notes	-	300,000	300,000	600,000
Principal payments on notes payable	(150,000)	-	(759,988)	-
Net cash provided by (used in) financing activities	(150,000)	300,000	27,780,012	600,000

Net increase (decrease) in cash and cash equivalents	(1,799,908)	(191,953)	5,197,464	(714,973)
Cash and cash equivalents at beginning of period	5,578,291	380,827	380,827	1,095,800
Cash and cash equivalents at end of period	$3,778,383	$188,874	$5,578,291	$380,827

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$91,637	$-	$-	$-
Cash paid during the period for income taxes	$300	$-	$13,548	$-
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series K convertible preferred stock in connection with the acquisition of Vanguard Synfuels LLC	$-	$-	$34,441,000	$-
Conversion of convertible debt into common stock	$-	$-	$750,000	$-

See accompanying notes to these consolidated financial statements.

ALLEGRO BIODIESEL CORPORATION
(FORMERLY DIAMETRICS MEDICAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business

Organization

On September 20, 2006, Allegro Biodiesel Corporation (formerly known as Diametrics Medical, Inc., and herein referred to as the “Company”, “Allegro” or “Diametrics”) acquired Vanguard Synfuels, LLC (“Vanguard”), a producer of biodiesel fuel that owns and operates a production facility located in Pollock, Louisiana (the “Acquisition”). From January 2005 to September 19, 2006, Diametrics was considered a “shell company” as defined by the Securities and Exchange Commission, wherein its business activities were primarily focused on raising additional financing and the pursuit of a strategic transaction. Prior to January 2005, the Company was involved with the development, production and distribution of medical devices since its inception. All such operations were discontinued during 2005.

Business

Through the acquisition of Vanguard, the Company owns an operating biodiesel production facility that uses renewable agricultural-based feedstock (primarily soybean oil) to produce biodiesel fuel, which is sold in both blended and unblended form with petroleum diesel. The product is sold primarily to regional wholesale bulk fuel distributors.

Vanguard was formed on April 28, 2003 (“Inception”) as a limited liability company. Vanguard purchased assets from Farmland Industries' bankruptcy trustee on July 31, 2003. These assets included 320 acres of land, an ammonia plant which was shuttered in 2001, and existing plant infrastructure. Vanguard converted the existing facility (the “Pollock Facility”) into a biodiesel production facility. Vanguard began testing of its facility in early 2006, and commenced production and sales of biodiesel in April 2006. Vanguard was a development-stage company prior to April 2006.

Reincorporation

On November 28, 2006, the Company reincorporated in the State of Delaware (the “Reincorporation”) and, in connection with the Reincorporation, changed its corporate name from Diametrics Medical, Inc. to Allegro Biodiesel Corporation. The Reincorporation also resulted in an increase in the number of the Company's authorized shares of common stock to 150,000,000 shares and the authorized shares of preferred stock to 50,000,000 shares. Each outstanding share of common stock of the Company was automatically converted into shares of the common stock of the Delaware company, on a one-for-one-basis. Each outstanding share of Series H and Series J convertible preferred stock was automatically converted into shares of Series B and Series A Convertible Preferred Stock of the Delaware Company, on a one-for-one and one-for ten thousand basis, respectively. Outstanding options and warrants to purchase the Company's common stock were converted into options and warrants to purchase the same number of shares of the Delaware Company's common stock.

Plan of Operation

The Company is pursuing measures to decrease the cost of feedstock and improving our operating efficiency. In the fourth quarter of 2006, the Company ordered a methanol distillation system with the goal of reducing our methanol usage needs in the production of biodiesel. The methanol system has been substantially paid for, and is scheduled for installation and operation in May 2007. In April 2007, the Company began to introduce crude soybean oil feedstock in its biodiesel production process, which to-date has used refined soybean oil (a more expensive commodity) as the primary feedstock. The Company is currently pursuing proposals on additional equipment systems that will allow a higher proportionate usage of crude soybean oil feedstock, with the purpose of enabling greater feedstock cost savings thereby. In addition, the Company is pursuing other, lower-cost modes of transport (such as freight by river barge, instead of rail or truck transport) for inbound supplies as well as outbound finished product. It is expected that such improvements may require $1-2 million in capital expenditures.

The Company also plans to increase our production and sales of biodiesel to utilize the full 12 million gallon capacity of the Pollock Facility. In the future, the Company may increase its annual current production capacity from 12 million gallons to 20 million gallons. Furthermore, the Company believes that a key element to success in its industry is vertical integration, and to this end it may seek to acquire or participate in projects relating to the marketing and distribution of biodiesel and diesel fuels, as well as in projects relating to the production of feedstock or other chemical inputs to the biodiesel process. Future expansion and acquisitions may be funded through the issuance of debt or equity securities or a combination thereof.

The Company believes the funds raised in the sale of our Series J convertible preferred stock together with cash from operations will be sufficient to satisfy our cash flow needs to fund existing operations through the first quarter of 2008 and for the improvements to our Pollock Facility. If additional development or acquisition opportunities arise, the Company may need to raise additional capital through additional borrowings or equity or debt financings.

There can be no assurance that we will be able to achieve sales growth in the next 12 months, or that the Company will be profitable. Actual operating expenses may be higher than expected. In such instances, it is possible that additional working capital in the next 12 months may be required. Furthermore, there can be no assurance that the Pollock Facility expansion, capital improvements to reduce production costs, or any other biodiesel-related projects will be possible at market rates and terms, or at all. The Company will likely need to raise additional debt and/or equity capital in order to finance additional biodiesel-related projects and their operations. Such financing(s) may increase the risk of the Company not being able to service its debt obligations, and/or cause dilution to existing equity holders.

2.	Acquisition of Vanguard Synfuels, LLC

On September 20, 2006, the Company acquired 100% of the membership interests of Vanguard for an aggregate purchase price of $73,412,250. The acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”), whereby the estimated purchase price has been allocated to tangible and intangible net assets acquired based upon their fair values at the date of acquisition.

The purchase price consisted of cash paid to selling shareholders for their 80% membership interest in Vanguard totaling $17,699,378. Additionally, the Company issued 4,300 shares of Series K convertible preferred stock for the remaining 20% membership interests with a deemed fair value of $34,441,000 for financial reporting purposes based on the quoted market price of $3.10 per share on the date of Acquisition. The Series K convertible preferred stock was convertible into 11,110,000 shares of common stock.

The Company also incurred direct acquisition costs totaling $21,271,872. Included in the direct acquisition costs are the fair value of warrants to purchase up to 6,500,000 shares of common stock granted to M.A.G. Capital, LLC (“MAG”), the largest single beneficial owner of the Company's equity securities. These warrants were granted in exchange for MAG's assignment of the rights they held to acquire Vanguard. The Company also paid MAG a cash due-diligence fee of $435,000, incurred legal and other direct costs of $249,721 and paid $714,976 in transaction bonuses to certain officers of Vanguard. Management applied the guidance set forth under SFAS 141, paragraph 24 to determine its accounting for direct acquisition costs. The Company accounted for the issuance of the warrants in accordance with SFAS No. 123R “Share-Based Payment” and utilized the quoted market price of $3.10 per share as of September 20, 2006 to value the securities which resulted in a fair value of $19,872,178.

The components of the aggregate purchase price are as follows:

Consideration paid:
Net cash paid to selling shareholders	$17,699,378
Value assigned to the of Series K convertible preferred stock	34,441,000
Direct acquisition costs	21,271,872
Total	$73,412,250

The purchase price of Vanguard has been allocated to assets acquired and liabilities assumed based on their estimated fair values determined by management as follows:

Cash	$125,373
Accounts receivable, net	145,458
Inventory	243,228
Plant and equipment	3,589,000
Land	709,400
Other assets	28,200
Customer relationships	4,527,000
Goodwill	71,207,293
Accounts payable	(677,782)
Accrued liabilities	(299,481)
Line of credit	(1,667,379)
Notes payable to bank	(1,500,000)
Notes payable to related parties	(759,990)
Deferred income tax liabilities	(2,258,070)
Total	$73,412,250

The purchase price represented a premium over Vanguard's appraised assets, resulting in the recognition of $71,207,293 of goodwill.  Management determined that the cash purchase price of $17,699,378, excluding direct acquisition costs, implied the fair value of Vanguard's business was approximately $22,400,000; however, the purchase price was increased through the issuance of Series K convertible preferred stock in the amount of $34,441,000. Management believed this additional consideration was appropriate to retain key management of Vanguard. The implied cash purchase price was determined based on the projected future cash flows of the business, based on the favorable market conditions at the time (primarily high oil prices and lower soybean prices) and extant government support for the industry in the form of a $1.00 per gallon of biodiesel tax credit.  Management also assessed comparable publicly-traded companies in biodiesel and other alternative energy sectors which commanded significant valuation premiums in the capital markets.  Additionally, management found there were few established biodiesel assets in the United States and construction times for new production facilities are typically in excess of one year.  Management believed Vanguard's established operations and early-mover advantage merited the cash purchase consideration paid in the transaction.

The Company immediately evaluated the carrying amount of goodwill for impairment by comparing the fair value of Vanguard of $22,400,000 (using the discounted cash flow method) to the carrying amount of goodwill. Secondly, in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, management determined the fair value of Vanguard's net assets, including tangible assets of $2,200,000 and total net assets to be $22,400,000 and allocated such fair value of the net assets of Vanguard resulting in an implied goodwill of $20,195,043.  Accordingly, management immediately recorded an impairment of goodwill in the amount of $51,012,250.

The fixed assets are being depreciated from the date of acquisition with estimated useful lives ranging from three to twenty years. The customer relationships are considered an intangible asset and are being amortized over the estimated useful live of five years from the date of the Acquisition. The goodwill is not subject to amortization and the amount assigned to goodwill is not deductible for tax purposes.

In accordance with SFAS 141, the operating results of Vanguard have been included in the Company's consolidated operating results since the acquisition date, September 20, 2006. The pro forma results of operations data which assumes that the acquisition of Vanguard had occurred at the beginning of the respective reporting periods are not being presented herein, as such results would not be meaningful: in the reporting periods prior to September 20, 2006, the Company was defined as a “shell company” with no operations and limited assets, and Vanguard was still a development-stage company with limited operations (as biodiesel production and sale began in April 2006). The Company's pro forma results for prior periods are therefore not comparable to the results for the period ending December 31, 2006. The presentation of such results would not provide any additional meaningful financial information beyond what is provided herein and in the Company's Form 8-K previously filed on September 26, 2006.

3.	Basis of Presentation and Significant Accounting Policies

Interim Financial Statements

The interim consolidated financial statements are unaudited. In the opinion of management, all adjustments have been made, consisting of normal recurring items, that are necessary to present fairly our financial position as of March 31, 2007 as well as the results of operations for the three months ended March 31, 2007 and 2006 in accordance with accounting principles generally accepted in the United States of America. The results of operations for any interim period are not necessarily indicative of the results for the entire year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Form 10-KSB for the year ended December 31, 2006.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Allegro Biodiesel Corporation and its wholly owned subsidiaries. All material inter-company accounts and transactions have been eliminated.

The Company has identified certain significant accounting policies that it considers particularly important to the portrayal of the Company's results of operations and financial position which may require the application of a higher level of judgment by the Company's management and, as a result, are subject to an inherent level of uncertainty.

Stock Split and Amendment to Shares Authorized

On June 15, 2006, the Board of Directors of the Company approved a one (1) for one hundred (100) reverse stock split of the Company's common stock. The record date of the stock split was June 30, 2006. All share and per share information have been adjusted to give effect to the stock split for all periods presented, including all references throughout the financial statements and accompanying notes. In connection with this stock split, the Board of Directors approved an amendment to the Company's Articles of Incorporation to reduce the number of authorized shares of common stock to 10,000,000, and the number of authorized shares of preferred stock to 50,000. The Board also approved amendments to the Certificates of Designations for the Company's Series H and Series I Convertible Preferred Stock to adjust the conversion price of each such series of preferred stock to reflect the stock split.

Accounting for Federal Excise Tax Credits

The Company’s biodiesel fuel in unblended form (B100) is eligible for a federal excise tax credit of $1.00 per gallon upon blending by a blender of fuel as certified with the IRS. Thus the amount of revenue that the Company may recognize in its financial statements from a gallon of biodiesel may depend on how it is sold. The two primary modes of sale are outlined below:

•
Sale of biodiesel and its tax credit. The Company sells the unblended biodiesel (i.e., B100) to a certified blender and does not claim the excise tax credit; the blender does so. The certified blender pays a premium for unblended biodiesel fuel of approximately $1.00 over the wholesale price of fuel without such excise tax credit. The certified blender then may apply for the tax credit, and the Company is not party to such application and amounts billed to the customer are not affected. In these instances, the Company records revenue equal to the full amount billed (which is approximately equal to the market price of diesel fuel plus $1.00). During the three months ended March 31, 2007 and for the year ended December 31, 2006, excise tax credits associated with biodiesel sold to certified blenders totaled $613,185 and $618,155, respectively.

•
Sale of biodiesel without its tax credit. The Company sells biodiesel blended with petrodiesel (e.g., B99) and recognizes as revenue only the wholesale market price it receives. The Company (and not the buyer), however, is entitled to apply for the excise tax credit and has historically received such credits. The Company classifies these credit amounts as a reduction of cost of sales in the accompanying consolidated statement of operations. For the three months ended March 31, 2007 and for the year ended December 31, 2006, excise tax credits received in connection with sales of blended biodiesel fuel to non-certified blenders totaled $79,534 and $57,184, respectively. The tax credits included in accounts receivable as of March 31, 2007 and December 31, 2006 were $72,254 and $43,288, respectively.

Revenue Recognition

The Company generates its revenues from the sale of biodiesel fuel and recognizes revenue when the following fundamental criteria are met:

•	persuasive evidence that an arrangement exists;

•	the products and services have been delivered;

•	selling prices are fixed and determinable and not subject to refund or adjustment; and

•	Collection of amounts due is reasonably assured.

Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue recognition is deferred in all instances where the earnings process is incomplete based on the criteria listed above. As of December 31, 2006, the Company did not have any revenues that were required to be deferred. Management provides for sales returns and allowances in the same period as the related revenues are recognized. Management bases their estimates on historical experience or the specific identification of an event necessitating a reserve.

When the Company sells unblended biodiesel fuel (i.e., to certified blenders as registered with the IRS), it records revenues that result from federal incentive programs for the production of biodiesel. When the Company sells blended biodiesel fuel to non-certified blenders, it is eligible for tax credits under certain federal incentive programs. When all requirements of the applicable incentive program have been met, generally occurring at the time of sale, the Company records a reduction to cost of sales for the credit it is to receive.

Cash and Cash Equivalents

The Company considers all highly liquid investments with insignificant interest rate risk and original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values. We maintain cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. We do not believe that as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable

The Company performs ongoing credit evaluations and continually monitors its collection of amounts due from its customers. The Company adjusts credit limits and payment terms granted to its customers based upon payment history and the customer's current creditworthiness. The Company does not require collateral from its customers to secure amounts due from them. Historically, the Company has not experienced collection issues. As such, as of March 31, 2007 and December 31, 2006, the Company did not deem an allowance for uncollectible accounts was required based on the review of its accounts receivable and collection of these balances subsequent to each of these periods. In the future, the Company may be required to record an allowance for doubtful accounts if events or circumstance exist which may result in amounts not being realized.

Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer's current credit worthiness, as determined by a review of the customer's current credit information. The Company continuously monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified.

Accounts receivable and revenues from one customer represented 88% and 75% of total accounts receivables and revenues as of December 31, 2006, respectively. The Company did not experience concentrations of accounts receivables or revenues in 2005.

Inventories

Inventories are stated at the lower of cost, determined on a first in, first out (“FIFO”) basis average cost basis, or market. The Company adopted SFAS No. 151, “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4” beginning January 1, 2006, with no material effect on its financial condition or results of operations. Abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) are recognized as current-period charges. Fixed production overhead is allocated to the costs of conversion into inventories based on the normal capacity of the production facilities.

Property, Plant and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to twenty years. Significant renewals and betterments are capitalized while maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized on the straight-line basis over the lesser of their estimated useful lives or the term of the related lease.

Long-Lived Assets

The Company reviews its fixed assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet certain criteria. SFAS No. 142, requires that an acquired intangible asset meeting certain criteria shall be initially recognized, and measured based on its fair value. The statement also provides that goodwill and other indefinite-lived assets should not be amortized, but shall be tested for impairment annually or more frequently, if circumstances indicate potential impairment, through a comparison of fair value to their carrying amount.

In accordance with SFAS No. 142, the goodwill impairment test has two steps. The first step of the impairment test identifies potential impairment by comparing the fair value with the carrying amount of the reporting unit, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step of the impairment test shall be performed to measure the amount of the impairment loss, if any. Intangibles with indefinite useful lives are measured for impairment by the amount that the carrying value exceeds the estimated fair value of the intangible. The fair value is calculated using the income approach. Intangible assets with definite useful lives will continue to be amortized over their estimated useful lives. Any impairment is recorded at the date of determination.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Due to historical net losses, a valuation allowance has been established to offset the deferred tax assets.

Net Loss per Share

Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted net loss per share reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options or other such items to common shares using the treasury stock method, based upon the weighted average fair value of our common shares during the period. For each period presented, basic and diluted loss per share amounts are identical as the effect of potential common shares is antidilutive.

The following is a summary of outstanding securities which have been excluded from the calculation of diluted net loss per share because the effect would have been antidilutive for the years ended December 31, 2006 and 2005:

	March 31,		December 31,
	2007	2006	2006	2005
Common stock options	3,127,312	-	3,127,312
Common stock warrants	6,814,946	722,941	11,642,867
Convertible debt	-	1,613,400	-	968,040
Convertible preferred stock - Series A	37,561,583	-	37,561,583
Convertible preferred stock - Series B	2,722,400	2,785,400	2,722,400	2,788,900
Convertible preferred stock - Series I	-	1,379,400	-	1,379,400
	50,226,241	6,501,141	55,054,162	5,136,340

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that the Company account for all stock-based compensation using a fair-value method and recognize the fair value of each award as an expense over the service period. For the year ended December 31, 2005 and earlier years, the Company accounted for stock-based compensation using the intrinsic value method of APB Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations and followed the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation--Transition and Disclosure.”

The Company elected to adopt SFAS 123R using the “modified prospective application.” Under that method, compensation expense includes the fair value of new awards, modified awards and any unvested awards outstanding at January 1, 2006. However, the consolidated financial statements for periods prior to the adoption of SFAS 123R have not been restated to reflect the fair value method of accounting for stock-based compensation. Stock-based compensation expense for 2005 and earlier years represents the cost of stock options and restricted stock awards determined in accordance with APB 25.

The following table illustrates the effect on net loss and net loss per share as if compensation expense for all awards of stock-based employee compensation had been determined under the fair value-based method prescribed by SFAS 123 for the year ended December 31, 2005, prior to the adoption of SFAS 123R:
Loss available to common shareholders, as reported	$(10,031,675)
Stock-based employee compensation expense included in net loss available to common shareholders	-
Stock-based employee compensation expense determined under fair value method	(143,518)

Pro forma net loss available to common shareholders	$(10,175,193)

Loss per share available to common shareholders:
Basic and diluted, as reported	$(28.56)
Basic and diluted, pro forma	$(28.97)

Accounting for Stock Options Issued to Consultants

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18 “ Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Our significant estimates relate to the assessment of impairment of goodwill, and long-lived assets other than goodwill, as well as the fair value options and warrants to purchase common stock.

Fair Value of Financial Instruments

Financial instruments are recorded on the consolidated balance sheets. The carrying amount for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses approximates fair value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt approximates the carrying amounts based upon our expected borrowing rate for debt with similar remaining maturities and comparable risk.

Equity Instruments Issued with Registration Rights Agreement

The Company accounts for registration rights agreement penalties as contingent liabilities, applying the accounting guidance of Financial Accounting Standard No. 5, “Accounting for Contingencies” (“FAS 5”). This accounting is consistent with views established by the Emerging Issues Task Force in its consensus set forth in EITF 05-04 (view C) and FASB Staff Positions FSP EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which was issued December 21, 2006. Accordingly, the Company recognizes the damages when it becomes probable that they will be incurred and amounts are reasonably estimable. Beginning on April 13, 2007, the Company began incurring penalties under the registration rights agreement. In the event the date the registration statement is declared effective is different than management’s estimate, additional penalties may be incurred and recorded in subsequent reporting periods. As of March 31, 2007, the Company accrued $237,500 for estimated penalties associated with the non-registration of the underlying shares.

Risks and Uncertainties

The Company receives a federal excise tax credit of $1.00 per gallon of biodiesel sold in blended form (with petroleum diesel), and can sell biodiesel in unblended form (“B100”) at a premium over petroleum diesel of approximately $1.00 per gallon. The federal excise tax credit is scheduled to expire on December 31, 2008. There are no assurances the tax credit will be extended beyond December 31, 2008. The loss of the tax credit would have a significant, material adverse effect on the Company's operations.

The Company's results of operations will be significantly affected by the cost and supply of soybean oil, other alternative feedstocks, and chemical inputs used in the production of biodiesel fuel. The price of soybean oil or other inputs are influenced by weather conditions and other factors affecting crop yields, farmer planting decisions, the output and proximity of soybean crush facilities, and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of soy oil is difficult to predict. Any event that tends to negatively affect the supply of soy oil, such as adverse weather or crop disease, could increase soy oil prices and potentially harm our business.  In addition, Vanguard may also have difficulty, from time to time, in physically sourcing soy oil or other inputs on economical terms due to supply shortages.  Such a shortage could require Vanguard to suspend operations until soy oil or other inputs are available at economical terms, which would have a material adverse effect on the results of operations and financial position.

  The Company is subject to the laws of the State of Louisiana. Louisiana state law requires that a “distributor” or “blender” of motor fuels post a bond in the amount of $20,000 in favor of the state Secretary as surety against its collection of motor fuels sales taxes, while “suppliers” or fuel terminal operators are to post a $2,000,000 bond. Historically, Vanguard was classified as a “blender” by the Louisiana Department of Revenue (“LDR”), and is a registered “blender” with the Internal Revenue Service (“IRS”). In August 2006, Vanguard was informed by the LDR that its classification as a blender (and not a supplier), was subject to review. In October 2006 and January 2007, the LDR notified the Company that it may be classified as a supplier, but would not require the Company to post a $2,000,000 bond until June 30, 2007, pending further review of the state statutes and possible legislative action. As of the date of this report, no further action is presently required of the Company. However, if the Company is subsequently required to post a $2,000,000 surety bond, the Company may be asked by the surety company to establish cash collateral for a substantial portion or all of such amount, which would reduce the Company's immediately-available cash funds and adversely affect its liquidity. There is no guarantee the Company will be classified as a blender upon further review by the LDR, or that it will obtain an extension beyond June 30, 2007, or that remedial legislative action will be implemented by the State of Louisiana.

The Company is also subject to federal, state and local environmental laws and regulations. Vanguard does not anticipate expenditures to comply with such laws and regulations would have a material impact on Vanguard's financial position, results of operations, or liquidity. Vanguard believes that its operations comply, in all material respects, with applicable federal, state, and local environmental laws and regulations.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standard Board (“FASB”) issued FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This pronouncement recommends a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company's tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of evaluating the effect, if any, the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS No. 157), Fair Value Measurements . SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement clarifies fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. The Company will be required to adopt SFAS No. 157 as of January 1, 2008 and is evaluating the impact and has not yet determined the effect on its earnings or financial position.

4.	Inventories, net

Inventories, net consist of the following:

	March 31, 2007	December 31, 2006

Raw materials	$187,535	$452,381
Finished goods	125,287	204,864
	$312,822	$657,245

Amounts of labor and overhead included in finished goods are not significant because the Company's selling price was not sufficient to recover such costs.

5.	Property, Plant & Equipment

Property, plant and equipment consist of the following at:

	Estimated Useful Life	March 31, 2007	December 31, 2006

Land	-	$1,054,400	$1,054,400
Buildings	20	373,692	380,000
Machinery and equipment	3 - 15	3,096,500	3,142,682
Construction in progress	-	315,675	245,525
		4,840,267	4,822,607
Less - accumulated depreciation		(164,809)	(85,573)
		$4,675,458	$4,737,033

The Company is currently incurring construction expenditures to expand and improve its economic efficiencies in the production of biodiesel fuel.

Depreciation expense was $79,236, $85,573 and $0 for the three months ended March 31, 2007 and years ended December 31, 2006 and 2005, respectively.

6.	Intangible Assets, net

Intangible assets subject to amortization include customer relationships incurred in connection with the acquisition of Vanguard. Amortization expense was$226,350 and $0 for the three months ended March 31, 2007 and 2006, respectively. Amortization expense was $226,350 and $0 for the for the years ended December 31, 2006 and 2005, respectively.

Estimated intangible asset amortization expense for the remaining carrying amount of intangible assets for the years ending December 31, 2006 is as follows:

2007	$905,400
2008	905,400
2009	905,400
2010	905,400
2011	679,050
$4,300,650

7.	Accrued Liabilities

Accrued liabilities consist of the following at:

	March 31, 2007	December 31, 2006

Dividends	$1,216,025	$633,333
Registration rights penalties	237,500	-
Professional fees	40,044	235,295
Compensation and related benefits	108,405	129,372
Interest	69,770	74,793
Lease termination costs	88,310	97,382
Other	42,287	77,878
	$1,802,341	$1,248,053

8.	Line of Credit and Notes Payable

In connection with the Acquisition, the Company assumed and is party to a credit agreement with First South Farm Credit, ACA (“First South”) that provides for borrowings of up to $3,500,000 which includes a line of credit and a term loan.  As of December 31, 2006, the Company failed to comply with certain covenants under the First South credit agreement, relating to a minimum cash flow coverage ratio and working capital balance. On February 20, 2007, the Company received a waiver of its non-compliance with these covenants from First South through July 1, 2007 and an acknowledgement that the Company was no longer in default of the credit agreement as of such date. On April 2, 2007, the Company received from First South a letter of approval by its loan committee of certain amendments to the credit agreement. The amendments include a 2 year renewal of the line of credit so that the outstanding principal balance is now due on July 1, 2009 and requires the Company to achieve by December 31, 2006 and maintain thereafter certain financial and non-financial covenants based on Vanguard's working capital and net assets position including achieving a minimum working capital of $500,000, maintenance of an excess of total assets over total liabilities of not less than $1,500,000 and the maintenance of a cash flow coverage ratio of at least 1.25 to 1.00 by December 31, 2008.

The line of credit provides for borrowings of up to $2,000,000, bearing interest at the lender's referenced prime rate plus 1.0%, or 9.25% per annum at December 31, 2006, and is payable monthly. The agreement also permits the Company to issue letters of credit which are secured by the line and reduces the amount of borrowings available under the agreement. The due date of the outstanding principal balance is amended to July 1, 2009. The amount outstanding under the line of credit at March 31, 2007 and December 31, 2006 was $1,667,378, and has been classified as long-term debt in the accompanying consolidated financial statements. As of March 31, 2007, the amount available was $332,622.

The term loan provides for borrowings of up to $1,500,000 which is secured by substantially all of the assets of the Company. The loan bears interest at the lender's referenced prime rate plus 1.25%, or 9.50% per annum at December 31, 2006 and is payable quarterly. Commencing January 1, 2007, the Company was required to make 10 annual principal payments of $150,000 each. The amount outstanding under the term loan at March 31, 2007 and December 31, 2006 was $1,350,000 and $1,500,000, respectively.

9.	Convertible Promissory Notes

Convertible Promissory Notes

On December 6, 2005, the Company entered into an agreement to issue up to $750,000 principal amount of convertible promissory notes. The Company received $450,000 in proceeds on December 6, 2005 and $300,000 on January 18, 2006. The Company accounted for the embedded conversion feature in accordance with EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” since the embedded conversion feature was considered conventional as defined in EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” and EITF 05-02 “The Meaning of "Conventional Convertible Debt Instrument”. This resulted in the calculation of the intrinsic value of the embedded beneficial conversion feature in the amount of $450,000 for the December 6, 2005 advance and $300,000 for the January 18, 2006 advance, which have been treated as discounts to the underlying debt and were amortized into interest expense over the term of the notes.

These notes together with accrued interest were originally due on November 30, 2008. On September 20, 2006, the notes and accrued interest were cancelled and converted into 1,631,350 shares of common stock. The Company recorded a charge to the statement of operations for the difference between the face value and the carrying value of the notes.

Convertible Senior Notes

On May 2, 2005, the Company issued convertible senior notes resulting in the receipt of $150,000 of gross proceeds. On December 6, 2005, these notes and the related accrued interest were exchanged for Series B convertible preferred stock. The notes were due originally due on May 2, 2008, with principal and interest payable in arrears in cash or registered shares on a monthly basis beginning August 1, 2005. These notes had a stated interest rate of prime plus 4.0% with a floor of 8.0%, plus an additional 2% interest per month if the notes went in default.

The holders of these notes also received warrants expiring on May 2, 2010 to purchase up to 37,500 shares of the Company's common stock at an exercise price of $2.50 per share. The fair value of the warrants issued was determined using the Black-Scholes option pricing model based on the following assumptions: volatility of 176%, expected life of 5 years, risk free interest rate of 4.38% and no dividends. The Company recorded the fair value of the warrants and the beneficial conversion feature as a debt discount.

In August 2005, the Company was unable to make the required interest payments and was in default of the terms of the agreement. This resulted in the acceleration of the outstanding principal and interest payments, wherein the repayment of principal and interest was immediately due. Accordingly, the Company recorded $135,000 of non-cash interest expense for the unamortized beneficial conversion feature and debt discount for the year ended December 31, 2005.

Convertible Senior Secured Notes

On December 15, 2004, the Company issued convertible senior secured notes, resulting in the receipt of $1,800,000 in gross proceeds. The holders of these notes also received a due diligence fee of $180,000. The notes had a stated interest rate of prime plus 4% with a floor of 8%. The conversion price of the notes was fixed at $2.00 per share, subject to adjustment depending upon the market price of our common stock. These notes, while outstanding, were convertible into 900,000 shares of common stock, however, the ultimate number of shares that potentially was to be issued to settle the note in common stock is unknown.

The holders also received warrants to purchase up to 450,000 shares of common stock at an exercise price of $2.50 per share with an original expiration date of December 15, 2009. On December 6, 2005, these notes and the related accrued interest were cancelled in exchange for Series B convertible preferred stock.

The notes were originally due on December 15, 2007, with principal and interest payable in cash or registered shares over a 32-month period beginning in March 2005. The Company was unable to make such payment, and as a result was in default under the terms of the agreement and the repayment of principal and interest was immediately due. Accordingly, the Company recorded $648,000 of non-cash interest expense for the unamortized beneficial conversion feature and debt discount into interest expense for the year ended December 31, 2005.

The holder of the notes received a first lien on all of our assets. The holders of our previously issued convertible senior secured fixed rate notes, discussed below, totaling $7,300,000 due August 4, 2005, consented to the new financing and the subordination of their secured position to a second lien on all of the Company's assets. In consideration for granting this amendment, management reduced the conversion price of the notes to $2.00 per share and amended the exercise price of their outstanding warrants to purchase up to 42,558 shares of our common stock at $2.50 per share. The Company also reduced the exercise price of 175,555 and 120,000 warrants issued to holders of our preferred stock to $2.50 and $1.00 per share, respectively.

In accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, management was required to record the fair value of the ECF and warrants as a liability. The estimated fair value of the ECF and warrants were $432,000 and $216,000, respectively, which reduced the carrying value of the notes by such amounts. The fair value of the ECF and warrants were determined using the Black-Scholes option-pricing model based on the following assumptions: volatility ranging from 184% to 244%, expected life ranging from 4 to 5 years, risk free interest rate of 4.38% and no dividends.

The Company amortized the discount to interest expense in the amount $1,152,000 during the year ended December 31, 2005.

Convertible Subordinated Notes

On August 4, 1998, the Company issued convertible subordinated notes resulting in the receipt of $7,300,000 in gross proceeds. Subsequent to the original date of issuance, the terms of these notes were renegotiated. As discussed above, the Company negotiated significant modifications to the $7,300,000 notes on December 15, 2004, the embedded conversion feature and the warrants, as well as a deferral of all principal and interest payments until after the convertible senior notes were repaid. During 2004, the Company accounted for the amendments of these terms in accordance with EITF 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments.”

The Company accounted for the conversion feature in accordance with EITF 98-5 and EITF 00-27 since the ECF was considered conventional as defined in EITF 00-19 and EITF 05-02. This resulted in the calculation of the intrinsic value of the embedded beneficial conversion feature in the amount of $6,311,894, which was required to be treated as a discount to the underlying notes in 2004. The discount was being amortized into interest expense using the effective interest method over the term of the notes, until the Company defaulted on the notes in June 2005, at which time the remaining unamortized discount was charged to expense. The Company amortized the discount to interest expense in the amount of $6,311,894 during the ended December31, 2005.

On December 6, 2005, these notes and the related accrued interest were cancelled in exchange for Series B and Series I convertible preferred stock.

10.	Income Taxes

The Acquisition was structured as a tax-free acquisition. Accordingly, the difference between the recognized fair values of the acquired net assets and their historical tax base are not deductible for tax purposes. As a result, a deferred tax liability of $2,258,070 was been established for financial reporting purposes for an amount equal to the Company's statutory tax rate multiplied by the difference between the allocated book value of acquired non-goodwill assets and the tax bases of those assets.

Reconciliations of the U.S. federal statutory rate to the actual tax rate follows for the years ended December 31, 2006 and 2005 are as follows:

	Year Ended December 31,
	2006	2005
U.S. federal statutory income tax rate	34.0%	34.0%
State tax - net of federal benefit	5.8%	5.8%
	39.8%	39.8%
Permanent differences - goodwill	-25.8%	0.0%
Increase in valuation allowance	-11.0%	-39.8%
Effective tax rate	3.0%	0.0%

The major components of the deferred taxes are as follows at December 31, 2006 is as follows:

Asset (Liability)
Noncurrent:
Stock options	$10,046,798
Net operating losses	463,311
10,510,109
Valuation allowance	(8,299,007)
Net deferred tax asset	$2,211,102

Current:
Intangible asset	$(362,160)

Noncurrent:
Acquisition of Vanguard Synfuels, LLC	$(2,258,070)
2006 Intangible asset amort.	96,968
2007 Intangible asset amort.	362,160
Other	(50,000)
$(1,848,942)

At December 31, 2005, the Company had available no U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company's net operating loss carry forwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards which expire in 20 years for federal income tax reporting purposes.

During the year ended December 31, 2005, the Company adjusted its deferred tax assets to zero, and the related valuation allowance of $9,115,000.

11.	Commitments and Contingencies

The Company leased certain of its facilities under non-cancelable operating lease arrangements. On March 24, 2005, a default judgment for the amount of $136,945, relating to the Company's default under the terms of a commercial lease agreement for office space at 293 Great Valley Parkway, Malvern, Pennsylvania, was entered in the Court of Common Pleas, Chester County, Pennsylvania, against the Company in favor of the landlord. In November 2005, the Company entered into an agreement with the landlord to settle all outstanding claims under the lease for $35,000, which was paid on December 14, 2005. The judgment was subsequently vacated.

On November 21, 2005, the Company was evicted from its former offices at 3050 Centre Pointe Drive, Roseville, Minnesota, as a result of a default under the terms of the commercial lease agreement. The outstanding contingent liability for past due rent and remaining rent under the lease agreement, net of the security deposit held by the landlord, was approximately $160,000. In 2005, management established a reserve in connection with this idle facility equal to the present value of the remaining minimum lease payments and its estimated pro rata share of operating expenses for approximately $93,314.

The Company leases its office space and certain office equipment under non-cancelable operating leases. Total rent expense under these operating leases was $46,603 and $189,634, respectively, for the years ended December 31, 2006 and 2005, respectively.

Future minimum lease payments under non-cancelable operating leases at December 31, 2006 are as follows:

2007	$68,312
2008	51,883
$120,195

12.	Preferred Stock

The following is a summary of preferred stock as of December 31, 2006 and 2005:

	Series A	Series B	Series F	Series G	Series H	Series I	Series J	Series K
Balance at December 31, 2004	-	-	10,000	15,000	-	-	-	-
Exchange of Series F and Series G into Series B and Series I	-	-	(10,000)	(15,000)	27,889	13,794	-	-
Balance at December 31, 2005	-	-	-	-	27,889	13,794	-	-
Issuance of Series J	-	-	-	-	-	-	2,850
Issuance of Series K	-	-	-	-	-	-	-	4,300
Exchange of Series J into Series A	28,500,000	-	-	-	-	-	(2,850)	-
Exchange of Series H into Series B	-	27,889	-	-	(27,889)	-	-	-
Conversion of Series B into common stock	-	(665)	-	-	-	-	-	-
Conversion of Series I into common stock	-	-	-	-	-	(13,794)	-	-
Conversion of Series K into common stock	-	-	-	-	-	-	-	(4,300)
Balance at December 31, 2006	28,500,000	27,224	-	-	-	-	-	-

There have been no changes in the shares of preferred stock during the three months ended March 31, 2007.

The Company's issued and outstanding preferred stock consist of Series A (formerly Series J) and Series B (formerly Series H) convertible preferred stock (herein referred to as “Series A Preferred” and “Series B Preferred”, respectively or collectively the “Preferred”). The Company has authorized 50,000,000 shares of preferred stock, $0.01 par value per share, of which 28,500,000 and 2,850 shares are designated as Series A and Series B preferred stock, respectively.

In connection with the Acquisition, the Company issued 2,850 shares of Series J Preferred at $10,000 per share, for total cash proceeds of $28,500,000. Each share was convertible at any time into 10,000 shares of common stock. On an as converted basis, the preferred stock was issued at $0.7587 per share of common stock. The quoted closing market price of the Company's common stock on the date of issuance of the Series J Preferred was $3.10. In accordance with EITF 00-27, this created a beneficial conversion to the holders of the preferred stock and a deemed dividend, which was limited to the proceeds received of $28.5 million. In the third quarter of 2006, the Company recognized a non-cash charge of $28.5 million relating to a deemed dividend upon the issuance of the Series J preferred stock. The full intrinsic value of the beneficial conversion feature was recognized on the date of issuance since the underlying security was immediately convertible to common stock.

Also in connection with the Acquisition, the Company issued 4,300 shares of Series K Preferred to two officers of Vanguard in exchange for their 20% ownership interest in Vanguard. The Company assigned a value to these shares of $34,441,000 which was allocated to the Acquisition purchase price based on the quoted market price of the common stock on September 20, 2006. The Series K Preferred is convertible on an as-converted basis into 11,110,000 shares of common stock. On November 28, 2006, the holders of 4,300 shares of Series K convertible preferred stock converted such shares into 11,110,000 shares of common stock.

The outstanding preferred stock has the following characteristics:

Dividends

The holders of Series B Preferred are entitled to receive dividends when and as if declared by the Board of Directors of the Company and are noncumulative.

The holders of Series A Preferred are entitled to receive dividends at a rate of 8% per annum in cash or additional shares of Series A Preferred, at the option of the Company. The dividends accrue whether or not the Board of Directors declares a dividend. If the Company elects to pay the dividend in additional shares of Series A Preferred, the value of each such share paid as a dividend shall be deemed to be equal to the product of a) the number of common shares into which the preferred share is convertible into, and b) the conversion price then in effect (currently $0.76 per common share). Dividends are payable quarterly in arrears on the last day of each quarter to the holders of record as of the first (1 st ) day of such quarter based upon the number of days during such quarter that the Series J Preferred Stock remained outstanding.

Conversion

Each share of Series B Preferred is convertible at the option of the holders at any time into 10,000 shares of common stock, subject to adjustment for dividends.

The Series A Preferred is convertible into common stock at the option of the holder. Each share is convertible by dividing the Series A Preferred purchase price per share ($10,000) by the then existing conversion price, currently $0.76 per share. Each holder may convert their shares into common stock, provided the Company has the requisite number of authorized shares of common stock available. Provided that (i) there is an effective Registration Statement on file with the Securities and Exchange Commission registering the maximum number of shares of Common Stock to be issued upon conversion of the Series A Preferred, and (ii) the closing price of the common stock for the twenty (20) preceding trading days is equal to or greater than two times the conversion price, then the Company, at its option, may require any holder of Series A Preferred to convert all, or a portion, of the then outstanding Series J Preferred into common stock.

In the event the Company issues additional shares of common stock or common stock equivalents at a price per share lower than the Series A conversion price, the Series A Preferred is entitled to a weighted-average anti-dilution adjustment its conversion price. The Series A conversion price is also subject to proportional adjustment in the event of stock splits, combinations and other recapitalizations or reorganizations.

Voting

The Series B Preferred is non-voting.

The holders of shares of Series A Preferred are entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Liquidation Preference

Each holder of the Series A and Series B Preferred is entitled to receive a liquidation preference equal to an amount equal to the assets available for distribution to shareholders at an amount equal to the greater of (i) the respective purchase price per share and any declared but unpaid dividends on such share, or (ii) the amount such holders would be entitled to receive had such holders converted their shares into shares of common stock.

Registration Rights

In connection with the issuance of the Series A convertible preferred stock on September 20, 2006, the Company was required to file a registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale all of the Common Stock underlying the Series A preferred stock under the Securities Act. The Company filed that registration statement on December 13, 2006 and was required under the registration rights agreement to have that registration statement declared effective by the Securities and Exchange Commission (“SEC”) by April 12, 2007. Since the registration statement has not yet been declared effective, the Company is required to pay the holders of the Series A preferred stock an amount equal to $6,250 for each day subsequent to April 13, 2007 that the registration statement is not effective; provided, however, that the obligation of the Company to pay such penalties shall cease on the earlier of September 20, 2008 or when the registration statement is declared effective, regardless of the number of shares included in the registration statement at that time. Based on the current status of the Company’s discussions with the SEC concerning the registration statement, management believes additional time is necessary before the registration statement may be declared effective, and has estimated the registration rights liability to be approximately $237,500. In the event the date the registration statement is declared effective is different than management’s estimate, additional penalties may be incurred and recorded in subsequent reporting periods. The Company intends to satisfy this obligation through the payment of cash, stock or a combination thereof.

Redemption

The Series A and Series B Preferred are non-redeemable.

13.	Common Stock and Common Stock Warrants

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive non-cumulative dividends whenever funds are legally available and when and as declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

Common Stock Warrants

On September 20, 2006, in connection with the Acquisition, the Company issued warrants to M.A.G. Capital, LLC (“MAG”), to purchase up to 6,500,000 shares of common stock as consideration for the assignment by MAG to the Company of certain rights to acquire Vanguard. One-half of the warrants have an exercise price of $1.14 per share, and the other half have an exercise price of $1.33 per share. The warrants are exercisable upon the effectiveness of the Reincorporation and the related increase in the authorized common stock of the Company. The value of the warrants was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$3.10
Expected life (in years)	5.0
Risk-free interest rate	4.68%
Expected volatility	204.5%
Dividend yield	0%

The value ascribed to the MAG warrants was $19,872,178. The fair value of the warrants were deemed to be a direct acquisition cost in connection with the Acquisition and included as part of the purchase price.

On September 20, 2006, in connection with the Acquisition, the Company issued warrants to Ocean Park Advisors, LLC (“OPA”), a firm controlled by Bruce Comer and Heng Chuk (the Company's Chief Executive Officer and Chief Financial Officer, respectively), to purchase up to 4,827,921 shares of common stock as consideration for OPA's waiver of certain anti-dilution provisions of its Series I convertible preferred stock, and OPA's subsequent conversion of 13,794 shares of Series I convertible preferred stock into 1,379,400 shares of common stock. The OPA warrants have an exercise price of $0.76 per share and became exercisable upon the effectiveness of the Reincorporation and the related increase in the authorized common stock of the Company. The value of the warrants was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$3.10
Expected life (in years)	5.0
Risk-free interest rate	4.77%
Expected volatility	204.5%
Dividend yield	0%

The value ascribed to the OPA warrants was $14,807,934 and has been recorded in “Selling, General and Administrative” in the accompanying consolidated statement of operations. On January 25, 2007, OPA elected to exercise the warrants based on the “cashless” exercise provision pursuant to the agreement, in exchange for the issuance of an aggregate of 3,765,097 shares of the Company's common stock.

Stock Option Plan

On August 11, 2006, the Company's board of directors adopted the 2006 Incentive Compensation Plan (the “2006 Plan”). The 2006 Plan, as amended on September 20, 2006 and December 26, 2006, was approved by the stockholders of the Company at a meeting of stockholders on November 28, 2006. The 2006 Plan provides for the grant of equity awards to directors, officers, other employees, consultants, independent contractors and agents of the Company and its subsidiaries, including stock options to purchase shares of the Company's common stock, stock appreciation rights (“SARs”), restricted stock, restricted stock units, bonus stock and performance shares. Up to 6,592,755 shares of the Company's common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the 2006 Plan. The 2006 Plan shall be administered by the Compensation Committee of the Board of Directors, and shall expire 10 years after adoption, unless terminated earlier by the Board.

On August 11, 2006, the Company granted stock options to Bruce Comer, its Chief Executive Officer, and Heng Chuk, its Chief Financial Officer options to purchase 180,622 and 86,698 shares of common stock, respectively, with an exercise price of $0.46 per share, or 110% of the fair value of the common stock on the date of grant, and vesting fully on December 1, 2006. Two members of the Company's board of directors were each awarded an option to purchase 36,124 shares of common stock, at an exercise price of $0.42 per share and vesting fully on September 13, 2006 and November 4, 2006, respectively (being six months after the appointment of each director) as discussed above. The Company also issued an option to purchase 21,675 shares of common stock to an advisor, at an exercise price of $0.42 per share and vesting fully on December 1, 2006. All stock options issued to the above individuals expire on March 15, 2007. The Company has fully expensed the stock-based compensation totaling $2,005,739 for the above issuances during 2006. On March 14, 2007, the Company amended the expiration date of these options to December 31, 2007. The impact of the amendment to the financial statements is expected to be insignificant.

On September 20, 2006, in connection with the Acquisition, the Board of Directors granted OPA options to purchase 2,069,109 shares of common stock in connection with a Management Services Agreement dated September 20, 2006. The options have an exercise price of $0.7587 per share and vest fully at the later of 1) the date the quoted closing price for the Company's common stock reaches $1.33 per share or higher, and 2) the date the Plan and the requisite increase in the Company's authorized capital stock are approved by shareholders. The OPA options have an expected life of five years.

The value ascribed to the OPA stock options was $6,044,040. The options were considered fully vested and the Company charged the value ascribed to the statement of operations on the date of acquisition.

The value of the stock was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$6.00
Expected life (in years)	0.1 to 0.25
Risk-free interest rate	5.02%
Expected volatility	204.5%
Dividend yield	0%

The following table summarizes stock option activity under the 2006 Plan:

	Shares Available for Grant	Outstanding Shares	Weighted Average Exercise Price
Balance, beginning of year	-	-	-
Shares reserved upon plan adoption	6,592,755	-	-
Granted	(3,127,312)	3,127,312	$0.72
Exercised	-	-	-
Cancelled	-	-	-
Balance at December 31, 2006	3,465,443	3,127,312	$0.72

	Options Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Average remaining life (years)	Weighted average exercise price	Number of shares	Weighted average exercise price
$0.42 - $0.46	361,243	0.25	$0.45	361,243	$0.45
$0.76	2,766,069	1.98	$0.76	691,517	$0.76
	3,127,312			1,052,760

The fair value of stock options awarded during the year ended December 31, 2006 was estimated at the date of grant using the Black-Scholes option-pricing model. The following table summarizes the weighted-average assumptions used and the resulting fair value of options granted:

Year Ended December 31, 2006
Weighted-average fair value of options granted	$3.25

Weighted-average assumptions:
Expected option term (in years)	2.0
Risk-free interest rate	4.79%
Expected volatility	203.3%
Dividend yield	0%

The expected option term was estimated based upon the contractual term of the underlying stock option. The expected volatility of the Company's stock price is based upon the historical daily changes in the price of the Company's common stock. The risk-free interest rate is based upon the current yield on U.S. Treasury securities having a term similar to the expected option term. Dividend yield is estimated at zero because the Company does not anticipate paying dividends in the foreseeable future.

On December 26, 2006, the Company modified the term of certain options granted to members of the board of directors and executive officers from five to 2.25 years. The modification resulted in a decrease in the fair value of the underlying options. No compensation expense as of the date of modification was recorded.

As of December 31, 2006 there was unrecognized compensation expense of $1,410,749 related to unvested stock compensation expense, which the Company expects to recognize through September 2007.

On January 25, 2007, Ocean Park Advisors elected to exercise 4,827,921 of warrants previously granted via a cashless exercise which provided for the issuance of 3,765,097 shares of the Company’s common stock.

On March 14, 2007, the Company amended the expiration date of 361,243 stock options granted on August 11, 2006, from March 15, 2007 to December 31, 2007. The Company accounted for this amendment in accordance with FAS 123(R) and recorded a charge to the statement of operations for the modification of $41,618 during the three months ended March 31, 2007.

On March 14, 2007, the Company entered into a services agreement with PV Asset Management, LLC, a company controlled by Paul Galleberg, a member of the Board of Directors. Pursuant to the terms of that agreement, which was effective as of February 5, 2007, Mr. Galleberg performs management and consulting services for the Company. The term of the agreement extends through August 3, 2007. Mr. Galleberg is entitled to stock option grants on each of April 5, 2007, June 5, 2007, and August 5, 2007 of 91,666 shares of common stock, provided that no such options will be granted until the eleventh day after the effectiveness of a registration statement filed by the Company under the Securities Act of 1933 after February 5, 2007. The options will be fully vested on the date of grant, will have a term of five years, and an exercise price equal to the fair market value of our common stock on the grant date. As of March 31, 2007, the Company’s registration statement had not been declared effective and the stock options had not been granted. As of March 31, 2007, the Company estimated the fair value for the 91,666 stock options to be approximately $538,391 and recorded stock compensation expense for the three months ended March 31, 2007 totaling $501,260. The Company may be required to record an adjustment to stock compensation expense equal to the fair value of the underlying options when they are granted which is when the exercise price will be readily determinable. The estimated value of the stock options was determined using the Black-Scholes model with the following assumptions:

Estimated fair value of underlying common stock	$6.00
Expected life (in years)	5.0
Risk-free interest rate	4.54%
Expected volatility	214.6%
Dividend yield	0%

14.	Segment Information

SFAS No. 131, “ Disclosures About Segments of an Enterprise and Related Information” , requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the production of biodiesel fuel.

Revenues are derived from customers located within the United States.

Long-lived assets consist of property, plant and equipment and intangible assets located within the United States.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The Board of Directors and Shareholders

Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.)

We have audited the accompanying balance sheet of Vanguard Synfuels, LLC. (“Vanguard”), a development-stage company (Note 2), as of December 31, 2005, and the related statements of operations, members' deficit, and cash flows for the period from inception (April 28, 2003) through December 31, 2005, and for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of Vanguard's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vanguard Synfuels, LLC. as of December 31, 2005, and the results of its operations and its cash flows the period from inception (April 28, 2003) through December 31, 2005, and for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/ MCKENNON WILSON & MORGAN LLP

Irvine, California

September 26, 2006

VANGUARD SYNFUELS, LLC.

(A Development-Stage Company — Note 2)

Balance Sheets

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS (NOTE 5)
Current assets:
Cash and cash equivalents	$49,516	$405,450
Restricted short-term investments (Notes 3 and 5)	1,006,833	643,622
Accounts receivable, no allowance for uncollectible accounts	143,194	2,050
Inventory	391,239	—
Total current assets	1,590,782	1,051,122
Property plant and equipment, net of accumulated deprecation of $142,872 and $52,647, respectively (Note 4)	3,036,551	1,340,255
Other	43,486	43,486
Total assets	$4,670,819	$2,434,863
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$445,000	$145,122
Accrued liabilities	212,426	161,849
Line of credit (Note 5)	1,254,083	—
Notes payable to banks (Note 5)	2,417,891	1,148,249
Total current liabilities	4,329,400	1,455,220
Notes payable to related parties (Note 8)	759,990	509,990
Total liabilities	5,089,390	1,965,210
Commitment and contingencies (Note 6)	—	—
Members' equity (deficit) (Note 7):
Members' capital	1,963,242	1,963,242
Deficit accumulated during the development stage	(2,381,813)	(1,493,589)
Total members' equity (deficit)	(418,571)	469,653
Total liabilities and members' equity (deficit)	$4,670,819	$2,434,863

See accompanying Notes to Financial Statements.

VANGUARD SYNFUELS, LLC.

(A Development-Stage Company — Note 2)

Statements of Operations

	Six months ended June 30,		Inception through December 31,	Years ended December 31,
	2006	2005	2005	2005	2004
	(Unaudited)	(Unaudited)
Sales, including excise taxes of $84,534	$377,395	$—	$—	$—	$—
Cost of sales, including excise taxes of $64,084	633,543	—	—	—	—
Gross profit (loss)	(256,148)	—	—	—	—
Operating expenses:
General and administrative	662,453	1,390,402	2,990,555	1,747,120	716,239
Research and development	—	231,859	936,003	571,608	216,437
Total operating expenses	662,453	1,622,261	3,926,558	2,318,728	932,676
Operating loss	(918,601)	(1,622,261)	(3,926,558)	(2,318,728)	(932,676)
Interest expense	(78,193)	(76,574)	(277,247)	(86,057)	(127,760)
Gain on sale of property, plant and equipment	—	2,545,241	2,668,946	2,545,241	123,705
Other income	108,570	19,688	41,270	36,956	2,395
Income (loss) before provision for income taxes	(888,224)	866,094	(1,493,589)	177,412	(934,336)
Provision for income taxes (Note 2)	—	—	—	—	—
Net income (loss)	$(888,224)	$866,094	$(1,493,589)	$177,412	$(934,336)

See accompanying Notes to Financial Statements.

VANGUARD SYNFUELS, LLC.

(A Development-Stage Company — Note 2)

Statement of Members' Equity (Deficit)

Inception (April 28, 2003) through June 30, 2006

	Members' Capital	Accumulated Deficit	Total
Balances at April 28, 2003	$1,500,407	$—	$1,500,407
Interests issued for services rendered	109,172	—	109,172
Net loss	—	(736,665)	(736,665)
Balances at December 31, 2003	1,609,579	(736,665)	872,914
Net loss	—	(934,336)	(934,336)
Balances at December 31, 2004	1,609,579	(1,671,001)	(61,422)
Compensation forgiven by management	196,163	—	196,163
Interests issued for services	157,500	—	157,500
Net income	—	177,412	177,412
Balances at December 31, 2005	1,963,242	(1,493,589)	469,653
Net loss (unaudited)	—	(888,224)	(888,224)
Balances at June 30, 2006 (unaudited)	$1,963,242	$(2,381,813)	$(418,571)

See accompanying Notes to Financial Statements.

VANGUARD SYNFUELS, LLC.

(A Development-Stage Company — Note 2)

Statements of Cash Flows

	Six months ended June 30,		Inception through December 31,	Years ended December 31,
	2006	2005	2005	2005	2004
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(888,224)	$866,094	$(1,493,589)	$177,412	$(934,336)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	90,225	12,000	78,375	24,076	46,807
Member interests issued for services rendered	—	157,500	266,672	157,500	—
Compensation forgiven	—	46,898	196,163	196,163	—
Gain on sale of property, plant and equipment held for sale	—	(2,545,241)	(2,668,946)	(2,545,241)	(123,705)
Changes in operating assets and liabilities:
Accounts receivable	(141,144)	—	(2,050)	(2,050)	—
Inventory	(391,239)	—	—	—	—
Prepaids and other	—	(1,817)	—	1,817	13,508
Accounts payable	299,878	(76,257)	145,122	102,264	16,258
Accrued liabilities	50,578	425,951	161,849	68,390	(64,368)
Net cash used in operating activities	(979,926)	(1,114,872)	(3,316,404)	(1,819,669)	(1,045,836)
Cash flows from investing activities:
Purchases of property, plant and equipment (Notes 1 and 4)	(1,786,522)	(5,250)	(2,382,913)	(511,692)	(36,876)
Proceeds from sales of property, plant and equipment (Note 4)	—	2,238,001	3,623,972	3,411,452	212,520
Purchases of investments (Note 3)	(1,319,190)	—	(1,336,685)	(1,336,685)	—
Proceeds from sales of investments	955,979	—	693,063	693,063	—
Other	—	(3,282)	(8,500)	6,224	(6,224)
Net cash provided by (used in) investing activities	(2,149,733)	2,229,469	588,937	2,262,362	169,420
Cash flows from financing activities:
Proceeds from sale of membership interests	—	—	1,500,407	—	—
Borrowings from issuance of notes payable to banks	3,171,974	648,249	2,505,243	1,148,249	144,994
Repayments on notes payable to banks	(648,249)	(1,325,010)	(1,382,723)	(1,325,010)	(31,984)
Borrowings from issuance of notes payable to related parties	250,000	—	1,112,012	260,000	143,000
Repayments on notes payable to related parties	—	(143,000)	(602,022)	(143,000)	(459,022)
Net cash provided by (used in) financing activities	2,773,725	(819,761)	3,132,917	(59,761)	(203,012)
Net change in cash	(355,934)	294,836	405,450	382,932	(1,079,428)
Cash, beginning of period	405,450	22,518	—	22,518	1,101,946
Cash, end of period	$49,516	$317,354	$405,450	$405,450	$22,518

Supplemental disclosures for cash flow information:
Cash paid during the periods for:
Income taxes	$—	$—	$—	$—	$—
Interest	$49,941	$104,460	$292,035	$139,531	$152,490

See accompanying Notes to Financial Statements.

VANGUARD SYNFUELS, LLC.

(A Development-Stage Company — Note 2)

Notes to Financial Statements

NOTE 1—ORGANIZATION AND BUSINESS

Vanguard Synfuels, LLC (“Vanguard”) was formed on April 28, 2003 (“Inception”) as a limited liability company. Vanguard purchased assets from Farmland Industries' bankruptcy trustee on July 31, 2003. These assets included the purchase of 320 acres of land, an ammonia plant which was shuttered in 2001, and existing plant infrastructure with water influent/effluent pipeline connected to Little River northeast of Pollock, Louisiana. Vanguard converted the existing facility (the “Pollock Facility”) into a biorefinery that utilizes available biomass resources which has the capacity to produce an estimated 12 million gallons of biodiesel, annually, from vegetable oils, animal fats and used cooking oils. Vanguard's biodiesel facility utilizes proven trans-esterification processes currently employed at approximately 30 existing U.S. production facilities. Vanguard began testing of its facility in early 2006, and commenced production and sales in April 2006.

On September 20, 2006, Vanguard was acquired by Diametrics Medical, Inc. (“DMED”). See Note 9 for discussion of the terms of this acquisition.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development-Stage Company

Vanguard was considered a development-stage company in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. Vanguard has financed its activities through asset sales and debt financing while in the developmental stage. In April 2006, Vanguard exited the development stage as the planned principal operations commenced. Management has reported cumulative results of operations and cash flows from Inception through December 31, 2005, the last reported date in which Vanguard was in the development stage.

Going Concern Considerations

The accompanying financial statements have been prepared on the basis of Vanguard continuing as a going concern. Vanguard has recently commenced operations, has incurred losses from operations, and has used cash flows from operating activities. On June 30, 2006 (unaudited), Vanguard had a working capital deficit of $2,738,618, largely because its bank obligations were reflected as current liabilities. However, on September 20, 2006, Vanguard raised significant cash (Note 9) for working capital and plant expansion. In addition, DMED provided guarantees to the bank and other creditors. Management must enable Vanguard to generate sufficient revenues to meet its anticipated cost structure as a public company. Management believes that is has sufficient cash to operate 12 months from the most recently reported balance sheet date.

Interim Financial Statements

The interim financial statements are unaudited. In the opinion of management, all adjustments have been made, consisting of normal recurring items, that are necessary to present fairly Vanguard's financial position as of June 30, 2006 as well as the results of operations for the six months ended June 30, 2006 and 2005 in accordance with accounting principles generally accepted in the United States of America. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Significant estimates made by management include, but are not limited to collectibility of accounts receivable allowances, inventory allowances, the estimates of future cash flows to recovers long lived assets, as well as depreciable lives of its assets. In the future, Vanguard management will need to review for impairment of intangible assets and goodwill, as a result being acquired by DMED.

Cash and Cash Equivalents

Vanguard considers highly liquid investments with an original maturity of 90 days or less from the purchase date to be cash equivalents.

Short-Term Investments

Vanguard considers all highly liquid investments with a maturity date of one year or less at the balance sheet date to be short-term investments. Short-term investments consist of United States Treasury Bills, for which the carrying amount approximates fair value as of December 31, 2005 and June 30, 2006 (unaudited); see Note 3.

Inventories

Inventories are stated at the lower of cost (using the first-in, first-out method “FIFO”) or market. Vanguard's inventories consist of various raw materials used to produce the finished good of biodiesel fuel. At June 30, 2006 (unaudited), Vanguard had finished goods of $244,969 and raw materials of $146,270, a total of $391,239.

Management has considered the impact of Statement of Financial Accounting Standards No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” on its inventories at June 30, 2006 (unaudited). Abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) are recognized as current-period charges. Fixed production overhead is allocated to the costs of conversion into inventories based on the normal capacity of the production facilities.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally ranging from three to twenty years. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized. Deductions are made for retirements resulting from renewals or betterments.

Vanguard capitalized the interest costs during the construction period of the new biodiesel facility under SFAS No. 34 “Capitalization of Interest Cost”. Capitalized interest for the six months ended June 30, 2006 (unaudited) was $41,788. No amounts were capitalized prior to this December 31, 2005, as significant construction activities had not commenced and the amount would be minimal.

Impairment of Long-Lived Assets

Vanguard adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 144 requires that if   events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in SFAS 144 as being held for disposal by sale are reflected at the lower of their carrying amount or fair market value, less costs to sell. Intangible assets that resulted from the acquisition by DMED, that have definite lives, are required to be evaluated under SFAS 144. During the periods presented, no impairments of long-lived assets were recognized.

Revenue Recognition

Vanguard recognizes sales of biodiesel fuel when (1) persuasive evidence that an agreement exists; (2) the products have been delivered; (3) the prices are fixed and determinable and not subject to refund or adjustment; and (4) collection of the amounts due is reasonably assured. Generally, Vanguard's deliveries of biodiesel fuel are FOB shipping point, the point in time when the risk of loss transfers to the customer.

Vanguard sells biodiesel fuel (B100) to certified blenders and receives $1.00 above the wholesale price directly from the customer, which is considered part of the sales price, as the blenders currently receive a tax credit from the Internal Revenue Service for a like amount.

Vanguard also sells blended biodiesel fuel (B99) to non-certified blenders at wholesale prices. Vanguard then files a claim for the $1.00 biodiesel excise tax credit on the blended fuel sold. The credit is accounted for as a reduction to cost of sales. As of June 30, 2006 (unaudited), the tax credit is included in accounts receivable.

Income Taxes

Vanguard, as a Limited Liability Corporation (“LLC”), elected to be taxed as a partnership by the Internal Revenue Service. Accordingly, profits and losses are reflected in the individual income tax returns of the members. Income taxes are not material to the financial statements. Subsequent to the acquisition of Vanguard by DMED (refer to Note 9), the entity will be subject to corporate federal and state income taxes.

Research and Development Costs

Research and development costs are expensed as incurred. The costs of materials and equipment that will be acquired or constructed for research and development activities, and have uses for future operations, both in research and development, marketing or sales, will be classified as property and equipment and depreciated over their estimated useful lives. To date research and development costs include costs necessary to determine the viability of biodiesel production.

Fair Value of Financial Instruments

The fair value of financial instruments approximated their carrying values at June 30, 2006 (unaudited) and December 31, 2005. The financial instruments consist of cash and cash equivalents, accounts receivable, certain current liabilities and notes payable to banks. Notes payable to related parties are not subject to estimation of fair value due to the nature of their relationship with Vanguard.

Risks and Uncertainties

Vanguard's operations are subject to new innovations in process design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new processes are important elements to achieve and maintain profitability in the industry segment.

Vanguard receives an alcohol and biodiesel excise tax credit of $1.00 per gallon sold for blended biodiesel fuel. The tax credit is scheduled to expire December 31, 2008. There are no assurances the tax credit will be extended beyond December 31, 2008. The loss of the tax credit will have a significant impact of Vanguard's operations.

Vanguard's results of operations will be significantly affected by the cost and supply of soybean oil and other alternative feedstocks used in the production of biodiesel fuel. The price of soy oil or other feedstocks is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions, the output and proximity of soybean crush facilities, and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of soy oil is difficult to predict. Any event that tends to negatively affect the supply of soy oil, such as adverse weather or crop disease, could increase soy oil prices and potentially harm Vanguard's business. In addition, Vanguard may also have difficulty, from time to time, in physically sourcing soy oil on economical terms due to supply shortages. Such a shortage could require Vanguard to suspend operations until soy oil is available at economical terms, which would have a material adverse effect on the results of operations and financial position.

Vanguard is subject to federal, state and local environmental laws and regulations. Vanguard does not anticipate expenditures to comply with such laws and regulations would have a material impact on Vanguard's financial position, results of operations, or liquidity. Vanguard believes that its operations comply, in all material respects, with applicable federal, state, and local environmental laws and regulations.

Concentrations of Credit Risk

Vanguard, at times, maintains cash balances at certain financial institutions in excess of amounts insured by Federal agencies.

Vanguard performs periodic credit evaluations of its customers and does not require collateral. Vanguard maintains reserves for potential credit losses based on the specific identification of accounts necessitating a reserve.

Significant Customer Concentration

During the six months ended June 30, 2006 (unaudited), four customers accounted for 11.0%, 11.1%, 11.7% and 51.2%, a total of 85.0%, of sales derived from primary operations, including excise tax credits. Management believes that the loss of one or more of the customers would have a material impact on Vanguard's financial position, results of operations and cash flow.

As of June 30, 2006 (unaudited), four customers comprised 94.4% of total accounts receivable.

NOTE 3—RESTRICTED SHORT-TERM INVESTMENTS

At June 30, 2006 (unaudited) and December 31, 2005, Vanguard's investments consisted of short-term zero coupon United States treasury bills. In accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”, Vanguard carries its investments at amortized cost. The maturity period of Vanguard's investments generally range from just over three (3) to six (6) months. At June 30, 2006 (unaudited), the investments mature at dates ranging from August 2006 to October 2006. At December 31, 2005, investments matured at dates ranging from January to May 2006. In addition, the investments at June 30, 2006 (unaudited) and December 31, 2005, have an average effective interest rate of 4.35% and 3.74%, respectively.

Vanguard can borrow up to 92% of the investments, which are used as collateral for the promissory note payable outstanding as of June 30, 2006 (unaudited) and December 31, 2005. Borrowings against this collateral are $917,891 and $500,000 as of June 30, 2006 (unaudited) and December 31, 2005, respectively, see Note 5. Subsequent to June 30, 2006, Vanguard used its restricted short term investments as repayment on its promissory note to this financial institution totaling $930,898.

NOTE 4—PROPERTY, PLANT AND EQUIPMENT

Vanguard acquired idle property, plant and equipment from an unrelated entity through the trustee of the U.S. Bankruptcy Court (see Note 1) on July 31, 2003 for $1,810,000, plus costs of $18,367. Immediately after the date of the acquisition, Vanguard obtained appraisals of the value of the assets acquired which amounted to $5,154,000. Since management believes that the assets were purchased at a significant discount, they used the relative fair-value method to allocate the purchase price to assets acquired.

The purchase price of the assets acquired on July 31, 2003, was allocated to property groups as follows:

Land	$146,318
Timber	123,801
Buildings	312,144
Machinery and equipment	1,246,104
$1,828,367

In April 2004, Vanguard sold timber rights for gross proceeds of $212,520 resulting in a gain on sale of assets of $123,705. Included in the costs were fees paid for the timber rights and appraisal costs.

On February 21, 2005, Vanguard sold a significant portion of the ammonia equipment, which could not be converted into the biodiesel facility, for $4,000,000. The sales price was paid to Vanguard as follows: $1,500,000 in cash at the date of sale, $750,000 on May 19 and July 27, 2005, and $1,000,000 on September 9, 2005. Vanguard recorded a total gain of $2,545,241 in connection with the sale during the year ended December 31, 2005. Pursuant to the terms of the agreement, the equipment was to be dismantled and removed by the buyer, at buyer's cost, no later than September 22, 2006. In April 2006, Vanguard approved an extension for removal of the equipment until March 22, 2007 for $100,000 in compensation.

Property, plant and equipment consist of the following:

	June 30, 2006	December 31, 2005
	(unaudited)
Land	$146,318	$146,318
Buildings	312,144	312,144
Machinery and equipment	2,720,961	853,405
Construction in progress	—	81,035
Less—accumulated depreciation	(142,872)	(52,647)
	$3,036,551	$1,340,255

Property, plant and equipment are depreciated over their estimated useful lives using the straight-line method as follows:

Buildings	20 years
Machinery and equipment	3 to 15 years

In December 2005, Vanguard commenced construction on the machinery and equipment related to primary biodiesel plant. The construction was funded with the $2.0 million line of credit and $1.5 million term loan, see Note 5. In May 2006, Vanguard completed the construction and placed the machinery and equipment into production. Total amounts capitalized related to the construction of the machinery and equipment were approximately $1,900,000, including capitalized interest of $41,788.

During the period from inception through December 31, 2005 and the years ended December 31, 2005 and 2004, depreciation expense totaled $52,647, $24,076 and $23,215, respectively. For the six months ended June 30, 2006 and 2005 (unaudited), depreciation expense totaled $90,225 and $12,000, respectively.

NOTE 5—LINE OF CREDIT AND NOTES PAYABLE TO BANKS

Long-term debt consists of the following at June 30, 2006 (unaudited) and December 31, 2005:

	June 30, 2006	December 31, 2005
	(unaudited)
Revolving line of credit with a bank for a borrowings of up to $2.0 million, interest payable monthly at the lender's referenced prime rate plus 1.25% (9.50% at June 30, 2006); principal due on demand. (See below for further discussion)	$1,254,083	$—
Term loan payable for $1.5 million with a bank, interest payable quarterly at the lender's reference prime rate plus 1.25% (9.50% per annum at June 30, 2006); principal payable in ten annual installments of $150,000 beginning January 1, 2007. (See below for further discussion)	1,500,000	—
Promissory note payable to a former bank, dated May 24, 2005, interest due monthly at 6.5% per annum, matured January 12, 2006	—	648,249
Promissory note payable to a financial institution; interest due monthly at a referenced rate (9.08% at June 30, 2006 and 8.11% at December 31, 2005), collateralized with cash and investments of $1,016,445 and $1,008,178, respectively, held by the bank, repaid in July 2006	917,891	500,000
	2,417,891	1,148,249
Less current portion	(2,417,891)	(1,148,249)
Long-term portion	$—	$—

In January 2006, Vanguard entered into a revolving line of credit agreement with a bank to provide for borrowings of up to $2,000,000. Vanguard can borrow up to 75% of receivables which decreases for time period invoices are outstanding and 70% to 80% of the cost of inventory based on the type, less any amounts outstanding for payables, overdrafts and demand notes/deposits. The line of credit is secured by the underlying assets. In addition, Vanguard can issue letters of credit against the line of credit. These letters of credit reduce the amount available under the agreement. At June 30, 2006, Vanguard has six letters of credit outstanding), totaling $919,500 which are secured by the line of credit. The letters of credit are issued to various vendors to secure the purchase of raw materials.

In January 2006, Vanguard entered into a $1.5 million term loan agreement with a bank. The term loan requires interest only payments from April 1, 2006 to January 1, 2007 at which time the loan is payable in ten (10) annual principal payments of $150,000 maturing on December 1, 2015, assuming the credit facility is extended beyond the expiration date of July 1, 2007. The term loan is secured by substantially all of Vanguard's assets. As of June 30, 2006 (unaudited), the term loan is classified as a current liability due to a borrowing base default as described in the next paragraph.

At June 30, 2006 (unaudited), the balance on the line of credit, including outstanding letters of credit, was in excess of borrowing base. Thus, the line of credit was in technical default. On August 21, 2006, Vanguard received a waiver of this provision until September 30, 2006. Since the borrowing base requirements were expressly waived by the bank only through September 30, 2006, and a contemplated amendment to the loan agreement amending such borrowing base requirements has not yet been fully-executed, the credit facility is classified as a current liability in the accompanying balance sheet.

NOTE 6—COMMITMENTS AND CONTINGENCIES

Litigation

In October 2005, Vanguard settled a lawsuit with a consulting company (the “Consultant”). The Consultant claimed Vanguard owed certain fees to the Consultant for the license of technology related to the sale of ammonia plant in February 2005. In connection with the settlement, Vanguard paid the former consultant $60,000. The payment was recorded as a reduction to the gain on the sale of the ammonia equipment during the year ended December 31, 2005.

Employment Contracts

Vanguard has employment contracts with five key employees expiring through November 2007. These contracts provide for annual compensation and bonuses, as defined. The employment contracts include standard severance packages in the event of termination. In 2003, two of these employment contracts required the issuance of member interest which was valued at $101,858. The member interests were valued based on a percentage stake in Vanguard as outline by the individual contracts. The value of the interests is included in general and administrative expenses in the accompanying statement of operations with the corresponding credit to members' equity during the year ended December 31, 2003. Upon closing of the transaction discussed in Note 9, two of these employees entered into new employment contracts.

Minimum future liabilities in connection with contracts of key employees are as follows:

For the years ending December 31,
2006	$597,280
2007	365,021
Total	$962,301

NOTE 7—MEMBERS' EQUITY (DEFICIT)

Member Interests Issued for Cash

For the period from Inception through December 31, 2003, Vanguard sold member interests for cash proceeds of $1,500,407. No significant direct costs were incurred in connection with the sale of these interests.

Member Interests Issued for Services

In 2003, Vanguard issued membership interests in exchange for legal services valued at $7,314 using the same ratio paid by original investors.

For discussion of additional interest issued in connection with employment contracts and to related parties, see Notes 6 and 8.

NOTE 8—RELATED PARTY TRANSACTIONS

Sale of Ammonia Equipment Bonuses

In connection the sale of the ammonia equipment, certain officers were paid bonuses aggregating $957,984 which were included in general and administrative expenses during the year ended December 31, 2005. In addition, Vanguard issued interests to officers as part of the sale of the ammonia equipment valued at $157,500.

Forgiveness of Employment Wages

After member interests were issued and bonuses were paid to certain officers in 2005 as a result of the sale of the ammonia equipment, the officers agreed to forgive six (6) months of compensation. During the year ended December 31, 2005, amounts forgiven totaled $196,163, which was recorded as compensation expense with a corresponding offset to members' capital, since services were performed.

Notes Payable to Related Parties

Since inception, Vanguard has borrowed monies from certain members totaling $759,990 and $509,990 as of June 30, 2006 (unaudited) and December 31, 2005, respectively. The members' loans were unsecured and were due on demand, and bear interest between 4% and 12% per annum. These amount were repaid on September 20, 2006 upon the close of the acquisition with proceeds received from DMED from its capital raise. Accordingly, these amounts have been classified as noncurrent liabilities in the accompanying balance sheet. Total amounts paid for interest for the period from inception through December 31, 2005, for the years ended December 31, 2005 and 2004, and for the six months ended June 30, 2006 and 2005 (unaudited) were $80,860, $46,232, $34,628, $29,999 and $46,232, respectively. As of June 30, 2006 (unaudited) and December 31, 2005, amounts accrued interest related to these loans was $17,018 and $29,999, respectively.

Sales to Related Parties

During the six months ended June 30, 2006 (unaudited), Vanguard sold biodiesel fuel to entities owned by three members totaling $21,744. The amount is shown in sales on the accompanying statement of operations. Amounts included in accounts receivable, due from one related entity at June 30, 2006 (unaudited) was $2,934.

Acquisition Bonuses

Bonuses to certain officers were paid as a result of the Vanguard acquisition (Note 9) in the amount of $714,976.

  NOTE 9—SUBSEQUENT EVENTS

Diametrics Medical, Inc. (OTC: DMMC.OB), a publicly-listed company trading on the OTC Bulletin Board (“DMED”), raised $28.5 million in preferred equity financing (the “Financing”) for the purpose of acquiring Vanguard on September 20, 2006, and for working capital and growth capital purposes. DMED previously had no operations and had limited assets, and was treated as a “shell company” by the Securities and Exchange Commission (as defined in regulations issued under the Securities and Exchange Act of 1934, as amended). DMED's acquisition of Vanguard was funded from the proceeds of the issuance of $28.5 million of DMED's Series J Convertible Preferred Stock (the “Series J Preferred Stock”). Of these proceeds, $17.7 million was used to purchase 80% of Vanguard's equity interests, and $760,000 was used to repay outstanding loans Vanguard owed to certain of its members. The remaining funds are expected to be used as follows: $2.1 million for incentive compensation for Vanguard's management ($1.4 million of which is subject to certain performance milestones), $4.0 million for working capital and general corporate purposes, $3.0 million for capacity expansion of Vanguard's production facility in Pollock, Louisiana (the “Pollock Facility”) from 12 million gallons to 20 million gallons annually, and $0.9 million for transaction expenses related to the sale of the Series J Convertible Preferred Stock and the acquisition. DMED also provided a guaranty for $3.5 million of Vanguard's debt outstanding. The remaining 20% of the existing Vanguard equity held by its two executives was exchanged for 15.9% of DMED's fully-diluted equity.

The purchase price of Vanguard amounted to approximately $23.2 million. 10% of the purchase consideration due to the Vanguard members for their equity interests (comprising $1.77 million in cash and 10% of the preferred stock issued by DMED in exchange for the two executives' equity) was placed into escrow for the benefit of DMED against any breaches of or inaccuracies in the members' representations and warranties, to be released 18 months from the close of the acquisition. After the close of the acquisition on September 20, 2006, the holders of DMED equity ownership immediately prior to the close of the acquisition, own approximately 62% of the equity of DMED (excluding stock options and warrants). DMED's pre-acquisition directors will continue to control the DMED board after the acquisition on September 20, 2006. The acquisition will be accounted for under SFAS 141 as a purchase. The assets and liabilities of Vanguard will be reported at fair value from the date of acquisition, with excess of the purchase price over the net assets allocated to goodwill. DMED will include the results of operations and cash flows of Vanguard from the date of acquisition.

DMED will be re-named and the combined company will continue to develop the existing biodiesel facility and potentially other facilities in locations throughout the United States or internationally. DMED may also pursue projects, investments, mergers, or acquisitions in the biodiesel industry. In the course of these activities, DMED may seek to raise additional debt or equity capital.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders, This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law, The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our Bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our Bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our Bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our Bylaws.

On August 4, 2006, we entered into indemnification agreements with agreements with Heng Chuk, Bruce Comer, Paul Galleberg and Jeff Lawton, who were our directors as of such date (each an “Indemnitee”). On March 20, 2007, we entered into indemnification agreements with Maili Bergman and Jason Huang, who are our employees as of such date. These indemnification agreements were ratified by our stockholders at a special meeting of shareholders on November 28, 2006. The indemnification agreements generally require us to indemnify and hold an Indemnitee harmless to the greatest extent permitted by law for liabilities arising out of the Indemnitee's service to us as an officer or director, except to the extent that such liabilities are attributable to dishonest or fraudulent conduct, to personal gains to which Indemnitee is not entitled, or for which payments by us are not permissible under applicable law. The indemnification agreements also provide for the advancement of defense expenses by us. The foregoing summary is qualified by reference to the terms and provisions of the indemnification agreements.

We also have directors' and officers' liability insurance.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$37,098
Printing and engraving expenses	$25,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Transfer agent and registrar's fees and expenses	$0
Miscellaneous expenses	$2,500
Total	$99,598

Item 26. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act. All recipients had adequate access, through their relationships with us, to information about us.

On January 16, 2004, we completed the sale in a private placement of 15,000 shares of Series F convertible preferred stock at a price of $100 per share, resulting in aggregate gross proceeds to us of $1.5 million. The preferred stock was issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On May 28, 2004, we completed a $1.5 million financing through the sale of 15,000 shares of Series G convertible preferred stock at $100 per share. The financing was completed in a private placement with M.A.G. Capital, LLC and its related funds and BCC Acquisition II, LLC. The preferred stock was issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

As part of the foregoing financing, on May 28, 2004, we issued three-year warrants (“Series G warrants”) to the purchasers of the Series G preferred stock. Those warrants entitled the holders to purchase an aggregate of 1,250,000 shares of the Company's common stock. We also issued three-year warrants to the Mercator Advisory Group and its related funds that invested in Series E and Series F preferred stock to purchase an aggregate of 12,241,608 shares of common stock at $0.05 per share. All of the above warrants were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On December 15, 2004, we issued convertible senior secured notes, resulting in the receipt of $1,800,000 in gross proceeds to us. The notes were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The holders of the notes also received warrants to purchase up to 45,000,000 shares of common stock at an exercise price of $0.025 per share with an original expiration date of December 15, 2009. The warrants were also issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On May 2, 2005, we issued convertible senior notes resulting in the receipt of $150,000 of gross proceeds. The notes were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. The holders of these notes also received warrants expiring on May 2, 2010 to purchase up to 3,750,000 shares of our common stock at an exercise price of $0.025 per share. The warrants were also issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On December 6, 2005, all outstanding principal and accrued interest under our $150,000 Convertible Senior Notes, our $1,800,000 Convertible Senior Secured Notes, our $7,300,000 Convertible Subordinated Notes, and all outstanding shares of Series F and Series G convertible preferred stock were retired and exchanged in consideration of the issuance to holders of such securities of 27,889 and 13,794 shares of Series H and Series I convertible preferred stock, respectively. The Series H and Series I convertible preferred stock were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On December 6, 2005, we entered into Convertible Promissory Notes to provide up to $750,000 in gross proceeds, of which $450,000 was advanced as of December 31, 2005. In January 2006, we received the balance of $300,000. The notes were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On August 11, 2006, we granted options to purchase 180,622 and 86,698 shares of common stock to Bruce Comer, our Chief Executive Officer, and Heng Chuk, our Chief Financial Officer, respectively, under the 2006 Incentive Compensation Plan. These stock options have an exercise price of $0.46 per share. On this date we also issued under the 2006 Plan options to purchase 36,124 shares of common stock to each of the two independent, non-executive members of our Board of Directors at an exercise price of $0.42 per share, and an option to purchase 21,675 shares of common stock to an advisor, at an exercise price of $0.42 per share. All options issued on this date expire on March 15, 2007, and were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On September 20, 2006, we issued an aggregate of (i) 2,850 shares of our Series J Convertible Preferred Stock to certain purchasers thereof and (ii) 4,300 shares of our Series K Convertible Preferred Stock to Darrell Dubroc and Tim Collins, who were executives as well as members of Vanguard Synfuels, LLC, a company we were acquiring (“Vanguard”). The Series J and Series K convertible preferred stock were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On September 20, 2006, in consideration for the assignment of certain rights to acquire Vanguard, we issued to M.A.G. Capital, LLC warrants (the “M.A.G. Warrants”) to purchase 6,500,000 shares of common stock. The M.A.G. Warrants were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On September 20, 2006, we issued five-year warrants to Ocean Park Advisors, LLC to purchase approximately 4.8 million shares of common stock at $0.76 per share, in consideration for OPA's agreement to convert its Series I Convertible Preferred Stock into common stock and to waive the anti-dilution rights associated such preferred stock. The warrants were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On September 20, 2006, we issued 815,675 shares of common stock to each of Asset Managers International Limited and Monarch Pointe Fund, Ltd. in consideration of the conversion of their Convertible Secured Promissory Notes dated December 6, 2005 in accordance with the terms of such promissory notes. The shares of common stock were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On September 20, 2006, we issued 80,733 shares of common stock to certain funds managed by M.A.G. Capital, LLC upon the cashless exercise of warrants to purchase 417,119 of our common shares held by such funds, based on the closing price of our common stock on September 19, 2006. The shares of common stock were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On September 20, 2006, in connection with a management services agreement, we granted five-year options to Ocean Park Advisors, LLC to purchase 2,069,109 shares of common stock at an exercise price of $0.76 per share. The stock options were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On September 20, 2006, we granted five-year options to purchase 348,480 shares of common stock to each of two non-executive members of our Board of Directors, pursuant to our 2006 Incentive Compensation Plan. The stock options have an exercise price of $0.76 per share. The stock options were issued in reliance on exemptions from registration, pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

Item 27. Exhibits and Financial Statement Schedules

Exhibits

Exhibit Number	Description

2.1	Contribution Agreement among Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. (1)

3.1	Certificate of Incorporation of the Company (2)

3.2	Bylaws of the Company (2)

4.1	Certificate of Designations of Series A Convertible Preferred Stock of the Company, dated, 2006 (2)

4.2	Certificate of Designations of Series B Convertible Preferred Stock of the Company, dated, 2006 (2)

4.3
Registration Rights Agreement for the Series J Convertible Preferred Stock, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Ocean Park Advisors, LLC and certain Accredited Investors (1)

4.4	Voting Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and certain of its stockholders (1)

5.1	Opinion of Zimmermann, Koomer, Connolly, Finkel & Gossel LLP ✓

10.1	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc (1) *

10.2	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc (1)

10.3	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins (1) *

10.4	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins (1)

10.5	Member Cross Receipt and Release, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. (1)

10.6	Services Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC (1) *

10.7
Series J Convertible Preferred Stock Subscription Agreement, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P. and certain Accredited Investors (1)

10.8	Form of Indemnification Agreement (3)

10.9	Diametrics Medical, Inc. 2006 Incentive Compensation Plan (3) *

10.10	First Amendment to the Diametrics Medical, Inc. 2006 Incentive Compensation Plan (1) *

10.11	Form of Stock Option Agreement under 2006 Incentive Compensation Plan (3) *

10.12	Escrow Agreement, dated September 20, 2006, by and among Diametrics Medical, Inc., the members of Vanguard Synfuels, L.L.C. and JPMorgan Chase Bank, N.A. (1)

10.13	Closing Statement, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. (1)

10.14	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Asset Managers International Limited (1)

10.15	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors (1)

10.16	Warrant 1 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.17	Warrant 2 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.18	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC (1) *

10.19	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Paul Galleberg (1) *

10.20	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Jeff Lawton (1) *

10.21	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Funds (1)

10.22	Subscription Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Capital, LLC, regarding warrants to purchase Series J Preferred Stock (1)

10.23	Warrant 1 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.24	Warrant 2 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.25	Letter Agreement, dated September 19, 2006, by and among Diametrics Medical, Inc., Vanguard Synfuels, L.L.C. and First South Farm Credit, ACA (1)

10.26	Agreement and Plan of Merger between Diametrics Medical, Inc. and Biodiesel Development Corporation (4)

10.27	Loan Agreement with First South Farm Credit ACA(5)

10.27.1	First Amendment to Loan Agreement with First South Farm Credit ACA (5)

10.27.1	Waiver of Non Compliance with Covenants (5)

10.27.2	Letter Agreement between First South Farm Credit ACA and Vanguard SynFuels, LLC and Allegro Biodiesel Corporation dated April 2, 2007 (5)

10.28	Services Agreement and dated as of February 5, 2007, between Allegro-Biodiesel Corporation and PV Asset Management LLC (6)

10.28.1	Letter Agreement with Paul Galleberg dated March 14, 2007 (6)

21.1	List of our subsidiaries (filed as an exhibit to the registration statement on Form SB-2 filed on December 13, 2006)

23.1	Consent of McKennon, Wilson & Morgan LLP for Allegro Biodiesel Corporation ✓

23.2	Consent of McKennon, Wilson & Morgan LLP for Vanguard Synfuels, LLC ✓

23.3	Consent of Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP is included in their opinion filed as Exhibit 5.1 ✓

24.1	Power of Attorney (incorporated by this reference to the registration statement on Form SB-2 filed on December 13, 2006)

✓	Filed herewith.

*	Management contract or executive compensation plan or arrangement.

(1)	Incorporated by reference to the Company's Form 8-K dated September 26, 2006.

(2)	Incorporated by reference to the Company's Form 8-K dated November 28, 2006.

(3)	Incorporated by reference to the Company's Quarterly Report on Form 10-QSB dated August 14, 2006.

(4)	Incorporated by reference to the Company's Form 8-K dated October 18, 2006.

(5)	Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

(6)	Incorporated by reference to the Company's Form 8-K dated March 14, 2007.

Financial Statement Schedules

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

(a) The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

(1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if. in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by on or behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e) Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) That, for purposes of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B:

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 4I5(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b)as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on the 1st day of June, 2007.

ALLEGRO BIODIESEL CORPORATION.

By:	/s/ BRUCE COMER
Bruce Comer
Chief Executive Officer (Principal Executive Officer)

By:	/s/ HENG CHUK
Heng Chuk
Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ BRUCE COMER Bruce Comer	Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2007

/S/ HENG CHUK Heng Chuk	Chief Financial Officer and Director (Principal Financing and Accounting Officer)	June 1, 2007

* DARRELL DUBROC Darrell Dubroc	Director	June 1, 2007

* TIM COLLINS Tim Collins	Director	June 1, 2007

* PAUL A. GALLEBERG Paul A. Galleberg	Director	June 1, 2007

* JEFFREY LAWTON Jeffrey Lawton	Director	June 1, 2007

*By: /s/ BRUCE COMER Bruce Comer (Attorney-in-fact)	Director	June 1, 2007

EXHIBIT INDEX
Exhibit
Number	Description

2.1	Contribution Agreement among Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. (1)

3.1	Certificate of Incorporation of the Company (2)

3.2	Bylaws of the Company (2)

4.1	Certificate of Designations of Series A Convertible Preferred Stock of the Company, dated, 2006 (2)

4.2	Certificate of Designations of Series B Convertible Preferred Stock of the Company, dated, 2006 (2)

4.3
Registration Rights Agreement for the Series J Convertible Preferred Stock, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Ocean Park Advisors, LLC and certain Accredited Investors (1)

4.4	Voting Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and certain of its stockholders (1)

5.1	Opinion of Zimmermann, Koomer, Connolly, Finkel, & Gosselin LLP ✓

10.1	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc (1) *

10.2	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc (1)

10.3	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins (1) *

10.4	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins (1)

10.5	Member Cross Receipt and Release, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. (1)

10.6	Services Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC (1) *

10.7
Series J Convertible Preferred Stock Subscription Agreement, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P. and certain Accredited Investors (1)

10.8	Form of Indemnification Agreement (3)

10.9	Diametrics Medical, Inc. 2006 Incentive Compensation Plan (3) *

10.10	First Amendment to the Diametrics Medical, Inc. 2006 Incentive Compensation Plan (1) *

10.11	Form of Stock Option Agreement under 2006 Incentive Compensation Plan (3) *

10.12	Escrow Agreement, dated September 20, 2006, by and among Diametrics Medical, Inc., the members of Vanguard Synfuels, L.L.C. and JPMorgan Chase Bank, N.A. (1)

10.13	Closing Statement, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. (1)

10.14	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Asset Managers International Limited (1)

10.15	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors (1)

10.16	Warrant 1 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.17	Warrant 2 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.18	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC (1) *

10.19	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Paul Galleberg (1) *

10.20	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Jeff Lawton (1) *

10.21	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Funds (1)

10.22	Subscription Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Capital, LLC, regarding warrants to purchase Series J Preferred Stock (1)

10.23	Warrant 1 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.24	Warrant 2 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 (1)

10.25	Letter Agreement, dated September 19, 2006, by and among Diametrics Medical, Inc., Vanguard Synfuels, L.L.C. and First South Farm Credit, ACA (1)

10.26	Agreement and Plan of Merger between Diametrics Medical, Inc. and Biodiesel Development Corporation (4)

10.27	Loan Agreement with First South Farm Credit ACA (5)

10.27.1	First Amendment to Loan Agreement with First South Farm Credit ACA (5)

10.27.1	Waiver of Non Compliance with Covenants (5)

10.27.2	Letter Agreement between First South Farm Credit ACA and Vanguard SynFuels, LLC and Allegro Biodiesel Corporation dated April 2, 2007 (5)

10.28	Services Agreement and dated as of February 5, 2007, between Allegro-Biodiesel Corporation and PV Asset Management LLC (6)

10.28.1	Letter Agreement with Paul Galleberg dated March 14, 2007 (6)

21.1	List of our subsidiaries (filed as an exhibit to the registration statement on Form SB-2 filed on December 13, 2006)

23.1	Consent of McKennon, Wilson & Morgan LLP for Allegro Biodiesel Corporation ✓

23.2	Consent of McKennon, Wilson & Morgan LLP for Vanguard Synfuels, LLC ✓

23.3	Consent of Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP is included in their opinion filed as Exhibit 5.1 ✓

24.1	Power of Attorney (incorporated by this reference to the registration statement on Form SB-2 filed on December 13, 2006)

✓	Filed herewith.

*	Management contract or executive compensation plan or arrangement.

(1)	Incorporated by reference to the Company's Form 8-K dated September 26, 2006.

(2)	Incorporated by reference to the Company's Form 8-K dated November 28, 2006.

(3)	Incorporated by reference to the Company's Quarterly Report on Form 10-QSB dated August 14, 2006.

(4)	Incorporated by reference to the Company's Form 8-K dated October 18, 2006.

(5)	Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

(6)	Incorporated by reference to the Company's Form 8-K dated March 14, 2007.